  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1996
                                                     REGISTRATION NO. 333-03739
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                             OMNIPOINT CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       2000 NORTH 14TH STREET, SUITE 550
                              ARLINGTON, VA 22201
                                (703) 522-7778
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

        DELAWARE                     4812                   04-2969720
    (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
    JURISDICTION OF       CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    INCORPORATION OR
     ORGANIZATION)

                                ---------------
                               DOUGLAS G. SMITH
                             OMNIPOINT CORPORATION
                       2000 NORTH 14TH STREET, SUITE 550
                              ARLINGTON, VA 22201
                                (703) 522-7778
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                ---------------
                                  COPIES TO:
   EDWIN M. MARTIN, JR., ESQUIRE            SEAN P. GRIFFITHS, ESQUIRE
       PIPER & MARBURY L.L.P.               GIBSON, DUNN & CRUTCHER LLP
       1200 19TH STREET N.W.                      200 PARK AVENUE
        WASHINGTON, DC 20036                    NEW YORK, NY 10166
           (202) 861-3900                         (212) 351-4000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                           PROPOSED        PROPOSED
 TITLE OF EACH CLASS OF                    MAXIMUM          MAXIMUM
    SECURITIES TO BE      AMOUNT TO BE  OFFERING PRICE     AGGREGATE        AMOUNT OF
       REGISTERED        REGISTERED(1)   PER SHARE(2)  OFFERING PRICE(2) REGISTRATION FEE
- -----------------------------------------------------------------------------------------
Shares of Common Stock,    8,050,000
 par value $.01........      shares         $27.25       $219,362,500         $0(3)

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes 1,050,000 shares which the Underwriters have the options to purchase to cover over-allotments, if any.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act.
(3) A registration fee of $75,642 was previously paid in connection with the initial filing of the Registration Statement.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE
REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             OMNIPOINT CORPORATION

                             CROSS-REFERENCE SHEET

      ITEM NUMBER IN FORM S-1                    LOCATION IN PROSPECTUS
      -----------------------                    ----------------------
 1.Forepart of Registration
    Statement and Outside Front
    Cover Page of Prospectus........  Forepart of Registration Statement and
                                       Outside Front Cover Page of Prospectus
 2.Inside Front and Outside Back
    Cover Pages of Prospectus.......  Inside Front and Outside Back Cover Pages
                                       of Prospectus
 3.Summary Information, Risk Factors
    and Ratio of Earnings to Fixed
    Charges.........................  Prospectus Summary; Risk Factors

 4.Use of Proceeds..................  Prospectus Summary; Use of Proceeds

 5.Determination of Offering Price..  Underwriting

 6.Dilution.........................  Dilution

 7.Selling Stockholders.............  Principal and Selling Stockholders

 8.Plan of Distribution.............  Outside Front Cover Page of Prospectus;
                                      Prospectus Summary; Underwriting

 9.Description of Securities to be
    Registered......................  Outside Front Cover Page of Prospectus;
                                       Price Range of Common Stock and Dividend
                                       Policy; Capitalization; Description of
                                       Capital Stock
10.Interests of Named Experts and
    Counsel.........................  Not Applicable
11.Information with respect to the
    Registrant
 (a)Description of the Business.....  Prospectus Summary; Business; Management's
                                       Discussion and Analysis of Financial
                                       Condition and Results of Operations

 (b)Description of the Property.....  Business

 (c)Legal Proceedings...............  Business

 (d)Market Price of and Dividends on
     the Registrant's Common Equity
     and Related Stockholder
     Matters........................  Price Range of Common Stock and Dividend
                                       Policy; Description of Capital Stock;
                                       Management; Principal and Selling
                                       Stockholders; Shares Eligible for Future
                                       Sale

 (e)Financial Statements............  Financial Statements

 (f)Selected Financial Data.........  Prospectus Summary; Selected Consolidated
                                       Financial Data
 (g)Supplementary Financial
     Information....................  Not Applicable

 (h)Management's Discussion and
     Analysis of Financial Condition
     and Results of Operations......  Management's Discussion and Analysis of
                                       Financial Condition and Results of
                                       Operations
 (i)Changes in and Disagreements
     with Accountants on Accounting
     and Financial Disclosure.......  Not Applicable


           ITEM NUMBER IN FORM S-1                        LOCATION IN PROSPECTUS
           -----------------------                        ----------------------
 (j)Directors and Executive Officers.........  Management

 (k)Executive Compensation...................  Management; Certain Transactions

 (l)Security Ownership of Certain Beneficial
     Owners and Management...................  Management; Principal and Selling
                                                Stockholders
 (m)Certain Relationships and Related
     Transactions............................  Management; Certain Transactions

12.Disclosure of Commission Prohibition on
    Indemnification for Securities Act
    Liabilities..............................  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 21, 1996

PROSPECTUS
      , 1996

                                7,000,000 SHARES

                 [LOGO OF OMNIPOINT CORPORATION APPEARS HERE]
                                  COMMON STOCK

  Of the 7,000,000 shares of Common Stock, par value $.01 (the "Common Stock"), offered hereby (the "Shares"), 5,000,000 shares are being sold by the Company and 2,000,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any part of the proceeds from the sale of shares by the Selling Stockholders.

  The Common Stock is traded on the Nasdaq National Market under the symbol "OMPT." On June 19, 1996, the last reported sale price of the Common Stock was $30 1/2 per share.

  SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                              PRICE      UNDERWRITING    PROCEEDS   PROCEEDS TO
                              TO THE    DISCOUNTS AND     TO THE    THE SELLING
                              PUBLIC    COMMISSIONS(1)  COMPANY(2)  STOCKHOLDERS
- --------------------------------------------------------------------------------
Per Share.................   $             $             $            $
Total(3).................. $             $             $            $
- --------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the Underwriters.
(2) Before deducting expenses estimated at $700,000, which will be paid by the Company.
(3) Certain Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 1,050,000 additional shares at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the Company
    and Proceeds to the Selling Stockholders will be $        , $       ,
    $          and $        , respectively. See "Principal and Selling
    Stockholders" and "Underwriting."

  The Shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share certificates will be made in New York, New
York, on or about       , 1996.

DONALDSON, LUFKIN & JENRETTE
     SECURITIES CORPORATION
              ALLEN & COMPANY
               INCORPORATED
                       GOLDMAN, SACHS & CO.
                             MONTGOMERY SECURITIES
                                                            SALOMON BROTHERS INC

      [A map of the territory covered by the New York MTA License and the Entrepreneurs' Band BTA licenses for which the Company bid successfully appears here.]



  IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  OMNIPOINT is a registered trademark of the Company.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. As used herein, the terms "Company" and "Omnipoint," unless otherwise indicated, refer to Omnipoint Corporation and its subsidiaries, and the term population equivalents ("POPs") means the Paul Kagan Associates 1995 PCS Atlas & Databook estimate of the 1995 population of a particular Major Trading Area ("MTA") or Basic Trading Area ("BTA") or the total U.S. Certain other terms used in this Prospectus are defined in the Glossary of Terms. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' option to purchase up to 1,050,000 additional shares of Common Stock from certain Selling Stockholders to cover over-allotments, if any. See "Underwriting."

                                  THE COMPANY

  Omnipoint is a leader in commercializing personal communications services ("PCS"). Omnipoint intends to provide wireless communications services in areas covering approximately 40.3 million POPs, of which 97.1% are located in a continguous area in the northeast region of the U.S. Omnipoint will be the fifth largest PCS licensee in the U.S., based on POPs. The Company holds a license for the New York MTA, the largest MTA in the U.S., with approximately
27.0 million POPs, and bid successfully in the recently completed Entrepreneurs' Band auction for additional PCS licenses for 18 BTAs with approximately 13.4 million POPs, including the Philadelphia, Atlantic City, Buffalo and Rochester BTAs. The Company will pay an average of $21.24 per POP over a period of five to 10 years for its 40.3 million POPs. In addition, the Company develops technology and equipment for PCS. The Company's proprietary technology is suitable for a variety of digital wireless applications including mobile network systems and wireless local loop ("WLL"). Omnipoint's technology will be integrated with wireless Global System for Mobile Communications ("GSM") networks and local telephone switching platforms.

  Omnipoint has spent several years developing and refining its core technology based on spread spectrum since the Company's incorporation in 1987. From inception to 1992, the Company developed several working prototypes for various wireless voice, data and digitized compressed video transmission projects. The Company's success in developing its technology for the first digital PCS system at 1.9 GHz during 1991 and 1992 was instrumental in the Federal Communications Commission ("FCC") awarding the Company one of three Pioneer's Preferences in 1993. As a result of the Pioneer's Preference, the FCC issued to the Company in December 1994 a 30 MHz license to provide PCS services for the New York MTA (the "New York MTA License"). See "Business--Regulatory Environment--Pioneer's Preference Program."

  Omnipoint's strategy for its service business is to become a leading provider of wireless services in its markets. The Company believes that it will be the first to offer commercial PCS service in the New York City area beginning in the fourth quarter of 1996. The Company will continue to build out the New York MTA network and plans to build and operate PCS networks in the areas covered by its BTA licenses, focusing initially on the most densely populated portions of these areas and on major commuting corridors. The Company believes that existing cellular systems in the most densely populated areas, particularly within the New York City metropolitan area, provide inadequate capacity and that service during peak hours for current cellular users and the anticipated growth in wireless demand will add to this problem. The Company intends to use a combination of Omnipoint's proprietary technology system (the "Omnipoint System") and GSM to provide superior wireless services to its customers. The Company plans to offer a variety of services to its customers, including voice and data transmission, call forwarding, call waiting and paging capability. See "Business--Service Business--Marketing Strategy."

  The Company will pay $347.5 million for the New York MTA License. The Company is required to pay only interest on the total amount due until March 8, 1998, and to pay the principal balance and remaining interest during the period March 1998 to March 2001. In the recently completed auction by the FCC of the C Block PCS licenses for BTAs, consisting of 30 MHz of spectrum (the "Entrepreneurs' Band"), the Company bid successfully for licenses for 18 BTAs with approximately 13.4 million POPs. The Company has made an initial payment of approximately $25.5 million or 5% of the $509.1 million in net bids for these licenses, will pay approximately $25.5 million upon the issuance of the licenses, will pay interest only until 2003 and will pay the principal balance of approximately $458.2 million and remaining interest in the period 2003 to 2006. The Company anticipates that these licenses will be issued by the end of August 1996, unless delayed by FCC proceedings or litigation. The Company may also participate in the auctions of D, E and F Block PCS licenses, each consisting of 10 MHz of spectrum. See "Business--Regulatory Environment."

  Omnipoint's strategy for its technology development and equipment business is to establish the Omnipoint System as a leading PCS standard. The Joint Technical Committee on Wireless Access has designated the Omnipoint System as IS-661. The Omnipoint System is one of four competing common air interface ("CAI") standards that have been selected by PCS license holders in the U.S. to serve the mobile PCS market. The Omnipoint System is designed to provide enhanced voice quality, higher speed data transmission rates and increased capacity and service reliability relative to analog systems and other digital wireless systems. Additionally, the Omnipoint System is designed to have lower infrastructure costs than traditional cellular and other PCS systems. See "Business--Technology Business--Omnipoint System Advantages."

  The Omnipoint System is also particularly well suited for fixed WLL applications. Initially, the Company plans to focus its domestic WLL activities on providing wireless competitive access provider ("CAP") services in the New York MTA and other targeted cities to businesses in small- and medium-sized locations, whose capacity requirements do not justify the expense of alternative bypass technologies, such as leased line, fiber or microwave technologies. In addition, the Company intends to access international markets through sales of equipment (i) to service providers for WLL applications as an alternative to expanding fixed wireline services in countries where telephone services have not been well developed, and (ii) as an upgrade to GSM networks in the 98 countries where GSM has been deployed or selected for deployment.

  The Company has established strategic relationships with Northern Telecom Inc. ("Northern Telecom"), Ericsson, Inc. ("Ericsson") and Hansol Paper Co., Ltd. and its telecom affiliates ("Hansol"). A substantial portion of Omnipoint's equipment purchases for the buildout of the New York MTA network is being financed by Northern Telecom under a $382.5 million vendor financing facility. Northern Telecom and Omnipoint are integrating the Omnipoint System with Northern Telecom's GSM digital switch, with the first integrated system to be deployed in the New York MTA. The Company and Ericsson have agreements involving (i) the purchase and sale of Ericsson-manufactured infrastructure equipment and handsets for the Company's PCS networks, subject to completion of vendor financing agreements for which the parties have entered into a non-binding commitment letter regarding purchases of equipment for the New York MTA network, and (ii) a licensing and acquisition arrangement relating to the Omnipoint System. The Company and Orbitel Mobile Communications Limited ("Orbitel"), a wholly-owned subsidiary of Ericsson, have entered into a non-binding memorandum of understanding involving Orbitel's development and manufacture of single mode IS-661 and dual mode IS-661/PCS 1900 handsets. The Company has entered into a strategic alliance with Hansol under which it licensed Hansol to manufacture handsets. The two companies also agreed to cooperate on promoting the Omnipoint System in the Republic of Korea and other parts of Asia. In addition, each of Pacific Bell Mobile Services, Inc. ("PacBell"), BellSouth Personal Communications, Inc. ("BellSouth"), Western Wireless Corporation ("Western Wireless"), InterCel, Inc. ("InterCel"), American Personal Communications, Inc. ("APC") and American Portable Telecom, Inc. ("APT") has signed a separate non-binding memorandum of understanding with the Company to provide subscribers with roaming capabilities and to trial Omnipoint's equipment in the areas where each has PCS licenses. These arrangements will together cover approximately 150 million POPs, or 57% of the U.S. population. The Company expects that roaming will be expanded to areas covering approximately 200 million POPs, or approximately 76% of the U.S. population, based on the results of the Entrepreneurs' Band auction and the announced intentions of the successful bidders therein. The Company is in discussions with other equipment vendors and service providers regarding additional strategic relationships.

                                  THE OFFERING

 Common Stock Offered
    By the Company.................................  5,000,000 shares
    By the Selling Stockholders....................  2,000,000 shares
        Total......................................  7,000,000 shares
 Common Stock to be outstanding after the offering. 50,769,718 shares(1)
 Use of proceeds................................... The net proceeds to the
                                                    Company from the offering
                                                    are estimated to be
                                                    approximately $144.2
                                                    million. The net proceeds
                                                    are expected to be used
                                                    principally for the second
                                                    required principal payment
                                                    and subsequent interest
                                                    payments for the
                                                    Entrepreneurs' Band
                                                    licenses, for working
                                                    capital and capital
                                                    expenditures related to the
                                                    Entrepreneurs' Band
                                                    networks and for the New
                                                    York MTA operations. The
                                                    balance of the net
                                                    proceeds, together with the
                                                    Company's existing funds,
                                                    will be used for payments
                                                    for the New York MTA
                                                    License and for PCS
                                                    licenses, if any, purchased
                                                    by the Company in other FCC
                                                    auctions or from third
                                                    parties and for working
                                                    capital for the Omnipoint
                                                    technology and equipment
                                                    division and general
                                                    corporate purposes.
 Nasdaq National Market symbol..................... OMPT

- --------

(1) Excludes 4,178,845 shares of Common Stock issuable upon exercise of stock options and 2,831,667 shares of Common Stock issuable upon exercise of warrants which were outstanding on June 15, 1996.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                               THREE MONTHS
                                                                   ENDED
                                  YEARS ENDED DECEMBER 31,       MARCH 31,
                                  --------------------------  ----------------
                                   1993      1994     1995     1995     1996
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
 Revenues........................ $ 1,618  $  3,000  $    --  $    --  $    --
 Operating expenses:
  Research and development.......   4,593     7,018   14,345    2,317    4,759
  Sales, general and
   administrative................   2,974     6,290   12,619    1,785    5,172
  Depreciation and amortization..     246     1,125   11,038    2,690    3,501
                                  -------  --------  -------  -------  -------
   Total operating expenses......   7,813    14,433   38,002    6,792   13,432
                                  -------  --------  -------  -------  -------
 Loss from operations............  (6,195)  (11,433) (38,002)  (6,792) (13,432)
 Net loss........................  (6,227)   (9,330) (37,770) (14,724) (15,903)
 Pro forma net loss per common
  share(1).......................                    $ (0.96)
 Pro forma weighted average
  number of common shares
  outstanding(1).................                     39,529
 Net loss per common share.......                             $ (0.47) $ (0.39)
 Weighted average common shares
  outstanding....................                              31,345   40,469

                                        AS OF        AS OF MARCH 31, 1996
                                                    -----------------------
                                  DECEMBER 31, 1995  ACTUAL  AS ADJUSTED(2)
                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital.................     $ 27,190      $149,605    $293,780
 New York MTA License............      338,402       336,230     336,230
 Total assets....................      474,990       543,905     688,080
 New York MTA License obligation.      347,518       347,518     347,518
 Other long-term debt............       36,070        39,133      39,133
 Total stockholders' equity
 (deficit) ......................      (30,548)      132,726     276,901

- --------
(1) Gives effect to the conversion of all outstanding shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and accrued dividends thereon into 10,605,591 shares of Common Stock and conversion of the convertible subordinated notes in the aggregate principal amount of $25.0 million (the "Convertible Subordinated Notes") into 1,562,500 shares of Common Stock at the closing of the Company's initial public offering on January 31, 1996 (the "IPO").

(2) Gives effect to the sale of 5,000,000 shares of Common Stock to be sold by the Company in the offering (at an assumed public offering price of $30 1/2 per share). See "Capitalization."

  In addition to the historical information contained herein, this Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from those discussed herein. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as those discussed elsewhere in this Prospectus.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Shares.

LIMITED OPERATING HISTORY; PAST AND CURRENT LOSSES; UNCERTAINTY OF FUTURE OPERATING RESULTS

  The Company was founded in 1987 and has incurred cumulative net losses from inception through March 31, 1996 of approximately $75.4 million and expects such losses to continue for several years. The continuation of losses will depend in part on the timing and amount of revenues generated from the operation of the Company's networks and sales of Omnipoint System equipment, as well as other factors. These losses resulted primarily from expenditures associated with research and development of the Company's products and equipment and from expenditures associated with the Company's pursuit of the Pioneer's Preference from the FCC. See "Business--Regulatory Environment-- Pioneer's Preference Program." The Company continues to develop its products and equipment while focusing on marketing activities and the buildout of the networks in its markets. To date, the Company has sold PCS equipment only for trials, and the Company does not expect to have significant PCS equipment revenue before 1998.

  The Company believes that its future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside the control of the Company. These factors include the cost of buildout of the networks (including any unanticipated costs associated therewith), fluctuating market demand for the Company's equipment and services, establishment of a market for PCS, pricing, competitive services, the timing of significant orders for its equipment, delays in the introduction of the Company's equipment, competitive equipment introductions, changes in the regulatory environment, the cost and availability of equipment components and general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EMERGING MARKET FOR PCS SERVICE

  The Company's success in the implementation and operation of its networks is subject to certain factors beyond the Company's control. These factors include, without limitation, changes in the general and local economic conditions, availability of equipment, changes in communications service rates charged by others, changes in the supply and demand for PCS and the commercial viability of PCS systems as a result of competition from wireline and wireless operators in the same geographic region, changes in the federal and state regulatory schemes affecting the operation of PCS systems (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations) and changes in technology that have the potential of rendering obsolete the Omnipoint/GSM system planned for deployment. In addition, the extent of the potential demand for PCS in the Company's markets cannot be estimated with any degree of certainty. There can be no assurance that one or more of these factors will not have an adverse effect on the Company's financial condition and results of operations.

BUILDOUT OF THE NEW YORK MTA NETWORK

  The Company is currently in the acquisition and buildout phases of the New York MTA network. The Company anticipates that it will take several years to substantially complete the Company's targeted buildout over the geographic area of the New York MTA. The New York MTA License is subject to a requirement that the Company construct network facilities that offer coverage to at least one-third of the population in the New York MTA within five years of the grant of the New York MTA License, by December 1999 (the "Five-Year Buildout Requirement"), and to at least two-thirds of the population within 10 years, by December 2004 (the "10-Year Buildout Requirement"). Should the Company fail to meet these coverage requirements, the New York MTA License may be subject to forfeiture. See "Business--Regulatory Environment--Conditions on License." The buildout of the network is subject to successful completion of network design, site and facility acquisitions, purchase and installation of network equipment, network testing and satisfactory accommodation of microwave users currently using the Company's spectrum. Delays in any of these areas might have a material and adverse effect on the Company's ability to complete the buildout in a timely manner.

  The successful implementation of the New York MTA network will depend to a significant degree upon the Company's ability to lease or acquire sites for the location of its base station equipment. Although the Company has begun the selection of sites and has acquired the rights to use sites in the New York MTA, there can be no assurance that the Company will be able to deploy its equipment in a sufficient number of sites to implement the initial commercial service. The site selection process will require the continued successful negotiation of use agreements for or acquisitions of numerous additional sites, and may require the Company to obtain zoning variances or other governmental or local regulatory approvals, which are beyond the Company's control. Delays in the site selection process, including delays in negotiations with property owners, as well as construction delays and other factors, could adversely affect the timing of the commencement of commercial service over the New York MTA's network currently anticipated to begin in late 1996. See "Business--Service Business--Overview."

  As the New York MTA network is currently in the acquisition and buildout phases, the capital cost of completing the project could vary materially from the Company's current estimates. If adequate funds are not available from its existing capital resources, including the financing provided by Northern Telecom and Ericsson, the Company may be required to curtail its service operations or to obtain additional funds on terms less favorable than those contained in the Company's current arrangements.

  In addition, the implementation of the New York MTA buildout plan is subject to the availability from suppliers of the infrastructure equipment and subscriber equipment the Company plans to use. Only two networks meeting the requirements and standards and spectrum specifications for PCS are currently providing commercial service in the U.S., although similar systems have been deployed in Europe and Asia. Accordingly, there are risks associated with the completion of development, timely manufacture and successful implementation of newly developed complex telecommunications equipment in the buildout of the network. The Company has entered into agreements with Northern Telecom and Ericsson for infrastructure equipment and with Ericsson for subscriber equipment. While the Company has signed a non-binding memorandum of understanding with Ericsson to develop dual mode phones that allow users to access both GSM networks and Omnipoint System networks, there can be no assurance that such phones will be successfully developed and manufactured or that the Company will obtain such phones at competitive prices. The Company plans to enter into additional agreements for the supply of subscriber equipment. To the extent the Company does not enter into agreements with others it will be dependent on these suppliers for its equipment needs. See "Business--Service Business" and "--Strategic Relationships."

  To secure a sufficient amount of unencumbered spectrum to operate its PCS system efficiently, the Company is negotiating with incumbent microwave operators to relocate their operations. There can be no assurance that the Company will be successful in reaching timely agreements with the existing microwave licensees or that such agreements will be on terms favorable to the Company. Delay in the relocation of such licensees may adversely affect the Company's ability to commence timely commercial operations in the New York MTA. See "Business--Regulatory Environment--PCS Licensing."

BUILDOUT OF THE ENTREPRENEURS' BAND BTA NETWORKS

  The Entrepreneurs' Band BTA licenses are subject to buildout requirements substantially equivalent to the Five-Year Buildout Requirement and 10-Year Buildout Requirement. The buildout of each of the Entrepreneurs' Band BTA networks involves risks of delay and unanticipated costs similar to those described above for the New York MTA. The Company expects to commence the engineering and design phases and the selection and acquisition of sites for these networks by the time the licenses are issued. The Company's agreements with Ericsson regarding the supply of infrastructure equipment and subscriber equipment for the New York MTA network contemplate parallel agreements for these BTA networks. The Company has received non-binding commitment letters from both Northern Telecom and Ericsson regarding the provision of vendor financing for equipment purchases for these networks. However, there can be no assurance that such agreements for the supply of infrastructure and subscriber equipment or the financing thereof will be consummated.

MARKET ACCEPTANCE OF THE OMNIPOINT SYSTEM

  When the FCC first licensed cellular systems in the U.S., it mandated all technical aspects of system operation and protocol to ensure nationwide compatibility between all cellular carriers. In sharp contrast, the FCC has avoided mandating the technology protocols for PCS operations, leaving each licensee free to select among competing technologies that have sufficient technological differences to preclude their interoperability without dual mode operation. The Company has chosen its own technology in conjunction with GSM for deployment in its PCS markets in a manner which will allow roaming with other GSM-based networks. However, there are technological and market risks associated with the deployment of this integrated Omnipoint/GSM system, including lack of previous commercial scale operation, the selection by the PCS industry of a universal competing and incompatible technology and the ability of the Company to offer roaming service.

 Commercial Operations

  A risk associated with the deployment of the integrated system is that the Company's IS-661 technology has not been implemented on a commercial scale in an operational PCS system. The successful implementation and operation of such a system will be a complex process requiring coordination of a number of factors, including the successful interface between infrastructure and subscriber equipment and the public wireline network. There can be no assurance that unforeseen complications will not arise in the scale-up and operation of commercial IS-661-based PCS systems and subscriber equipment that could materially delay or limit the commercial use of the IS-661 technology or render it unable to perform at the quality, capacity and cost levels required for success.

  To the extent that the rest of the PCS industry agrees in the future upon a universal competing technology that is not compatible with the Omnipoint/GSM system, the Company's financial condition and results of operations would be adversely affected and the Omnipoint System would only be useful for fixed wireless local loop applications or in markets deploying compatible technologies. In addition, the Company's ability to market the Omnipoint System as an augmentation to GSM systems outside the U.S. may require the approval of various GSM standards bodies and such approval may not be available on a timely basis.

 Limited Roaming

  A further risk associated with the Company's selection of the integrated Omnipoint/GSM system is the ability of the Company to offer PCS roaming service to its customers and obtain PCS roaming service from other markets. In order for the Company's subscribers to roam in other wireless markets (and vice-versa), at least one PCS licensee in the other market must utilize either an Omnipoint or GSM protocol, or the subscribers must use a dual frequency phone that would permit the subscriber to use the cellular system existing in the other market. The Company has been advised that such dual frequency phones are not expected to be available until late 1997 at the earliest, and then only in limited quantities. The fact that the Company's early PCS subscribers will not be able to roam into regions not served by either Omnipoint or GSM systems, unless the subscribers use dual frequency phones that would permit them to use the existing cellular wireless system, may adversely affect the Company's ability to establish a PCS customer base and to successfully compete in the PCS business with those PCS operators offering greater roaming capabilities. Based on the technology preferences indicated by the A and B Block license holders and the successful bidders in the Entrepreneurs' Band auction, GSM will be deployed by license holders with licences covering approximately 76% of the total population of the U.S. Although there can be no assurance, this percentage could increase when additional successful bidders in the Entrepreneurs' Band auction and the D, E and F Block auctions have selected their technology. The Company and certain other PCS license holders are currently exploring alternatives to ensure that the GSM protocol will be available in all markets. There can be no assurance that the Company or others will be successful in this endeavor. The Company's reduced ability to compete for PCS customers may have a material adverse effect on its financial condition and results of operations. See "Business--Service Business" and "-- Strategic Relationships."

COMPETITION

 Service Business

  PCS is a new technology and service and, as a result, the level and timing of development of a customer base for PCS applications, on which the Company's future revenues depend significantly, is uncertain. In development of the PCS market, the Company and other PCS licensees will be competing with the more established cellular industry, as well as other wireless communications technologies, existing and future, with similar applications. Many of the Company's PCS and cellular telephone competitors, including joint ventures involving some of the nation's largest regional and long distance telephone carriers, have substantially greater access to capital than the Company, substantially greater technical, marketing, sales and distribution resources than those of the Company and significantly greater experience than the Company in providing wireless services.

  The success of the Company's PCS service business will depend upon its ability to compete, especially with respect to features, such as data and voice transmission, call waiting, call forwarding and paging capability, pricing, availability and reliability of its service, with two cellular operators, two other existing PCS licensees and one or more winners of future PCS spectrum auctions and potential future wireless communications providers. The Bell Atlantic Corporation ("Bell Atlantic")/NYNEX Corporation ("NYNEX") consortium and AT&T Corp.'s wireless services operations, including McCaw Cellular Communications, Inc. ("AT&T Wireless"), currently provide cellular services in the New York MSA and surrounding areas. Sprint Telecommunications Venture, operating as Sprint Spectrum ("Sprint Spectrum"), holds the B Block New York MTA license, and NextWave Telecom, Inc. ("NextWave") is the successful bidder in the C Block auction for the New York BTA PCS license. A variety of companies, including AT&T Wireless and Sprint Spectrum, provide cellular service or have PCS licenses in the various Entrepreneurs' Band BTAs.

  The Company also faces competition from other communications technologies such as SMR, ESMR and paging services. ESMR is a "cellular-like" communications service supplied by converting analog SMR services into an integrated, digital transmission system providing for call hand-off, frequency reuse and wide call delivery networks. The FCC has licensed current SMR operators to construct ESMR systems on existing SMR frequencies in many major metropolitan areas in the U.S. See "Business--Service Business--Competition." In the future, PCS will also compete more directly with traditional landline telephone service providers and with cable operators who expand into the offering of traditional communications services over their cable systems and may face competition from other technologies including mobile satellite systems.

 Technology Business

  Competition in the communications equipment industry is intense. The industry consists primarily of major domestic and international companies which have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than those of the Company.

  In the cellular, PCS and WLL markets, the Company competes against analog and various digital technologies, the most prominent of which are either TDMA-based or CDMA-based systems. In addition, a number of private and publicly held telecommunications companies, including Northern Telecom and Ericsson, are developing digital telecommunications systems and products implementing competing digital wireless technologies. There can be no assurance that the Company's competitors will not devote significantly greater financial, technical, marketing and other resources to aggressively market competitive communications systems or develop and adopt competitive digital cellular technologies, and that such efforts will not materially adversely affect the Company's financial condition and results of operations in the future. See "Business--Technology Business--Competition."

RELIANCE ON NORTHERN TELECOM AND ERICSSON RELATIONSHIPS

  The Company substantially relies upon its relationship with Northern Telecom. The Company has entered into a series of OEM and equipment supply agreements, a collaborative development agreement and a vendor financing agreement with Northern Telecom. The Company has agreed to purchase from Northern Telecom $250.0 million of equipment and services over the next five years. The Company relies substantially on the vendor financing arrangement through which Northern Telecom provides a $382.5 million credit facility (the "NT Credit Facility") for the buildout of the New York MTA network, including for the purchase of equipment. The NT Credit Facility is secured by a pledge of the Company's stock in Omnipoint Communications, Inc. ("OCI"), which is a 95.58% owned subsidiary of the Company, and substantially all of OCI's assets. Under the terms of the NT Credit Facility, OCI is subject to certain financial and operational covenants including restrictions on the payment of dividends, restrictions on additional indebtedness and financial maintenance obligations. Although the Company is currently in compliance with such covenants, there can be no assurance that the Company will be able to continue to comply with such covenants in the future. A portion of the outstanding balance of the NT Credit Facility is due June 30, 1997, with the remaining principal balance under the facility due in installments beginning March 31, 2000. The final payment of principal and interest is due December 31, 2004. The termination of the OEM and supply agreements or the NT Credit Facility would have a material and adverse affect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Strategic Relationships--Northern Telecom Relationship."

  The Company also substantially relies on its relationship with Ericsson. The Company has entered into agreements to sell IS-661 base stations to Ericsson and to license to Ericsson Omnipoint's technology relevant to integrating such base stations into networks. The Company has also entered into agreements for Ericsson to supply, subject to completion of vendor financing agreements, GSM and IS-661 infrastructure equipment and to supply GSM handsets for the Company's markets. The parties have entered into a non-binding commitment letter regarding up to $127.5 million in vendor financing for the New York MTA network. The Company and Orbitel have entered into a non-binding memorandum of understanding for Orbitel to develop and manufacture single mode IS-661 and dual mode IS-661/PCS 1900 handsets. Ericsson has agreed to support this effort. There can be no assurance that the Company will consummate definitive agreements with Ericsson with respect to the vendor financing and Orbitel with respect to the handsets in a timely manner or at all. See "Business--Strategic Relationships--Ericsson Relationship."

  The Company has had limited revenues and has been dependent on a limited number of customers for its revenues in the last three fiscal years. In 1994, the Company received all of its revenue, $3.0 million, from Northern Telecom, representing a non-refundable license fee received upon entering into a non-exclusive OEM agreement. Under the terms of the agreement, Northern Telecom may pay up to an aggregate of $12.0 million in license and OEM fees under certain circumstances. In April 1996, the Company and Ericsson entered into an agreement for the sale of IS-661 base stations to Ericsson and to license Omnipoint's relevant technology as described above. If either agreement were terminated, the lack of revenues from sales to Northern Telecom or Ericsson would have a material adverse effect upon the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

  The Company will require future capital for principal and interest payments for the Company's licenses and for the buildout of the Company's networks. In addition, the Company expects to require substantial additional capital beyond the proceeds of the offering to continue the development, production, sales and marketing of Omnipoint System equipment. The amount of such required capital will depend on many factors, including buildout costs, the market acceptance of Omnipoint System equipment, the resources required to launch the sale of its equipment and attain a competitive position in the marketplace, the extent to which the Company invests in new technology and improvements to its existing RF technology and the response of competitors to Omnipoint System equipment and the Company's services. In addition to the funds provided by the offering, the IPO, the NT Credit Facility, the proposed Ericsson vendor financing and various private debt placements, the Company will need to raise additional funds through private financings, including strategic partnerships, or public financings. No assurance can be given that additional financing will be available or that, if available, such funding can be obtained on terms favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RAPID TECHNOLOGICAL CHANGE; MANUFACTURING OF IS-661 EQUIPMENT

  The wireless PCS products industry is embryonic and is experiencing very rapid technological change. To remain competitive, the Company's technology business must develop or gain access to new technologies in order to increase product performance and functionality, continue to reduce product size and increase cost-effectiveness. Given the emerging nature of the wireless PCS industry, there can be no assurance that the Company's products or technology will not be rendered obsolete by alternative technologies. The development of new wireless PCS products is highly complex and the Company could experience delays in developing and introducing its equipment.

  Additional software and hardware development must be completed by the Company before its subscriber and infrastructure products will be available for commercial sale. The Company is investing substantial funds to complete these development efforts, including significant proceeds from the offering. There can be no assurance that the Company will be able to complete these development efforts within the time frames required to enable it to establish customers for its commercial equipment business. In addition, the Company may spend substantially more on such software and hardware development than currently anticipated. The Company has limited manufacturing capability and has no experience in large scale manufacturing. The Company plans to subcontract and/or license to others the manufacturing of commercial volumes of its equipment. There can be no assurance that the Company will be able to manage the manufacture of commercial quantities of its products by subcontractors or licensees at commercially acceptable costs in a timely manner to meet industry requirements. Any delays or difficulties could have a material adverse effect on the Company's financial condition and results of operations. If the Company is unable to provide IS-661 subscriber and infrastructure equipment at commercially acceptable costs, the Company's competitive position and ability to achieve a profitable return on its technology business will be materially impaired. See "Business--Technology Business."

ENTREPRENEURS' BAND AUCTION RISK

  The Company, through its subsidiary, Omnipoint PCS Entrepreneurs, Inc. ("OPCSE"), participated in the Entrepreneurs' Band auction that ended on May 6, 1996. As of the completion of the auction, the Company successfully bid for PCS licenses in 18 BTAs, including Philadelphia, Atlantic City, Buffalo and Rochester covering an aggregate of approximately 13.4 million POPs. The total purchase price for these licenses, after discounts, is approximately $509.1 million, or an average of $38.13 per POP. The Company has made a first payment of five percent, or approximately $25.5 million, and is preparing its long-form applications for these licenses. At the time the licenses are awarded, the Company will pay an additional five percent, or approximately $25.5 million. The remaining 90%, or approximately $458.2 million, will be due over the seventh through the tenth year of the license and will bear interest until paid at the 10-year Treasury Bill rate on the date the licenses are awarded. Unsuccessful bidders have indicated generally that there may be litigation regarding the auction and the awards of these licenses and no assurance can be given that the final awards of the licenses will not be delayed or subject to post-award litigation that may delay the finality of the licenses. In addition, there can be no assurance that the funds necessary to make payments in the seventh through the tenth years of these licenses will be available from the operations of the Company or, if not, if they will be available from third parties on favorable terms or at all. See "Business--Service Business-- Omnipoint's PCS Markets."

GOVERNMENT REGULATION

  The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC and, depending on the jurisdiction, also may be regulated by state regulatory agencies. State agencies having jurisdiction over the Company's license areas have generally not sought to regulate PCS to date. There can be no assurance that either the FCC or such state agencies will not adopt regulations or take other actions that would adversely affect the business of the Company. In addition, FCC licenses to provide cellular and PCS services are subject to renewal and revocation. The New York MTA License will expire in December 2004 and the Entrepreneurs' Band PCS licenses, assuming they are issued in 1996, will expire in 2006. There may be competition for the Company's PCS licenses upon their expiration, and there can be no assurance that the licenses will be renewed.

  On March 8, 1996, the FCC adopted an order establishing the interest rate and timing of principal and interest payments for the New York MTA License, which contains the following terms and conditions: (i) a five-year payment period with interest accruing at 7.75% from the order adoption date with the first payment due on the 30th day following such date and subsequent payments due on the last day of each calendar quarter, (ii) interest only payments for the first two years and (iii) principal and interest payments for the remaining three years. The Company made the first interest payment of $2.2 million on April 5, 1996, and a second payment of $4.5 million on April 30, 1996, representing interest from April 8 through June 30, 1996.

  The New York MTA License is subject to three specific conditions. The first condition is the Five-Year Buildout Requirement and the 10-Year Buildout Requirement; the second condition is that the license may not be assigned nor may control of the licensee be transferred until the earlier of three years after the date the license was awarded or the date when the Five-Year Buildout Requirement is satisfied; and the third condition is that the network deployed "substantially uses" the design and technology upon which the Pioneer's Preference award was based, which is included in the Omnipoint System, until the Five-Year Buildout Requirement is satisfied. The FCC has never defined the phrase "substantially uses." In January 1996, Wireless Communications Council, a trade association with only one disclosed member, who is a proponent of IS-95 CDMA technology, filed a petition with the FCC seeking clarification of the phrase. There can be no assurance as to how the FCC will construe such phrase and, accordingly, there can be no assurance that the Company's plan for deployment in the New York MTA will be deemed to satisfy the condition. The Company believes that its network design and buildout plans and its financing plans will satisfy the conditions on the New York MTA License, however, the conditions have not been defined clearly. Thus, there is risk that subsequent FCC action or unanticipated delays or difficulties in deployment of parts of the Company's planned Omnipoint/GSM system may result in the Company not satisfying one or more such conditions or needing to expend resources in connection with FCC proceedings regarding such issues. The Company estimates that it will require between $100 million and $150 million in capital expenditures to meet the Five-Year Buildout Requirement for the New York MTA. Although not subject to the "substantial use" condition, the Entrepreneurs' Band licenses are subject to similar buildout requirements and additional transfer restrictions. The Company estimates that it will require between $50 million and $75 million to meet the similar buildout requirements for the Entrepreneurs' Band licenses.

  Under existing law, no more than 20% of the capital stock of the licensees, OCI and OPCSE, and, except in extraordinary circumstances, no more than 25% of Omnipoint's capital stock, may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. In addition, no officer and no more than 25% of the directors of Omnipoint and none of the licensees' officers or directors may be non-U.S. citizens. If the foreign ownership or control limits of Omnipoint or of the licensees are exceeded, the FCC could revoke the Company's licenses if the FCC found the public interest would be served by such revocation, although the Company could seek a waiver from the FCC of the foreign ownership restrictions or take other actions to bring the Company within the foreign ownership and control limits. The restrictions on foreign ownership could also adversely affect the ability of the Company to attract additional equity financing from entities that are, or are owned by, non-U.S. persons. See "Business--Regulatory Environment."

  Finally, the PCS industry is subject to continually evolving regulation. There are a number of issues on which various parties have or may in the future suggest regulation. These include the effect of cellular and digital wireless telephony on hearing aids, electromagnetic interference and cancer, as well as interference between types of wireless systems. As new regulations are promulgated on these subjects or other subjects, the Company may be required to modify its business plans or operations in order to comply with any such regulations. There can be no assurance that the Company will be able to do so in a cost effective manner, if at all. See "--Radio Frequency Emission Concerns; Medical Device Interference."

DEPENDENCE UPON KEY EMPLOYEES; RECENT MANAGEMENT ADDITIONS

  The Company is highly dependent upon the technical and management skills of its key employees, especially Douglas G. Smith, Chairman and CEO, and George
F. Schmitt, President of OCI and Executive Vice President of the Company. The Company has an employment agreement with Mr. Schmitt but not with Mr. Smith. The loss of the services of any key employee could adversely affect the Company's financial condition and results of operations. There can be no assurance that the Company will be successful in retaining its key employees or that it can attract or retain additional skilled personnel. See "Management." The Company maintains key man life insurance on the lives of Messrs. Smith and Schmitt.

  The Company's expected growth may cause a significant strain on its management, operational and financial resources. The Company's ability to manage its growth effectively will require it to continue to implement and improve its operational and financial systems. The Company's success also depends in large part on a limited number of key technical, marketing and sales employees and on the Company's ability to continue to attract and retain additional highly talented personnel. Competition for qualified personnel in the PCS equipment and service industries is intense. These demands would require the addition of new management personnel and the development of additional expertise by existing management. The failure of the Company's management team to effectively manage growth could have a materially adverse impact on the Company's financial condition and results of operations. In this regard, Mr. Schmitt and Bradley E. Sparks, Chief Financial Officer of the Company, joined the Company during 1995. See "Management."

UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS

  The Company's technology business relies on a combination of patents, trademarks and non-disclosure and developments agreements in order to establish and protect its proprietary rights. The Company has filed and intends to continue to file applications as appropriate for patents covering its technology and products. There can be no assurance that additional patents will issue, that the existing patents and such additional patents allowed will be sufficiently broad to protect the Company's technology or that the confidentiality agreements and other methods on which the Company relies to protect its trade secrets and proprietary information will be adequate. The Company's 14 issued patents will expire between May 2008 and March 2016. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources and could have a materially adverse effect on the Company's financial condition and results of operations regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies.

  If existing or future patents containing broad claims are upheld by the courts, the holders of such patents might be in a position to require companies to obtain licenses. There can be no assurances that licenses which might be required for the Company's products would be available on reasonable terms, if at all. To the extent that licenses are unavailable, or not available on acceptable terms, no assurance can be made that the failure to obtain a license would not adversely affect the Company. See "Business-- Patents and Other Intellectual Property Rights."

VOLATILITY OF STOCK PRICE

  Between January 1996 when the Common Stock became publicly traded and the date hereof, the closing sales price has ranged from a low of $20 1/2 per share to a high of $32 1/2 per share. The market price of the Common Stock may be volatile due to, among other things, technological innovations affecting the PCS industry, the relatively small size of the Company's stockholder base, the shares being registered pursuant to this registration statement, the limited trading history of the Common Stock, quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies and has often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock. See "Price Range of Common Stock and Dividend Policy" and "Underwriting."

RADIO FREQUENCY EMISSION CONCERNS; MEDICAL DEVICE INTERFERENCE

  Media reports have suggested that certain RF emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over RF emissions may have the effect of discouraging the use of wireless handsets, which could have an adverse effect on the Company's business. The FCC has pending a rulemaking proceeding to update the guidelines and methods it uses for evaluating RF emissions from radio equipment, including wireless handsets. While the proposal would impose more restrictive standards on RF emissions from lower power devices such as wireless handsets, it is believed that all wireless handsets currently marketed and to be used by the Company's subscribers, already comply with the new proposed standards.

  Certain interest groups have requested that the FCC investigate claims that the GSM technology poses health concerns and causes interference with hearing aids and other medical devices. The Center for the Study of Electromagnetic Compatability at the University of Oklahoma, which was founded in 1994 with funds from the wireless industry, is studying this issue and is expected to issue its findings in 1996. In addition, the Personal Communications Industry Association ("PCIA") announced in July 1995 that it was undertaking an industry-wide study to gather information on possible PCS interference with medical devices for all PCS standards. There can be no assurance that the findings of such studies or any governmental regulations that may result therefrom will not have an adverse effect on the Company's business (including its use of GSM technology). See "Business--Governmental Regulation."

DILUTION

  Investors participating in the offering will incur immediate, substantial dilution. To the extent outstanding options and warrants to purchase the Common Stock are exercised, there will be further dilution. See "Dilution."

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

  The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's Note and Warrant Purchase Agreement, dated November 22, 1995 (the "Senior Note Agreement"), pursuant to which the Company issued $25.0 million in senior notes (the "Senior Notes") prohibits the Company from paying dividends while the Senior Notes are outstanding. See "Price Range of Common Stock and Dividend Policy."

EFFECT OF CERTAIN CHARTER PROVISIONS

  The Company's Board of Directors has the authority to issue up to 5.0 million shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of preferred stock. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. See "Description of Capital Stock--Preferred Stock" and "-- Delaware Law and Certain Charter Provisions."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and the Company's ability to raise capital. Upon completion of the offering, the Company will have outstanding 50,769,718 shares of Common Stock, assuming no exercise of outstanding options and warrants. Of the Common Stock outstanding upon completion of the offering, the 7,000,000 shares of Common Stock sold in the offering as well as the 8,050,000 shares issued in the IPO will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "1933 Act"), except for any shares held by "affiliates" of the Company or persons who have been affiliates within the preceding three months. Approximately 4,045,943 shares issued or issuable upon exercise of options outstanding under the Company's 1990 Stock Option Plan as of June 15, 1996, which have been registered on Form S-8 under the 1933 Act, will also be freely tradeable. Approximately 2,204,057 shares are available for grants under the Company's 1990 Stock Option Plan, which upon exercise, will be freely tradeable.

  The Company also has a significant number of shares of Common Stock outstanding that have not been registered under the 1933 Act. Of these shares, approximately 1,703,000 shares are eligible for sale under Rule 144, Rule 144(k), or Rule 701 or otherwise and, unless held by an affiliate, are freely tradeable. An additional 2,518,470 shares will be eligible for sale on July 25, 1996. Approximately 31,500,000 of the shares that will be eligible for sale under Rule 144, Rule 144(k) or Rule 701 are subject to 120-day lock-up agreements with the Underwriters. Other shares of Common Stock will become eligible for sale under Rule 144 or Rule 701 at varying times. The Securities and Exchange Commission (the "Commission") has recently proposed amendments to Rule 144 and Rule 144(k) that would shorten by one year the applicable holding periods and could result in resales of restricted securities sooner than would be the case under Rule 144 and Rule 144(k) as currently in effect. See "Shares Eligible for Future Sale." The Company is unable to estimate the number of shares which may be sold under Rule 144 or Rule 701 or pursuant to registration rights since this will depend upon the market price of the Common Stock, the individual circumstances of the sellers and other factors.

  The holders of 13,332,516 shares of Common Stock and warrants to purchase 2,831,667 shares of Common Stock have the right to require the Company to register under the 1933 Act the sale of such shares of Common Stock, beginning July 25, 1996 with respect to 2,812,500 of such shares and October 25, 1996 with respect to approximately 13,351,683 of such shares. Such holders and the holders of 9,215,436 shares of Common Stock have the right to require the Company to include their shares in a registered offering of securities by the Company for its own account. Of these shares, approximately 1,600,000 shares are being sold by certain Selling Stockholders in the offering. In addition, the Company intends to file registration statements on Form S-8 under the 1933 Act for issuances of shares under the Company's 1996 Employee Stock Purchase Plan. See "Description of Capital Stock--Registration Rights of Certain Holders," "Management--Stock Option Plan" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 5,000,000 shares of Common Stock offered by the Company are estimated to be $144.2 million (at an assumed offering price of $30 1/2 after deducting underwriting discounts and commissions and estimated offering expenses. The Company expects to use a portion of the net proceeds of the offering principally for the second required principal payment and subsequent interest payments for the Entrepreneurs' Band licenses, for working capital and capital expenditures related to the Entrepreneurs' Band networks and for the New York MTA operations.

  The balance of the net proceeds, together with the Company's existing funds, will be used for payments for the New York MTA License and for PCS licenses, if any, purchased by the Company in other FCC auctions or from third parties and for working capital for the Omnipoint technology and equipment division and general corporate purposes. Pending such uses, the net proceeds of the offering will be invested in investment grade, interest-bearing securities. The Company expects that it will require further investment for the foregoing activities beyond the funds provided by the offering.

  The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders in the offering. See "Principal and Selling Stockholders."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Company's Common Stock has been traded on the Nasdaq National Market under the symbol "OMPT" since January 26, 1996. The following table sets forth, for the periods indicated, the range of high and low closing sales prices for the Common Stock as reported on the Nasdaq National Market.

                                                                  HIGH   LOW
      1996
      First Quarter (from January 26, 1996)..................... $27 3/8 $20 1/2
      Second Quarter (through June 19, 1996)....................  32 1/2   26

  On June 19, 1996, the last reported sale price of the Common Stock was $30 1/2 share. At June 15, 1996, the Company had approximately 260 stockholders of record.

  The Company has never paid or declared any cash dividends on its Common Stock and does not expect to pay cash dividends in the foreseeable future. Further, the Senior Note Agreement prohibits the Company from paying dividends while the Senior Notes are outstanding. The NT Credit Facility contains a restriction on OCI's ability to declare and pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

                                   DILUTION

  The net tangible book value (deficit) of the Company as of March 31, 1996, was ($215.8) million, or ($4.80) per share of Common Stock. Net tangible book value (deficit) per share is equal to the Company's total tangible assets less total liabilities divided by the total number of shares of Common Stock outstanding. After giving effect to the sale of the 5,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $30.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses, the net tangible book value (deficit) of the Company as of March 31, 1996, would have been $(71.7) million, or $(1.43) per share. This represents an immediate increase in pro forma net tangible book value of $3.37 per share to existing stockholders and an immediate dilution of $31.93 per share to new investors purchasing shares in the offering. The following table illustrates this per share dilution.

   Public offering price per share..............................         $30.50
     Net tangible book value (deficit) per share as of March 31,
      1996......................................................  (4.80)
     Increase in net tangible book value per share attributable
      to the offering...........................................   3.37
                                                                  -----
   Net tangible book value (deficit) per share after the
    offering....................................................          (1.43)
                                                                         ------
   Dilution of net tangible book value per share to new
   investors....................................................         $31.93
                                                                         ======

  The following table summarizes, as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share by existing stockholders, and by new investors.

                                                                         AVERAGE
                                  SHARES PURCHASED  TOTAL CONSIDERATION   PRICE
                                 ------------------ --------------------   PER
                                   NUMBER   PERCENT    AMOUNT    PERCENT  SHARE
   Existing stockholders........ 45,009,039   90.0% $212,221,000   58.2% $ 4.72
   New investors ...............  5,000,000   10.0   152,500,000   41.8   30.50
                                 ----------  -----  ------------  -----  ------
   Total........................ 50,009,039  100.0% $364,721,000  100.0% $ 7.29
                                 ==========  =====  ============  =====  ======

  Sales of shares of Common Stock by the Selling Stockholders in the offering will reduce the number of shares held by existing stockholders to 43,009,039 shares, or 86.0% of the total number of shares of Common Stock outstanding after the offering, and will increase the number of shares held by new investors to 7,000,000 shares or 14.0% of the total number of shares of Common Stock outstanding after the offering. See "Principal and Selling Stockholders."

  As of March 31, 1996, there were options and warrants outstanding to purchase a total of 7,737,721 shares of Common Stock at a weighted average exercise price of $3.16 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors. See "Management--Stock Option Plan," "Certain Relationships and Related Transactions--Related Party Transactions," "Description of Capital Stock-- Warrants" and Note 11 of Notes to Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth the actual and as adjusted capitalization of the Company as of March 31, 1996. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                    AS OF MARCH 31, 1996
                                                   ------------------------
                                                    ACTUAL   AS ADJUSTED(1)
                                                         (IN THOUSANDS)
Cash.............................................. $127,222     $271,397
                                                   ========     ========
Long-term debt:
 New York MTA License obligation.................. $347,518     $347,518
 NT Credit Facility ..............................   22,019       22,019
 Senior Notes.....................................   17,022       17,022
 Other long-term debt.............................       92           92
                                                   --------     --------
  Total long-term debt............................  386,651      386,651
Stockholders' equity:
 Preferred stock, $.01 par value, 5,000,000 shares
  authorized, no shares issued and outstanding....       --           --
 Common stock, $.01 par value, 75,000,000 shares
  authorized, 45,009,039 shares issued and
  outstanding and 50,009,039 shares issued and
  outstanding as adjusted (2).....................      450          500
 Additional paid-in capital.......................  209,200      353,325
 Notes receivable.................................   (1,171)      (1,171)
 Unearned compensation............................     (352)        (352)
 Accumulated deficit..............................  (75,401)     (75,401)
                                                   --------     --------
  Total stockholders' equity (deficit)............  132,726      276,901
                                                   --------     --------
    Total capitalization.......................... $519,377     $663,552
                                                   ========     ========

- --------

(1) Gives effect to the sale of 5,000,000 shares of Common Stock in the offering (at an assumed public offering price of $30 1/2 per share).
(2) Excludes 7,737,721 shares of Common Stock reserved for issuance upon exercise of outstanding options and warrants, of which options and warrants to purchase 5,856,872 shares were exercisable as of March 31, 1996.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The selected consolidated financial data as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, have been derived from the Company's Consolidated Financial Statements included elsewhere in this Prospectus which have been audited by Coopers & Lybrand L.L.P., independent accountants, whose report thereon is also included in this Prospectus. The selected consolidated financial data as of December 31, 1991, 1992 and 1993 and for each of the years ended December 31, 1991 and 1992 have been derived from audited financial statements of the Company not included in this Prospectus. The selected consolidated financial data for the three months ended March 31, 1995 and 1996 have been derived from the unaudited Consolidated Financial Statements of the Company, which in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year or for any future period.

                                                                          THREE MONTHS
                                  YEARS ENDED DECEMBER 31,               ENDED MARCH 31,
                          --------------------------------------------  ------------------
                           1991     1992     1993     1994      1995      1995      1996
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Revenue................  $ 2,075  $ 3,399  $ 1,618  $ 3,000  $     --  $     --  $     --
 Operating expenses:
 Research and
  development...........    1,826    3,700    4,593    7,018    14,345     2,317     4,759
 Sales, general and
  administrative........    2,054    2,475    2,974    6,290    12,619     1,785     5,172
 Depreciation and
  amortization..........       38      101      246    1,125    11,038     2,690     3,501
                          -------  -------  -------  -------  --------  --------  --------
  Total operating
   expenses.............    3,918    6,276    7,813   14,433    38,002     6,792    13,432
                          -------  -------  -------  -------  --------  --------  --------
 Loss from operations...   (1,843)  (2,877)  (6,195) (11,433)  (38,002)   (6,792)  (13,432)
 Interest income
  (expense), net........       61       82      (32)  (1,156)      232    (7,932)   (2,471)
 Miscellaneous income...       --       --       --       65        --        --        --
 Gain on sale of
  subsidiary stock......       --       --       --    3,194        --        --        --
                          -------  -------  -------  -------  --------  --------  --------
 Net loss...............  $(1,782) $(2,795) $(6,227) $(9,330) $(37,770) $(14,724) $(15,903)
                          =======  =======  =======  =======  ========  ========  ========
 Pro forma net loss per
  common share(1).......                                      $  (0.96)
 Pro forma weighted
  average number of
  common shares
  outstanding(1)........                                        39,529
 Net loss per common
  share.................                                                $  (0.47) $  (0.39)
 Weighted average common
  shares outstanding....                                                  31,345    40,469

                                   AS OF DECEMBER 31,                 AS OF MARCH 31, 1996
                         -----------------------------------------  ------------------------
                          1991   1992   1993      1994      1995     ACTUAL   AS ADJUSTED(2)
                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital ....... $4,339 $1,340 $ 9,055  $  3,094  $ 27,190  $ 149,605    $293,780
 New York MTA License...     --     --      --   347,090   338,402    336,230     336,230
 Total assets...........  4,991  2,540  14,465   360,946   474,990    543,905     688,080
 New York MTA License
  obligation............     --     --      --   347,518   347,518    347,518     347,518
 Other long-term debt...     --     --      --     1,688    36,070     39,133      39,133
 Preferred Stock........  1,500  1,500  15,902    15,902    44,127         --          --
 Total stockholders'
  equity (deficit)......  2,813    101  (6,031)   (7,416)  (30,548)   132,726     276,901

- --------
(1) Gives effect to the conversion of all outstanding shares of Preferred Stock and accrued dividends thereon into 10,605,591 shares of Common Stock and the conversion of the Convertible Subordinated Notes into 1,562,500 shares of Common Stock at the closing of the IPO on January 31, 1996.

(2) Gives effect to the sale of 5,000,000 shares of Common Stock in the offering (at an assumed public offering price of $30 1/2 per share). See "Capitalization."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  The Company was incorporated in Delaware in June 1987 to design, develop, manufacture and market wireless digital communications products. From inception to 1991, the Company focused primarily on developing its core technology. The Company used its core technology to generate revenues from the production of prototype equipment pursuant to agreements with companies in the communications industry. In 1992, the principal focus of the Company shifted from performing such activities to the development of its PCS business.

  Since 1992, the Company has generated limited revenues primarily from license fees, research and development services and prototype equipment sales related to its proprietary technology. As the principal focus of the Company has been the development of its PCS business, there has been minimal contract and license fee activity. The Company expects to continue this focus and anticipates that revenues in 1996 will be minimal. The Company believes that period-to-period revenue comparisons are not necessarily meaningful as an indication of future performance. In the future, the Company expects to derive additional revenues from the sale of its equipment and the provision of PCS service in the Company's markets.

RESULTS OF OPERATIONS

 THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1995

  Research and development expenses increased by 108.7%, or approximately $2.5 million, to $4.8 million for the three months ended March 31, 1996 compared to $2.3 million for the three months ended March 31, 1995. The increase was due primarily to an increase of $1.0 million in the purchase of research and development components and an increase of $1.2 million in payroll and related payroll taxes, employee benefits and employee recruiting costs associated with the Company's continued growth and its development of the IS-661 technology. The Company expects that research and development expenses will continue to increase significantly during the remainder of 1996 as compared to 1995.

  Sales, general and administrative expenses increased by 188.9%, or approximately $3.4 million, to $5.2 million for the three months ended March 31, 1996 compared to $1.8 million for the three months ended March 31, 1995. Of this increase, $947,000 was due to payroll related expenses associated with increases in headcount resulting from the expansion of the Company's operations. The remaining increase consists primarily of increases of $750,000 in consulting service fees, $283,000 in rent expenses and utilities, $261,000 in legal fees, $216,000 in trade shows and other business development expenses, $143,000 in equipment rentals and $100,000 in insurance expense. The Company expects that such expenses will continue to increase significantly during 1996, as the Company continues to expand its operations.

  Depreciation and amortization increased by 30.0%, or approximately $811,000 to $3.5 million for the three months ended March 31, 1996 compared to $2.7 million for the three months ended March 31, 1995. The increase in the 1996 period was due to a general increase in depreciation related to the Company's research and development equipment.

  Interest income increased approximately $1.3 million to $1.4 million for the three months ended March 31, 1996 compared to $50,000 for the three months ended March 31, 1995. The increase was due to the increase in earnings on interest bearing cash and cash equivalents. The increase in cash and cash equivalents resulted from the issuance of $25.0 million in senior notes in November 1995, $25.0 million in convertible notes in November and December 1995 and $119.8 million in Common Stock related to the IPO.

  Interest expense decreased by 51.3% or approximately $4.1 million, to $3.9 million for the three months ended March 31, 1996 as compared to $8.0 million for the three months ended March 31, 1995. The interest expense for the three months ended March 31, 1995 included $7.7 million of accrued estimated interest expense related to the New York MTA License. On March 8, 1996, the FCC adopted an order setting the interest rate for such License at 7.75% per annum accruing from March 8, 1996. As a result, the Company reversed $33.5 million of accrued interest related to the New York MTA License during December 1995. Had this adjustment been retroactively recorded in the three months ended March 31, 1995, the net loss and loss per share would have been $7.1 million and $0.23, respectively.

  Net loss increased approximately $1.2 million to $15.9 million for the three months ended March 31, 1996 compared to $14.7 million for the three months ended March 31, 1995. This increase was due primarily to a general increase in operating expenses, partially offset by a decrease of $5.5 million in net interest expense.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  There were no revenues during the year ended December 31, 1995 as compared to $3.0 million for the year ended December 31, 1994, consisting of a license fee from Northern Telecom.

  Research and development expenses increased by 104.3%, or approximately $7.3 million, to $14.3 million for the year ended December 31, 1995 compared to $7.0 million for the year ended December 31, 1994. The increase was due primarily to an increase of $3.1 million in the purchase of research and development components and an increase of $3.3 million in payroll and related payroll taxes and employee benefits associated with the Company's continued growth and its development of the IS-661 technology.

  Sales, general and administrative expenses increased by 100.0%, or approximately $6.3 million, to $12.6 million for the year ended December 31, 1995 compared to $6.3 million for the year ended December 31, 1994. Of this increase, $2.5 million was due to increases in management headcount resulting from the expansion of the Company's operations. The remaining increase consists primarily of increases of $1.1 million in legal fees, $300,000 in accounting fees, $402,000 in rent expense and utilities, $664,000 in consulting service fees and $530,000 in travel expenses.

  Depreciation and amortization increased approximately $9.9 million to $11.0 million for the year ended December 31, 1995 compared to $1.1 million for the year ended December 31, 1994. The increase in the 1995 period was due primarily to 12 months of the amortization of the New York MTA License, which is being amortized using the straight-line method over a period of 40 years.

  Net interest income was $232,000 for the year ended December 31, 1995 compared to $1.2 million of net interest expense for the year ended December 31, 1994. The net interest expense for the year ended December 31, 1994 included $1.5 million of interest expense related to the New York MTA License.

  Net loss increased approximately $28.5 million to $37.8 million for the year ended December 31, 1995 compared to $9.3 million for the year ended December 31, 1994. This increase was due primarily to an increase of $8.7 million in amortization associated with the New York MTA License and a general increase in operating expenses.

 YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Revenues increased by 87.5%, or approximately $1.4 million, to $3.0 million in 1994 from $1.6 million in 1993. Northern Telecom accounted for 100% of the Company's revenues in 1994, which represented a nonrefundable license fee received upon entering into an OEM agreement. Three customers accounted for 90.2% of the revenues in 1993. The 1993 revenues were derived from contracts related to research and development, prototype equipment sales and related services in the field of wireless digital communications.

  Research and development expenses increased by 52.2%, or approximately $2.4 million, to $7.0 million in 1994 from $4.6 million in 1993. These expenses consisted primarily of payroll and related payroll taxes and employee benefits of employees engaged in ongoing research, design and development activities and the Company's continued growth and developing and testing of prototypes. The increases in 1994 were primarily due to an increase of $1.6 million in payroll and related payroll taxes and employee benefits, specifically in the digital and software engineering departments, and an increase of $474,000 in the purchases of research and development components.

  Sales, general and administrative expenses increased by 110.0%, or approximately $3.3 million, to $6.3 million in 1994 from $3.0 million in 1993. These expenses consisted primarily of salaries and related payroll taxes and employee benefits for management, finance and accounting, legal and other professional services. The increase in 1994 is due to an increase of $800,000 in legal costs, primarily in connection with the New York MTA License, an increase of $480,000 in office related expenses including utilities, office supplies, postage and rent, an increase of $822,000 in payroll and related payroll taxes and employee benefits and an increase of $276,000 in sales and marketing costs due to increases in headcount combined with higher involvement and attendance at tradeshows.

  Depreciation and amortization increased by 357.7%, or approximately $880,000, to $1.1 million in 1994 from $246,000 in 1993. The increase in 1994 was due primarily to amortization of the New York MTA License of $428,000.

  Interest income (expense), net includes $1.5 million of interest expense in 1994 related to the New York MTA License, which was partially offset by interest income of $360,000.

  Net loss increased by 50.0%, or approximately $3.1 million, to $9.3 million in 1994 from $6.2 million in 1993. The increase in net loss in 1994 was primarily due to the $1.5 million of interest expense associated with the New York MTA License and $428,000 of amortization of the New York MTA License. The net loss was partially offset by $3.2 million of gain on the sale of stock of its subsidiary during 1994.

LIQUIDITY AND CAPITAL RESOURCES

  Since its formation, the Company has financed its operations and met its capital requirements primarily through the IPO, three Preferred Stock offerings, borrowings under a bridge loan, sale of stock of its subsidiary, vendor financing and, to a lesser extent, equipment lease arrangements. These financing activities provided net cash of $4.7 million in 1991, $17.4 million in 1993, $116.0 million in 1995 and $120.4 million for the three months ended March 31, 1996. The Company received gross proceeds of $50.0 million through the sale of the Senior Notes, the Convertible Subordinated Notes and associated warrants in November and December 1995. The Convertible Subordinated Notes were subsequently converted upon the closing of the IPO into 1,562,500 shares of Common Stock.

  Operating activities used net cash of $5.0 million in 1993, $7.9 million in 1994, $19.7 million in 1995 and $9.6 million for the three months ended March 31, 1996. These increases resulted from the Company's increased activity and corresponding growth to support product development and to commence the buildout of the New York MTA network. Investing activities used net cash of $480,000 in 1993, provided net cash of $720,000 in 1994, used net cash of $44.0 million in 1995, and used net cash of $3.3 million for the three months ended March 31, 1996, which consisted of capital expenditures for office equipment, computers and related equipment used in engineering and manufacturing, purchase of New York MTA infrastructure related products and the $40.0 million FCC deposit for the Entrepreneurs' Band auction made during December 1995.

  As of March 31, 1996, the Company had working capital of approximately $149.6 million. In January 1996, working capital increased by $135.4 million from $27.2 million at December 31, 1995 to $162.6 million upon receipt of $118.4 million of proceeds, net of expenses, from the issuance of 8,050,000 shares of Common Stock in the IPO, the reduction of current liabilities of $36.5 million and $16.3 million related to the repayment of debt outstanding pursuant to a certain credit agreement, and the conversion of $25.0 million of Convertible Subordinated Notes upon the IPO, respectively. This increase in working capital was partially offset by the cash used to repay a short-term credit agreement debt.

  In 1993, the Company, through its subsidiary, OCI, was awarded a final Pioneer's Preference for the New York MTA License that required no license fee. Subsequent legislation mandated a methodology for charging for such License and required that the FCC adopt an order setting forth the terms of the principal and interest payments for such License. In accordance with terms defined in that legislation, the Company is obligated to pay a license fee of $347.5 million to the FCC for the New York MTA License. On March 8, 1996, the FCC adopted such an order, the terms and conditions of which are as follows: (i) a five-year payment period with interest accruing at 7.75% from the order adoption date with the first payment due on the 30th day following such date and subsequent quarterly payments due on April 30, July 31, October 31 and January 31, (ii) interest only payments for the first two years and (iii) principal and interest payments for the remaining three years. The Company made the first interest payment of $2.2 million on April 5, 1996 and a second payment of $4.5 million on April 30, 1996, representing interest from April 8 through June 30, 1996.

  The Company has an agreement to purchase $250.0 million of equipment and services over the next five years from Northern Telecom. The Company has purchased approximately $19.3 million of equipment and services under such agreement. The Company has a $382.5 million credit facility with Northern Telecom to finance future purchases and installations of telecommunications equipment, engineering services, certain related construction costs, third-party equipment and other expenses. The Company also has an OEM agreement to sell certain equipment, hardware and software to Northern Telecom at its normal selling prices, which will result in licensing fees and revenues.

  The NT Credit Facility is secured by a pledge of all capital stock of OCI owned by a wholly-owned subsidiary of the Company (which constitutes a 95.58% ownership interest) and substantially all of OCI's assets.
A portion of the NT Credit Facility, which may be used for working capital purposes including interest payments on the principal of such facility, matures on June 30, 1997. Any amounts repaid can be subsequently borrowed for the other purposes allowed under the NT Credit Facility. The principal amount of the other portions of the NT Credit Facility are payable in installments beginning in 2000, with the final payment due on December 31, 2004. Interest on the NT Credit Facility is payable quarterly.

  Under the terms of the NT Credit Facility, OCI is subject to certain financial and operational covenants including restrictions on OCI's ability to pay dividends, restrictions on indebtedness and certain financial maintenance requirements. Additionally, the NT Credit Facility provides that, among other events, the failure of OCI to pay when due amounts owing the FCC shall constitute an event of default. As of March 31, 1996, OCI had a balance (principal and accrued interest) of approximately $22.0 million outstanding under this facility.

  Subsequent to March 31, 1996, the Company initiated two additional draws on the NT Credit Facility. On April 1, 1996, the Company drew down $8.9 million of the NT Credit Facility for the purchase of network infrastructure equipment. An additional $4.8 million was drawn down on April 19, 1996 to fund the purchase of construction and consulting services related to the buildout of the New York MTA Network.

  On November 22, 1995, the Company sold variable interest rate Senior Notes in the aggregate amount of $25.0 million, together with warrants to purchase 625,000 shares of Common Stock at an exercise price of $.004 per share. The Senior Notes mature in five years and may be prepaid at any time. The Senior Notes contain a sinking fund obligation whereby the Company is required to pay $5.0 million of the outstanding principal balance of the Senior Notes on the third and fourth anniversaries of their date of issuance. The sinking fund provision expires should the Company issue $200 million of equity after November 22, 1995 and before the third or fourth anniversary of the date of issuance of the Senior Notes. The note purchase agreement contains certain covenants and restrictions on the Company, including a restriction on the payment of cash dividends and the requirement that any indebtedness of the Company be pari passu or subordinate to the Senior Notes.

  On November 29, 1995, the Company sold Convertible Subordinated Notes in the aggregate amount of $15.0 million, together with warrants to purchase 375,000 shares of Common Stock at an exercise price of $.004 per share. On December 18, 1995, the Company sold Convertible Subordinated Notes in the aggregate amount of $10.0 million to Hansol, together with warrants to purchase 250,000 shares of Common Stock at an exercise price of $.004 per share. The Convertible Subordinated Notes were converted upon the closing of the IPO into 1,562,500 shares of Common Stock.

  On January 31, 1996, the Company completed its IPO of 8,050,000 shares of Common Stock resulting in proceeds, net of related expenses, of approximately $118.4 million. In connection with the IPO, the Preferred

Stock was converted into 10,605,591 shares of Common Stock and the Convertible Subordinated Notes were converted into 1,562,500 shares of Common Stock. The Company used a portion of the net proceeds to pay down the outstanding balance of $36.5 million due pursuant to a credit agreement.

  On April 8, 1996, Ericsson issued a non-binding commitment letter proposing to provide financing to the Company up to a maximum aggregate principal amount of $127.5 million for the purposes of financing the purchase of equipment and services from Ericsson for the New York MTA market. A portion of the proposed facility, which may be used for interest payments accruing under such facility, matures on June 30, 1997. The principal amount on other portions of the proposed facility would be payable in installments beginning in 2000, with the final payment due on December 31, 2004. Amounts borrowed and repaid would not be available for reborrowing. Interest on the proposed facility would be payable quarterly.

  As proposed, the Ericsson facility would be secured by substantially all of the assets of OCI, including a pledge of all capital stock of OCI owned by a wholly-owned subsidiary of the Company (which constitutes a 95.58% ownership interest). All collateral would be held by a collateral agent and would be shared on a pari passu basis with Northern Telecom.

  The proposed facility would also contain negative, affirmative and financial covenants and events of defaults which are customarily found in such financings, including covenants and events of defaults similar to the NT Credit Facility.

  The Company bid successfully for Entrepreneurs' Band licenses with an aggregate license fee of approximately $509.1 million (net of the 25% small business discount). The Company has made a first payment of five percent, or approximately $25.5 million utilizing the $40 million deposit with the FCC; the remaining $14.5 million of such deposit has been refunded to the Company for general working capital purposes, and is preparing its long-form application for these licenses. At the time the licenses are awarded, the Company will pay an additional five percent, or approximately $25.5 million from its cash and cash equivalents on hand. The Company will pay interest only until 2003 and will pay the balance of $458.2 million and remaining interest in the period 2003 to 2006. This obligation will bear interest until paid at the 10-year Treasury Bill rate on the date the licenses are awarded. The Company anticipates that these licenses will be issued by the end of August 1996, unless delayed by FCC proceedings or litigation. The Entrepreneurs' Band BTA licenses and any other licenses the Company purchases in the future will be accounted for in accordance with the recently agreed upon industry practices. Accordingly, interest incurred for such licenses will be capitalized during the buildout phase and amortization of such license costs will begin with the commencement of service to customers.

  The Company believes that access to capital and financial flexibility are necessary to successfully implement its strategy. The Company is offering 5,000,000 shares of Common Stock in the offering for estimated net proceeds to the Company of $144.2 million (at an assumed offering price of $30 1/2). The Company believes these proceeds, in combination with the NT Credit Facility and proposed Ericsson credit facility, will be sufficient to fund operating losses, capital expenditures and working capital necessary for the initial buildout of the Company's PCS networks. To the extent that the buildout of these networks is faster than expected, the costs are greater than anticipated or the Company takes advantage of other opportunities, including those that may arise through future FCC auctions, the Company may require additional funding to implement its business strategy. See "Use of Proceeds."

  The Company's future capital requirements will depend upon many factors, including the successful development of new products, the extent and timing of acceptance of the Company's equipment in the market, requirements to maintain adequate manufacturing facilities, the progress of the Company's research and development efforts, expansion of the Company's marketing and sales efforts, the Company's results of operations and the status of competitive products. The Company estimates that it will require between $100 million to $150 million to build out its New York MTA network at a sufficient level to meet the Five-Year Buildout Requirement imposed on the Company as a license holder. The Company estimates that it will require between $50 million to $75 million to meet similar buildout requirements for the Entrepreneurs' Band networks. The Company believes that cash and cash equivalents on hand, the net proceeds of the offering, anticipated revenues, vendor financing and additional strategic partnerships will be adequate to fund its operations for the next 12 months. There can be no assurance, however, that the Company will not require additional financing prior to such date to fund its operations. The Company believes that it will require substantial amounts of additional capital over the next several years and anticipates that this capital will be derived from a mix of public offerings and private placements of debt or equity securities or both.

                                   BUSINESS

  In addition to the historical information contained herein, this Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from those discussed herein. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as those discussed elsewhere in this Prospectus.

OVERVIEW

  Omnipoint is a leader in commercializing personal communications services ("PCS"). Omnipoint intends to provide wireless communication services in areas covering approximately 40.3 million POPs, of which 97.1% are located in a contiguous area in the northeast region of the U.S. Omnipoint will be the fifth largest PCS licensee in the U.S., based on POPs. The Company holds a license for the New York MTA, the largest MTA in the U.S., with approximately
27.0 million POPs, and bid successfully in the recently completed Entrepreneurs' Band auction for additional PCS licenses for 18 BTAs with approximately 13.4 million POPs, including the Philadelphia, Atlantic City, Buffalo and Rochester BTAs. The Company will pay an average of $21.24 per POP over a period of five to 10 years for its 40.3 million POPs. In addition, the Company develops technology and equipment for PCS. The Company's proprietary technology is suitable for a variety of digital wireless applications including mobile network systems and WLL. Omnipoint's technology will be integrated with wireless GSM networks and local telephone switching platforms.

  Omnipoint has spent several years developing and refining its core technology based on spread spectrum since the Company's incorporation in 1987. From inception to 1992, the Company developed several working prototypes for various wireless voice, data and digitized compressed video transmission projects. The Company's success in developing its technology for the first digital PCS system at 1.9 GHz during 1991 and 1992 was instrumental in the FCC awarding the Company one of three Pioneer's Preferences in 1993. As a result of the Pioneer's Preference, the FCC issued to the Company in December 1994 the New York MTA License.

  Omnipoint's strategy for its service business is to become a leading provider of wireless services in its markets. The Company believes that it will be the first to offer commercial PCS services in the New York City area beginning in the fourth quarter of 1996. The Company will continue to build out the New York MTA network and plans to build and operate PCS networks in the areas covered by its BTA licenses, focusing initially on the most densely populated portions of these areas and on major commuting corridors. The Company believes that existing cellular systems in the most densely populated areas, particularly within the New York City metropolitan area, provide inadequate capacity and that service during peak hours for current cellular users and the anticipated growth in wireless demand will add to this problem. The Company intends to use a combination of the Omnipoint System and GSM to provide superior wireless services to its customers. The Company plans to offer a variety of services to its customers, including voice and data transmission, call forwarding, call waiting and paging capability.

  The Company will pay $347.5 million for the New York MTA License. The Company is required to pay only interest on the total amount due until March 8, 1998, and to pay the principal balance and remaining interest during the period March 1998 to March 2001. In the recently completed auction by the FCC of the Entrepreneurs' Band licenses, the Company bid successfully for licenses for 18 BTAs with approximately 13.4 million POPs. The Company has made an initial payment of $25.5 million or 5% of the $509.1 million in net bids for these licenses, will pay approximately $25.5 million upon the issuance of the licenses, will pay interest only until 2003 and will pay the principal balance of approximately $458.2 million and remaining interest in the period 2003 to 2006. The Company anticipates that these licenses will be issued by the end of August 1996, unless delayed by FCC proceedings or litigation. The Company may also participate in the auctions of D, E and F Block PCS licenses, each consisting of 10 MHz of spectrum. See "Business--Regulatory Environment."

  Omnipoint's strategy for its technology development and equipment business is to establish the Omnipoint System as a leading PCS standard. The Joint Technical Committee on Wireless Access has designated the Omnipoint System as IS-661. The Omnipoint System is one of four competing CAI standards that have been selected by PCS license holders in the U.S. to serve the mobile PCS market. The Omnipoint System is designed to provide enhanced voice quality, higher speed data transmission rates and increased capacity and service reliability relative to analog systems and other digital wireless systems. Additionally, the Omnipoint System is designed to have lower infrastructure costs than traditional cellular and other PCS systems.

  The Omnipoint System is also particularly well suited for fixed WLL applications. Initially, the Company plans to focus its domestic WLL activities on providing wireless CAP services in the New York MTA and other targeted cities to businesses in small- and medium-sized business locations, whose capacity requirements do not justify the expense of alternative bypass technologies, such as leased line, fiber or microwave technologies. In addition, the Company intends to access international markets through sales of equipment (i) to service providers for WLL applications as an alternative to expanding fixed wireline services in countries where telephone services have not been well developed, and (ii) as an upgrade to GSM networks in the 98 countries where GSM has been deployed or selected for deployment.

  The Company has established strategic relationships with Northern Telecom, Ericsson and Hansol. A substantial portion of Omnipoint's equipment purchases for the buildout of the New York MTA network is being financed by Northern Telecom under the $382.5 million NT Credit Facility. Northern Telecom and Omnipoint are integrating the Omnipoint System with Northern Telecom's GSM digital switch, with the first integrated system to be deployed in the New York MTA. The Company and Ericsson have agreements involving (i) the purchase and sale of Ericsson-manufactured infrastructure equipment and handsets for the Company's PCS networks, subject to completion of vendor financing agreements for which the parties have entered into a non-binding commitment letter regarding purchases of equipment for the New York MTA network, and (ii) a licensing and acquisition arrangement relating to the Omnipoint System. The Company and Orbitel have entered into a non-binding memorandum of understanding involving Orbitel's development and manufacture of single mode IS-661 and dual mode IS-661/PCS 1900 handsets. The Company has entered into a strategic alliance with Hansol under which it licensed Hansol to manufacture handsets. The two companies also agreed to cooperate on promoting the Omnipoint System in the Republic of Korea and other parts of Asia. In addition, each of PacBell, BellSouth, Western Wireless, InterCel, APC and APT has signed a separate non-binding memorandum of understanding with the Company to provide subscribers with roaming capabilities and to trial Omnipoint's equipment in the areas where each has PCS licenses. These arrangements will together cover approximately 150 million POPs, or 57% of the U.S. population. The Company expects that roaming will be expanded to areas covering approximately 200 million POPs, or approximately 76% of the U.S. population, based on the results of the Entrepreneurs' Band auction and the announced intentions of the successful holders therein. The Company is in discussions with other equipment vendors and service providers regarding additional strategic relationships.

  Omnipoint Corporation consists of a technology division and several subsidiaries. Omnipoint PCS, Inc. ("OPI"), a wholly owned subsidiary of the Company, has as its sole asset a 95.58% ownership interest in OCI. OCI is the holder of the New York MTA License and will operate the service business in the New York MTA. OPCS Corp., a wholly owned subsidiary of Omnipoint Corporation, has as its sole asset 100% of the stock of OPCSE. Through OPCSE, the Company bid successfully for 18 BTA licenses in the Entrepreneurs' Band auction.

  The Company was incorporated in 1987 in the State of Delaware. Its principal executive offices are at 2000 North 14th Street, Arlington, Virginia 22201, and its telephone number is (703) 522-7778.

STRATEGY

  Omnipoint's strategy is to become a leading provider of wireless services and products by deploying and operating PCS networks in the northeast region of the U.S., providing wireless CAP services, expanding its PCS service area through participation in future FCC PCS auctions, establishing the Omnipoint System as a leading PCS standard and capitalizing on opportunities in developing international markets for wireless applications.

 Leading Service Provider in the Northeast

  The Company plans to be a leading provider of wireless services in its markets. The licenses to be held by the Company cover 40.3 million POPs, 97.1% of which are in a contiguous area in the northeast region of the U.S. The Company intends initially to offer service in the New York City metropolitan area and its major commuting corridors and then expand service throughout the MTA. The Company also plans to build and operate PCS networks in the areas covered by its licenses for which it bid successfully in the Entrepreneurs' Band auction, focusing initially on the most densely populated portions of these areas and major commuting corridors. The Company is building a pilot system in Manhattan using the Omnipoint System. The Company plans to build all of its networks integrating Omnipoint's IS-661 technology with a GSM system in order to provide mobile and fixed telephone services, to provide roaming capability with other GSM based networks and to facilitate rapid market entry. The Company will concentrate its marketing efforts on cellular users who the Company believes have experienced inadequate service and on the expanding market of new users.

 Wireless CAP Services

  Omnipoint plans to introduce wireless CAP services to businesses in small- and medium-sized locations whose capacity requirements do not justify the expense of alternative bypass technologies, such as leased line, fiber or microwave technologies. Omnipoint's wireless CAP services would allow customers to bypass the local telephone exchange to complete calls with wireline quality at discounts to prices such customers pay to the local telephone exchange. The Company's wireless CAP services will operate through radio units installed by the Company on customers' premises which will communicate wirelessly with the Company's base stations.

 Future FCC PCS Auctions

  Omnipoint plans to participate in the FCC's auctions for D, E and F Block PCS licenses in order to expand its service area beyond the New York MTA and the Entrepreneurs' Band BTAs where it has been the successful bidder for licenses.

 Leading PCS Standard

  The Company intends to establish the Omnipoint System as a leading PCS standard through sales to other PCS service providers. The Company has an agreement with Northern Telecom for the two companies to market an integrated Omnipoint/GSM system throughout North America to prospective license holders and to existing PCS license holders who deploy PCS 1900 systems. The Company has entered into a non-binding memorandum of understanding with Orbitel for Orbitel to develop and manufacture single mode IS-661 and dual mode IS-661/PCS 1900 phones and an agreement with Ericsson to sell Omnipoint base stations for a variety of applications. The Company intends to enter similar arrangements with other manufacturers from time to time.

 International Markets

  The Company is also developing international markets for its equipment for WLL telephone service, for mobile networks and as an enhancement to GSM, which has been deployed or chosen for deployment in 98 countries. Many developing countries have a very limited wireline telephone infrastructure, and the cost and time required to expand or upgrade a traditional telephone infrastructure is often prohibitive. The Company will offer the Omnipoint System in such countries on a cost-efficient, easily deployable basis to provide basic telephone service wirelessly. The Company is also marketing the Omnipoint System for mobile wireless networks and intends to sell its CAI access equipment to augment GSM networks.

INDUSTRY BACKGROUND

  Since 1983, the demand for wireless telecommunications services has grown dramatically as cellular, paging and other emerging wireless communications services have become widely available and increasingly affordable. This growth in wireless services has been driven by technological advances and changes in both telecommunications regulations and consumer preferences.

  Mobile cellular telephone service has been one of the fastest growing market segments within the telecommunications industry. According to the Cellular Telecommunications Industry Association, the number of cellular users in the U.S. grew from 340,000 at the end of 1985 to over 33.8 million at December 1995, and at a compounded annual rate of 45.3% over the three year period ending December 1995. According to industry estimates, there are now approximately 85.0 million cellular users worldwide. Most industry analysts forecast that U.S. penetration rates for mobile wireless service will reach between 40% and 50% of the population by 2005.


  Although analog cellular is the most widely deployed wireless service available today, it has several limitations, including inconsistent service quality, lack of privacy, limited capacity and, currently, the inability to transfer data without a modem. Most current cellular services transmit voice and data signals over analog-based systems, which use one continuous electronic signal that varies in amplitude or frequency over a single radio channel. Digital systems, on the other hand, convert voice or data signals into a stream of digits and typically use voice compression and other techniques to allow a single radio channel to carry multiple simultaneous signal transmissions. Digital technologies are expected to offer new services, improved system flexibility, greater efficiency and increased capacity.

  PCS is a second generation comprehensive wireless communications service that offers services generally comparable to or exceeding existing digital cellular services. PCS systems in the U.S. are expected to operate under one of four principal digital signal transmission technologies, or standards, that have been proposed by various operators and vendors for use in PCS systems: the Omnipoint System, GSM (known as PCS 1900 in the U.S.), CDMA or TDMA. See "--Technology Business" and "--Strategic Relationships." GSM and TDMA are both "time division-based" standards but are incompatible with each other and with CDMA. The Omnipoint System is compatible with GSM and is being integrated with GSM for deployment in the Company's markets. See "--Technology Business-- Competition."

  GSM is the leading digital wireless technology in the world, with approximately 175 networks being built or operating in 98 countries, including all of western Europe. According to industry estimates, GSM networks serve over 15 million subscribers worldwide as of May 1996, and are adding approximately one million subscribers per month. APC introduced the first GSM network in the U.S. in the Baltimore/Washington D.C. MTA in November 1995 and, according to APC reports, as of May 15, 1996, the network served approximately 80,000 subscribers. In early 1996, a GSM system was also introduced in Hawaii. Ten PCS licensees have announced their intention to use the GSM protocol in the construction of PCS networks covering approximately 200 million POPs, representing approximately 76% of the total population of the U.S. An important benefit associated with GSM technology is its use of an open system architecture that will allow operators to purchase network equipment from a variety of vendors that share standard interfaces for operation. This open architecture provides significant flexibility by the operator in vendor cost leveraging, and provisioning of features, products and services.

SERVICE BUSINESS


 Overview

  The Company's service business will provide mobile and fixed communications service in its markets. The Company's wireless service is intended to provide private, secure and enhanced voice, high-speed data, paging services and imaging capabilities for both the office environment and outdoor mobile coverage. The Company plans to provide a service with enhanced features including voice mail, call forwarding and call waiting. The Company is building a pilot system in Manhattan comprised of a limited number of Omnipoint base stations which will be installed in the first half of 1996. The Company plans to build all of its networks integrating Omnipoint's IS-661 technology with the GSM system. Additionally, the Company intends to introduce the first wireless CAP service in the New York City metropolitan area.

  Since securing the Pioneer's Preference award, the Company has been actively designing and planning its network system to be built in the New York MTA and has begun to install equipment for its initial service area. During the next 24 months, the Company plans to continue to install equipment and establish marketing and distribution channels in its markets. The Company believes it will be the first to offer commercial PCS services in the New York City area beginning in the fourth quarter of 1996. The Company will continue to build out the New York MTA network and plans to build and operate PCS networks in the areas covered by its BTA licenses, focusing initially on the most densely populated portions of these areas and major commuting corridors.

  One of the Company's objectives is to reduce the risk of cell site related delays during the buildout of its networks. The Company is locating sites for its base stations and antennas where zoning approvals and other necessary permits are not needed or are likely to be obtained more easily than for traditional cellular equipment. Where high antenna sites are required, the Company intends to facilitate the buildout through the use of existing towers and structures occupied by telecommunications service providers, utility companies and others. Although the Company has begun the selection of sites and has acquired the rights to use sites in the New York MTA, there can be no assurance that the Company will be able to deploy its equipment in a sufficient number of sites to implement its initial commercial service. The site selection process will require the continued successful negotiation of use agreements for or acquisitions of numerous additional sites and may require the Company to obtain zoning variances or other governmental or local regulatory approvals. The Company is currently designing and planning its Entrepreneurs' Band networks and intends to use a similar cell site acquisition approach.

  The Company's buildout schedule may be revised as a result of changing circumstances. The Company's ability to proceed with the buildout of its networks is subject to continued site acquisitions or leases, the availability of equipment and financing and the receipt of local governmental approvals where required.

 Marketing Strategy

  The Company's marketing objective is to stimulate demand for PCS voice and data service and attract subscribers by providing superior service and reliability at attractive prices. Omnipoint intends to generate demand by introducing a better alternative to cellular service. The Company intends to concentrate its PCS marketing efforts on the following key customer segments:
(i) large, communications-intensive corporate accounts, currently using or considering cellular or private radio systems, that would value the improved quality and security and would benefit from the Company's enhanced products and services; (ii) high-mobility customers using or considering cellular telephones who would benefit from fewer dropped or blocked calls; and (iii) low-mobility customers attracted to PCS as a more convenient alternative to their landline telephones, particularly those who have multiple telephone lines to their home or business and who have a need for high speed data transmission.

  In marketing its service, the Company intends to offer competitively priced service that emphasizes voice clarity, reliability and a low probability of blocked calls. The Company intends to include certain enhanced features including call waiting, call forwarding, voice mail and paging as part of its product offerings. The Company also will promote the improved call security resulting from the use of digital technology which should encourage users to make confidential professional and personal calls that they might otherwise make only on landline telephones. In addition, the convenience of a single telephone number for mobile, home and office use available to the customer throughout the Omnipoint service area and the use of menu-driven subscriber functions should enhance the convenience and usage of the Company's services.

  The Company's strategy is to pursue multiple distribution channels through which to market its services, generally on a non-exclusive basis, including a direct sales force, retail stores and third party distributors or agents. In addition to these traditional distribution channels, the Company is evaluating and experimenting with other, less traditional methods of marketing the Company's services such as telemarketing and direct mail.

 Omnipoint's PCS Markets

  The Company has, or is the successful bidder for, PCS licenses to provide wireless communications services in areas covering approximately 40.3 million POPs. The Company's licenses include the New York MTA, which includes 20 BTAs with approximately 27.0 million POPs, and 18 BTAs with approximately 13.4 million POPs and including the Philadelphia, Atlantic City, Buffalo and Rochester BTAs. Thirty-five of the Company's 38 BTAs, which contain 97.1% of its POPs, are contiguous in the northeast region of the U.S. The Company's other three BTAs border BTAs in which other licensees intend to deploy GSM networks. The Company's markets cover large areas with attractive demographic characteristics including growing populations, high population densities, favorable commuting patterns, high household incomes and favorable business climates. The following table sets forth all of the Company's BTAs and their respective POPs.

                                                                      1995 POPS
   New York MTA:
    New York, NY..................................................... 18,447,000
    Hartford, CT.....................................................  1,117,000
    Albany-Schenectady, NY...........................................  1,063,000
    New Haven-Waterbury-Meriden, CT..................................    975,000
    Syracuse, NY.....................................................    812,000
    Allentown-Bethlehem-Easton, PA...................................    725,000
    Scranton-Wilkes Barre-Hazleton, PA...............................    684,000
    Poughkeepsie-Kingston, NY........................................    442,000
    Burlington, VT...................................................    389,000
    Binghamton, NY...................................................    360,000
    New London-Norwich, CT...........................................    352,000
    Elmira-Corning-Hornell, NY.......................................    320,000
    Utica-Rome, NY...................................................    317,000
    Watertown, NY....................................................    311,000
    Plattsburgh, NY..................................................    126,000
    Glens Falls, NY..................................................    125,000
    Stroudsburgh, PA.................................................    113,000
    Oneonta, NY......................................................    111,000
    Rutland-Bennington, VT...........................................    100,000
    Ithaca, NY.......................................................     98,000
                                                                      ----------
     Subtotal........................................................ 26,987,000
   Other:
    Philadelphia, PA-Wilmington, DE-Trenton, NJ......................  6,065,000
    Buffalo-Niagara Falls, NY........................................  1,236,000
    Rochester, NY....................................................  1,154,000
    Harrisburg, PA...................................................    688,000
    Springfield-Holyoke, MA..........................................    683,000
    Wichita, KS......................................................    630,000
    York-Hanover, PA.................................................    449,000
    Amarillo, TX.....................................................    381,000
    Reading, PA......................................................    355,000
    Atlantic City, NJ................................................    339,000
    Dover, DE........................................................    276,000
    Sunbury-Shamokin, PA.............................................    192,000
    Lebanon-Claremont, NH............................................    170,000
    Williamsport, PA.................................................    166,000
    Pine Bluff, AR...................................................    153,000
    Pottsville-Frackville, PA........................................    151,000
    Pittsfield, MA...................................................    135,000
    State College, PA................................................    130,000
                                                                      ----------
     Subtotal........................................................ 13,353,000
                                                                      ----------
      Total.......................................................... 40,340,000
                                                                      ==========

  The New York MTA is an attractive wireless market due to its size, density and demographics. In addition, the New York MTA is the country's largest telecommunications market and has a disproportionately high share of all voice and data traffic relative to its population, particularly with respect to international calls placed to or from the U.S. New York is the largest MTA in the U.S., with approximately 27.0 million POPs or approximately 10.2% of the U.S. population, and is comprised of 20 BTAs, including New York, NY (which includes northern New Jersey), Hartford, CT, Albany, NY, New Haven, CT and Syracuse, NY. The New York MTA has a high share of households with annual incomes of over $50,000, with 41.8% versus a nationwide average of 31.0%.

  The two cellular systems operating in the New York area are capacity constrained over the most densely populated traffic areas during peak hours. Based on direct testing as well as information from a number of sources, the Company believes that a significant number of the call attempts during peak hours in certain areas of Manhattan fail to gain access to the cellular networks due to capacity constraints in the networks. In addition, a large percentage of calls that initially connect are dropped because of hand-off failures between base stations due to the same capacity issues. The Company believes that inherent capacity limits of existing cellular architectures will allow new PCS entrants in New York to attract a large share of high-end wireless users. Moreover, due to nationwide churn rates of the existing installed cellular subscriber base of approximately 25% per year, the Company believes the market shares of new PCS competitors are likely to rise significantly over time.

  In the recently completed Entrepreneurs' Band auction the Company bid successfully for licenses for 18 BTAs with approximately 13.4 million POPs. The Entrepreneurs' Band auction afforded the Company the opportunity to expand its planned PCS services to additional markets. Fifteen of the Company's 18 Entrepreneurs' Band Markets are contiguous to the New York MTA which should provide the Company with operating efficiencies. In addition, the Company believes these markets have favorable demographics, including the percentage of households with annual incomes over $50,000. Philadelphia, Atlantic City, Buffalo and Rochester are the principal BTAs for which the Company successfully bid. Because of the Company's success in the Entrepreneurs' Band auction at assembling contiguous BTAs, the Company was able to acquire licenses covering 95.1% of the POPs in the Philadelphia MTA and 84.8% of the POPs in the Buffalo MTA.

 Competition

  The success of Omnipoint's PCS service business will depend upon its ability to compete with the two cellular operators, two other PCS licensees and potential future wireless communications providers. The Bell Atlantic/NYNEX consortium and AT&T Wireless currently provide cellular services in the New York Metropolitan Statistical Area (MSA) and surrounding areas. Sprint Spectrum was the winner of the B Block New York MTA PCS license. NextWave was the successful bidder in the Entrepreneurs' Band auction for the New York BTA PCS license. Each of the five operators (including the Company) will be eligible to own one of the three 10 MHz PCS licenses still to be auctioned. See "Regulatory Environment--PCS Licensing." No competing operator has announced an intention to use PCS 1900 in the New York BTA. The Company's Entrepreneurs' Band networks will face similar PCS and cellular competition including competition in certain BTAs from AT&T Wireless, Sprint Spectrum, Cellular One, COMCAST and Metrophone, among others. The Company believes that ESMR, originally considered a PCS competitor, will have a limited competitive impact because technical limitations have caused the ESMR operators to target only vertical market niches such as dispatch services.

 Wireless Competitive Access Provider Service

  Omnipoint plans to introduce wireless CAP services to business in small- and medium-sized locations allowing customers to bypass the local telephone exchange to complete certain calls at lower prices than such customers currently pay. The wireless CAP services will operate through radio units installed by the Company on customers' premises which will communicate wirelessly with the Company's base stations. The Company plans to initially target business locations for which alternative bypass facilities are not as economical.

  The Telecommunications Act of 1996 (the "Telecom Act"), enacted on February 8, 1996, has created new opportunities for fixed WLL applications. Historically, regulations have prohibited the regulated telephone monopolies from competing in switched local exchange markets. In the past 12 months, many states, including New York and Connecticut, began permitting local loop competition by operators other than the local exchange carrier. Other states, such as New Jersey, have initiated proceedings to do the same.

  The Company believes that as a result of the Telecom Act the existing monopoly LECs will provide reasonable reciprocal termination charges. Previously, local telephone companies generally charged wireless carriers for calls initiated on the wireless network and terminated on the local telephone company's network, while wireless carriers could not charge local telephone companies for calls initiated on the local telephone company's network and transported to and terminated on the wireless network. Several industry groups have advocated solutions to address these issues and, in some of the Company's key markets, the monopoly LECs have already implemented specific local changes. For example, as a result of recent court settlements and announcements made by NYNEX, management believes that the Company, as well as other wireless carriers, can now obtain "co-carrier status" to provide wireless telephone service at least within the NYNEX service area. Co-carrier status would put Omnipoint's wireless CAP service on the same access cost basis as the local telephone companies with respect to calls that are originated and terminated with the customer. Providers with co-carrier status do not pay any access charges to the local telephone company as long as the telecommunications traffic between the co-carrier's customers and the local telephone company is roughly equivalent with respect to the direction of the traffic. Thus, with co-carrier status, the Company would incur actual access charges if it terminates less traffic received from the local telephone company than the local telephone company terminates from the Company.

 Roaming Arrangements

  The Company has signed memoranda of understanding with a number of different U.S. GSM-based PCS providers, including PacBell, BellSouth, Western Wireless, InterCel, APC and APT, to provide subscribers with roaming capability in the markets where these parties will operate PCS services. The memoranda of understanding are not binding unless incorporated in definitive agreements. While roaming across the companies' GSM-based networks, subscribers will be able to place and receive calls and maintain their customized profiles and features without specific customer prior request. Additionally, the Company and these GSM-based PCS providers will conduct joint tests of the Omnipoint System and have agreed to work together on PCS infrastructure and handset standards and to establish complementary marketing programs. The memoranda of understanding also contemplate adding other PCS operators to the roaming consortium. Based on the technology preferences indicated by the A and B Block license holders and the successful bidders in the Entrepreneurs' Band auction, GSM will be deployed by license holders with licenses covering approximately 200 million POPs, representing approximately 76% of the total population of the U.S. This percentage could increase when additional successful bidders in the Entrepreneurs' Band auction and the D, E and F Block auctions have selected their technology. The Company and certain other PCS license holders are currently exploring alternatives to ensure that the GSM protocol will be available in all markets. In addition, the Company has entered into discussions with several GSM-based PCS providers in Europe, Asia and the Middle East to provide Omnipoint subscribers with roaming capabilities in the areas where those parties provide PCS services. There can be no assurance that the Company will enter into any definitive roaming agreements on favorable terms, if at all.

TECHNOLOGY BUSINESS

 Overview

  Manufacturers of PCS equipment compete in a high-growth, cost-competitive market in which they must offer a compact, cost-effective solution providing fully functional PCS--full coverage, vehicular high-speed mobility, wireline quality voice, data, multimedia, digitized compressed video, images and broadcast data--at capital costs per subscriber that are significantly lower than conventional cellular technologies. Due to evolving industry standards and the rapid introduction of new services, the success of PCS equipment manufacturers will also depend on their ability to bring new products to market quickly.

  Customer acceptance and usage rates will drive PCS equipment revenues. Based on projections by EMCI, Inc., cumulative PCS equipment sales for infrastructure and handsets in the U.S. are anticipated to reach approximately $25.4 billion by the end of 2000. The international market for WLL equipment is estimated by Herschel Shosteck Associates, LTD. to reach $86.0 billion by the end of 2000.

  The Omnipoint System, officially designated as IS-661 by the Joint Technical Committee on Wireless Access, is a proprietary CAI system using spread spectrum, a technology originally developed for military applications. The Omnipoint System is one of four competing CAI standards that have been selected by PCS license holders to serve the mobile PCS market. The Company designed its technology so that its infrastructure costs will be lower than those of other PCS and cellular technologies. Furthermore, because of the Omnipoint System's design features, voice quality, data rates, low cost, small cell size and high capacity, the Omnipoint System will be particularly well suited for WLL services. The Omnipoint System will offer the ability to deliver both wireline voice quality and the enhanced services being sought by customers.

  The Company designs and tests its equipment and software at its engineering facilities in Colorado Springs, Colorado. Manufacturing and assembly will be subcontracted to third parties whenever possible. Currently, the Company and Northern Telecom are integrating Omnipoint's RF access system and equipment which provides communication between handsets and base stations, primarily radio and digital cards for base stations, with Northern Telecom's switches. This integrated system will be used in the New York MTA and marketed to other domestic and international operators.

  The Company has operated trial networks during the past three years in Colorado Springs, New York City and northern New Jersey. Through these trials, as well as independent system tests, the Company has verified the central features of the Omnipoint System, including its miniaturized base stations, vehicular speed mobility, wireline quality voice transmission, mobile directed hand-off and data transmission capabilities.

  The Company believes that its proprietary technology will provide a number of advantages over cellular and other PCS technologies, including:

  . Lower infrastructure costs resulting in reductions in per minute costs and facilitating competition with wireline telephone systems for certain market segments.

  . Compatibility with GSM and central office switch infrastructures.

  . Wireline quality voice and enhanced data, multimedia and digitized compressed video and imaging capabilities.

  The Company's technology is flexible enough to be deployed in both large, developed, metropolitan centers and less developed, rural areas, both domestically and internationally. The Company believes that the technical characteristics and low cost of the Omnipoint System allow for the widespread deployment of telecommunications services while avoiding the high cost of wire-based infrastructure, making the Omnipoint technology particularly well suited for many countries which are currently upgrading or developing their telecommunications infrastructure. The Company has entered discussions with telecommunications services providers from several countries including Argentina, India, Mexico and South Korea.

 Omnipoint System Architecture

  The Omnipoint System is the result of technology developed by the Company, particularly in the areas of protocol design and spread spectrum. The Company's research and field testing of the Omnipoint System have provided an understanding of the technical and business challenges facing PCS providers. As a result, the Company has designed a system that it believes overcomes several of the architectural weaknesses of existing wireless networks.

  The Omnipoint System architecture utilizes the benefits of CDMA, TDMA and FDMA technologies for multiple-user access to PCS networks, without incurring many of the problems inherent in these techniques as used in traditional wireless systems. Omnipoint's unique approach combines the major advantages of these technologies in a hybrid solution that should provide significant price and performance advantages over systems that rely upon only one technology for separating users and cells. In particular, the cost of radio infrastructure hardware should be significantly reduced. Omnipoint's use of wide band spread spectrum will minimize the effects of interference and allow for the use of a high data transmission rate. Instead of implementing spread spectrum for classic CDMA reasons, i.e., to separate simultaneous users within a cell by using different codes, the Omnipoint System uses spread spectrum to reduce the cost of enhancing capacity using TDMA within a cell, while using CDMA between cells that use the same frequencies.

  The Omnipoint System has an expected cell radius ranging from seven miles to a few hundred feet. The Base Station in each cell is connected by microwave, fiber optic cable or telephone wires to the BSC. The BSC in turn connects to the PCSS which uses adjunct computers to control the operation of the wireless telephone system for its entire service area. The BSC and PCSS (i) control the transfer of calls from cell to cell as a subscriber's handset travels, (ii) manage call delivery to handsets, (iii) allocate calls among the cells within the Omnipoint System, (iv) connect calls to local landline telephone systems or to a long distance telephone carrier, and (v) provide most of the features such as call waiting and three way calling.

  The following diagram illustrates the Omnipoint System as deployed in a complete network environment:


 [A diagram illustrating the Omnipoint System as deployed in a complete network environment appears here.]


 COMPONENTS                       DESCRIPTION
 Base Station (BS)                Base station radio equipment located at a
                                  "cell site" will support up to 32 full duplex
                                  voice channels per 3.75 MHz of RF bandwidth
                                  or up to 16 voice channels per 1.875 MHz. The
                                  base station connects to the BSC or directly
                                  to the network using standard
                                  telecommunications interfaces. A cell's
                                  radius can range from seven miles to as
                                  little as a few hundred feet depending on the
                                  nature of the area being served (urban,
                                  suburban or rural).
 Base Station Controller (BSC)    The BSC receives inputs from multiple base
                                  stations, performs inter-base station hand-
                                  offs, converts and formats channel and
                                  signaling information for presentation to the
                                  network, manages visiting subscribers, and
                                  provides multiple network interfaces and
                                  basic administrative features.
 Home Location Register (HLR)     A home location register records subscriber
                                  and usage information.
 Visitor Location Register (VLR)  The location register typically located at the BSC or BS other than the HLR used by the
                                  mobility switching center to direct the
                                  handling of calls to or from an active
                                  visiting subscriber.
 PCS Switching System (PCSS)      The PCSS provides connection and advanced
                                  switching of traffic to and from BSCs and
                                  provides interconnection to the PSTN and
                                  long-distance carrier networks.
 Mobility Control Point (MCP)     The MCP coordinates and executes hand-offs
                                  between switches and will be incorporated
                                  into the GSM mobility control function.
 Fixed or Mobile Subscriber Units The subscriber units can scan to any of the over 56 RF channel center frequencies within
                                  the 1850-1990 MHz band at any base station in
                                  roughly 500 microseconds.
 OA&M Position                    Operations, Administration and Maintenance
                                  position is the human component of the
                                  operational support system which incorporates
                                  a plan designed to preserve network
                                  integrity, monitor, test, administer and
                                  manage traffic and billing information.
 Operational Support System       The operational support system supports the
                                  OA&M position and covers diagnostics,
                                  maintenance, internal messaging, preventive
                                  maintenance and billing. Centralized
                                  databases and switching control centers
                                  permit real-time trouble detection and
                                  analysis.

 Omnipoint System Advantages

  The Company designed the Omnipoint System to be used for either fixed or mobile PCS applications. The key differentiating features of the Omnipoint System, as evidenced by the Company's field testing, are:

 . Lower Infrastructure Costs

   Lower Deployment Costs. The Company designed the Omnipoint System to
   ----------------------
   provide both fully functional, fully mobile PCS as well as fixed WLL services at per subscriber capital costs substantially below those of cellular and other wireless systems that could be used for either application. The Company believes that it can deploy the radio access portion of the Omnipoint System, which accounts for 75% to 85% of the costs of typical cellular systems, for approximately $300 per subscriber based on typical cellular usage rates. These infrastructure costs can be achieved at subscriber penetration levels as low as two to three percent in most major cities. The Company estimates that initial capital costs for cellular technology-based systems are as much as $800 to $1,000 per subscriber at similar penetration levels. The Company expects that wholesale, unsubsidized Omnipoint System handset prices will start at approximately $350 to $450 per unit and decline with increased volumes.

   Lower Incremental Capital Costs. Omnipoint expects that a PCS provider
   -------------------------------
   deploying the Omnipoint System will experience marginal capital expenditures, excluding incremental switching costs, that will reach less than $150 per subscriber based on typical cellular usage rates. Omnipoint believes it will achieve these cost savings as a result of its hybrid solution. The cost of FDMA-only and CDMA-only systems increases on a linear basis because (i) channels are expensive and are built and priced on a per channel basis, (ii) the equipment is large and requires extensive cell site planning, building permits, site acquisition and preparation and zoning approval, and (iii) each cell must be able to independently handle localized peak loads, although such peak loads can occur for less than one hour per day. In contrast, because each Omnipoint base station needs only one set of core electronics for up to 32 simultaneous users, the implicit cost per voice channel declines as the number of voice channels used simultaneously increases (up to the capacity limit of each base station). The primary benefit of this capability is reduced expenditures on a per-call basis. Even when new cell sites are required, the lower cost of individual Omnipoint cell sites causes the marginal cost per new subscriber to remain low relative to traditional cellular or currently deployed PCS technologies.

   Rapid Deployment. The compact size of the Omnipoint base station, as
   ----------------
   small as 13.5" x 14.5" x 29", will ease zoning and installation concerns and reduce their associated costs. The Omnipoint System can provide additional capacity wherever it is needed while maintaining economic advantages. These base stations can support up to 32 voice channels which typically would be provided by larger, bulkier cellular equipment. With these traditional cellular systems, increasing the number of cell sites requires relocation of current cells and the acquisition of additional large sites. Omnipoint base stations and antennas are easily attached to existing telephone poles, light poles or other available structures. Omnipoint's cell sites on an installed basis are targeted to be less than 30% of the cost, on a per channel basis, of the cell sites of systems that use traditional cellular or currently deployed PCS technologies.

 . Improved Performance Characteristics

   Increased System Capacity. With all wireless technologies, the minimum
   -------------------------
   cell radius determines the maximum number of cells per area and thus a wireless system's geographic capacity. For example, the capacity of existing cellular systems is ultimately constrained by its minimum cell radii, which is typically approximately one half mile to one quarter mile depending on the environment. The Omnipoint System can be deployed for cells with 14 mile diameters (for rural and highway coverage) as well as much smaller cells for traffic "hot spots" with a range, for example, of 250 feet (a much shorter range than the capability of other mobile systems). The Omnipoint System can thus provide more localized capacity than other mobile systems, in some cases as much as 100 times more capacity per geographic area.

   Wireline-Quality Voice. The Omnipoint System can support wireline quality
   -----------------------
   voice service which is currently unavailable from existing mobile systems. This quality is particularly important for both PCS and WLL applications.

   High-Speed Data Services. The Omnipoint System is designed to offer
   -------------------------
   superior data transmission characteristics and support transmission of multimedia images and digitized compressed video. The Omnipoint System design is capable of wirelessly supporting ISDN rates provided that the network transmission protocol supports these rates. In contrast, most other existing mobile systems generally are architecturally limited to less than 19.2 Kbps data transmission capabilities and are ill-suited for wireless office applications.

 . Compatibility with Existing Infrastructure

   Compatibility and Flexibility With Existing Network Architectures. The
   ------------------------------------------------------------------
   Omnipoint System architecture provides compatibility and flexibility in telecommunications network design. It can be integrated into either GSM networks, AIN networks or LEC central office switching networks. Omnipoint is initially integrating its base stations with GSM systems, which enhances the Company's ability to sell its equipment in the 98 countries where GSM has been deployed or selected for deployment. The Omnipoint System can be integrated with a variety of existing interconnection networks, including those of the LEC, CATV and other wireless systems. Additionally, private systems can be designed using the equivalent of a base station controller, whereas smaller systems could connect a PBX or Centrex directly to a base station using standard analog lines.

   Software Architecture. The Omnipoint System is designed around a software
   ----------------------
   architecture that provides the flexibility to interconnect to a number of different network infrastructures. Moreover, end users and service operators can develop their own applications to take advantage of the Omnipoint System's flexible protocol.

  Given the advantages of the Omnipoint System and its ability to interface with different network standards, PCS service operators may choose to deploy networks that combine systems based on the Company's technology with those from other manufacturers. The Company also intends to license its technology to manufacturers of competing systems. There can be no assurance, however, that the Company will be successful in selling the Omnipoint System to PCS service operators or to license its technology.

 Competition

  Competition in the wireless telecommunications equipment industry is intense. The industry consists of major domestic and international companies, including those companies currently providing equipment to cellular providers, most of which have substantially greater financial, technical, marketing, sales, manufacturing, distribution and other resources than those of the Company. The Company will compete with these other companies primarily by selling equipment that provides enhanced features at a lower cost. Given the rapid advances in the wireless telecommunications industry, there can be no assurances that new technologies will not evolve that will compete with the Company's products.

  In addition to the Company's technology standard, three competing technology standards have emerged in the mobile PCS industry.

  PCS 1900 is a modified version of the European RF technology used to access the standard GSM network for digital 900 MHz cellular telephones. PCS 1900 is a TDMA-based technology supported by Ericsson, Motorola, NOKIA Mobile Phones and Northern Telecom. Seven U.S. service operators with A and B Block licenses covering approximately 150.0 million POPs have committed to this technology, and it is widely believed to be a leading contender for further deployment, particularly for operators without U.S. cellular properties. Based on the technology preferences indicated by the A and B Block license holders and the successful bidders in the Entrepreneurs' Band auction, GSM will be deployed by license holders with licenses covering approximately 200 million POPs, representing approximately 76% of the total population of the U.S. This percentage could increase when additional successful bidders in the Entrepreneurs' Band auction and the D, E and F Block auctions have selected their technology preferences. APC introduced the first commercial PCS system in the U.S. in the Baltimore/Washington, D.C. MTA in November 1995 using PCS 1900 equipment. Because Omnipoint is integrating its system with GSM, Omnipoint System equipment can be combined with PCS 1900 equipment in a single network. Accordingly, operators that select PCS 1900 represent additional potential customers for Omnipoint System equipment.

  IS-95 CDMA is the CDMA standard proposed as an upgrade for existing analog cellular service to digital service. Qualcomm is the primary proponent of IS-95 CDMA for PCS service. IS-95 has also received support from Motorola, AT&T Wireless and Northern Telecom. IS-95's service supporters include Sprint Spectrum and Bell Atlantic, NYNEX, US West and AirTouch Communications Inc., through their consortium, PCS PrimeCo, L.P., which have announced their intention to deploy a modified version of this technology at 1.9 GHz. However, no PCS networks utilizing CDMA technology at 1.9 GHz are in commercial service in the U.S.

  IS-54 TDMA is the TDMA standard that several cellular carriers are implementing as they upgrade to digital service. Primary network suppliers are Lucent Technologies, Inc., Ericsson and Hughes. AT&T Wireless, SBC Communications, Inc. ("SBC") and Bell Telephone Co. of Canada are the primary 800 MHz service supporters. AT&T Wireless and SBC have declared that they will deploy systems based on IS-54 at 1.9 GHz, defined as IS-136 TDMA. IS-54 TDMA, like PCS 1900, faces no major technological hurdles in upbanding to 1.9 GHz PCS. Upbanded IS-54 TDMA equipment is expected to become generally available in 1996.

STRATEGIC RELATIONSHIPS

 Northern Telecom Relationship

  In 1994, the Company entered into a non-exclusive agreement to integrate its technology with Northern Telecom's established network architectures. Pursuant to the agreement, the parties will integrate the Omnipoint System with Northern Telecom's digital GSM and Advanced Intelligent Network ("AIN") central office switches. Omnipoint will deploy the Omnipoint/GSM integrated system in the New York MTA and has also agreed to jointly market integrated systems throughout North America.

  The integrated system will offer wireless voice services including mobile coverage at prices which the Company believes will be competitive with the cellular operators and other PCS operators. The system will initially use a GSM interface between Omnipoint's RF access technology and the digital switches. Use of an available network interface such as GSM should ensure the timely deployment of PCS systems utilizing Omnipoint's technology. Omnipoint and Northern Telecom also plan to integrate Omnipoint's technology with Northern Telecom's AIN Class 5 switches, which today are primarily sold to Regional Bell Operating Companies for their central office switching.

  Northern Telecom and the Company have signed a series of equipment OEM and supply agreements, as well as the NT Credit Facility. Northern Telecom will make varying payments as it purchases core electronics (primarily radio and digital cards for base stations) and software from the Company. Northern Telecom has made an initial $3.0 million license payment (part of up to $12.0 million in licensing and OEM fees to be paid to the Company under certain circumstances) and may make additional royalty payments based upon shipments of Omnipoint products. Northern Telecom will then sell Omnipoint/Northern Telecom integrated systems to PCS operators, including the Company. A substantial portion of the Company's purchases to build out the New York network will be financed by Northern Telecom under the NT Credit Facility. Northern Telecom has executed a non-binding commitment letter to extend the NT Credit Facility from $382.5 million to $612.0 million on substantially the same terms. Such extension is subject to approval by the Board of Directors of Northern Telecom. If a definitive agreement is reached, the Company expects to use these funds in the New York MTA or other markets which the Company acquired in the Entrepreneurs' Band auction.

  The initial pilot network is scheduled to be delivered and installed in Manhattan in the first half of 1996. Omnipoint and Northern Telecom have announced that their integrated systems will be introduced commercially for sale to other PCS operators in 1998.

 Ericsson Relationship

  On April 16, 1996, Ericsson and the Company and their respective affiliates entered into a series of definitive agreements including: (i) a licensing and OEM agreement relating to the Omnipoint System; (ii) a GSM handset supply agreement; and (iii) subject to completion of vendor financing agreements, a supply agreement for infrastructure equipment to be deployed as part of the Company's networks. Each of these agreements has a term of five years commencing on the date on which it was executed. In addition, Ericsson and the Company have entered into a non-binding commitment letter regarding vendor financing for the New York MTA network.

  Under the non-exclusive licensing and OEM agreement, Ericsson will purchase from the Company base stations for resale worldwide as part of Ericsson wireless systems in the 1850-1990 MHz frequency band. For the rights granted under the licensing and OEM agreement, Ericsson will pay license fees and royalties, including an initial $4.5 million license fee.

  Under the agreement for the sale of Ericsson infrastructure equipment, the Company and its affiliates, subject to certain conditions, have committed to purchasing up to $250.0 million of a mix of IS-661 and PCS 1900 infrastructure equipment, with a portion of such commitment being dependent on the licenses that affiliates of the Company acquire through the Entrepreneurs' Band auction. The Company will also purchase GSM handsets from Ericsson in accordance with the terms of the GSM handset supply agreement.

  The non-binding commitment letter sets forth the terms governing Ericsson's commitment to provide $127.5 million of vendor financing for the New York MTA network to OCI for (i) amounts owed to Ericsson under the infrastructure supply agreement, and (ii) amounts owed to Ericsson under the handset agreement, so long as these latter amounts do not exceed 50% of the amounts owed to Ericsson for infrastructure equipment.

  Also in April 1996, the Company and Orbitel entered into a non-binding memorandum of understanding regarding the development and manufacture of single mode IS-661 and dual mode IS-661/PCS 1900 handsets. Under this memorandum of understanding, Orbitel will develop, manufacture and provide dual mode IS-661/PCS 1900 handsets in accordance with a mutually-agreed upon timetable commencing at the time OCI shall agree to a minimum purchase commitment to be determined after the parties have ascertained the resources necessary for the development and manufacture of such handsets.

  The definitive agreements contemplate other cooperation between the parties, including assistance on IS-661 integration with the GSM interface and related systems, cooperation on new applications for the Omnipoint System, including data services, developmental efforts relating to handsets, technical trials of IS-661 technology and the establishment of GSM standards. In addition, the memorandum of understanding between the Company and Ericsson signed in November 1995 contemplates an option for Ericsson to purchase up to 9.9% of a subsidiary created by Omnipoint to pursue the Company's technology and equipment business.

 Hansol Relationship

  On December 12, 1995, the Company granted a non-exclusive license to Hansol to manufacture Omnipoint System handsets and entered into a strategic alliance with Hansol for the promotion of the Omnipoint System in the Republic of Korea and other parts of Asia. The agreement provides that, subject to certain preconditions such as competitive pricing, quality and availability, Omnipoint will purchase Hansol manufactured handsets for sale to subscribers in areas covered by the Company's Entrepreneurs' Band markets. Hansol has the right to designate management representatives and may have engineers and other personnel working with Omnipoint to develop the Company's networks.

 Roaming Arrangements

  The Company has signed memoranda of understanding with GSM-based PCS providers PacBell, BellSouth, Western Wireless, InterCel, APC and APT, to provide subscribers with roaming capability in the markets where these parties will operate PCS services. The memoranda of understanding are not binding unless incorporated in definitive agreements. Additionally, the Company and these GSM-based PCS providers will conduct joint tests of Omnipoint's technology and plan to work together to establish PCS infrastructure and handset standards and conduct joint marketing efforts. Based on the technology preferences indicated by the A and B Block license holders and the successful bidders in the Entrepreneurs' Band auction, GSM will be deployed by license holders with licenses covering approximately 76% of the total population of the U.S. This percentage could increase when additional successful bidders in the Entrepreneurs' Band auction and the D, E and F Block auctions have selected their technology. The Company and certain other PCS license holders are currently exploring alternatives to ensure that the GSM protocol will be available in all U.S. markets. There can be no assurance that the Company or others will be successful in this endeavor. In addition, the Company has entered into discussions with several GSM-based PCS providers in Europe, Asia and the Middle East to provide Omnipoint subscribers with roaming capabilities in the areas where those parties provide PCS services.

REGULATORY ENVIRONMENT

  The FCC regulates the licensing, construction, operation and acquisition of wireless telecommunications systems in the U.S. pursuant to the Communications Act of 1934, as amended, and the rules, regulations and policies promulgated by the FCC thereunder (the "Communications Act"). Under the Communications Act, the FCC is authorized to allocate, grant and deny licenses for PCS frequencies, establish regulations governing the interconnection of PCS systems with wireline and other wireless carriers, grant or deny license renewals and applications for transfer of control or assignment of PCS licenses, and impose fines and forfeitures for any violations of FCC regulations.

 PCS Licensing

  The FCC established PCS service areas in the U.S. based upon Rand McNally's market definition of 51 MTAs comprised of 493 smaller BTAs. In June 1994, the FCC finalized the allocations of the 1.85 to 1.99 GHz bands for broadband PCS services. The Commission distinguished the licenses along four dimensions, including (i) the amount of RF spectrum - 30 MHz versus 10 MHz, (ii) the size of geographic area - MTA versus BTA, (iii) the eligibility to own the license and participate in the specific auction for each type of license, and (iv) the timing of the auctions regarding each of the above categories.

  The FCC decided that two 30 MHz licenses, designated as Blocks A and B, would be allocated geographically to MTAs (these include the Block A licenses granted to the Pioneers in their respective MTAs). The 30 MHz MTA auction ended in March 1995, and the FCC granted those licenses in June 1995. Four licenses designated as Blocks C, D, E and F were allocated as BTAs. The C and F Block licenses were allocated 30 MHz and 10 MHz of spectrum, respectively, and reserved for "Entrepreneurs." Eligibility to bid for and hold licenses in the Entrepreneurs' Band is limited to entities that, together with their affiliates and certain investors, have gross revenues of less than $125 million in each of the last two years and total assets of less than $500 million. Eligible bidders in the Entrepreneurs' Band are given certain bidding credits and successful bidders are given favorable installment payment terms. The D and E Blocks are each 10 MHz and will be available for all auction participants. The Entrepreneurs' Band auction for the Block C licenses has been recently completed. Blocks D, E and F have not yet been auctioned. There is pending at the FCC a rulemaking proceeding seeking public comment on the procedure to be followed in auctioning Blocks D, E and F. The remaining 20 MHz of the 140 MHz of PCS spectrum available was allocated for unlicensed PCS applications such as wireless PBX adjuncts, LANs and home cordless phones. All PCS licenses will be granted for a 10-year period, at the end of which they must be renewed. Licenses may be revoked at any time for cause.

  The Company's New York MTA and Entrepreneurs' Band networks will operate in the spectrum now partially occupied by private and common carrier fixed microwave users. Many of these microwave incumbents provide services that may interfere with or receive interference from the operation of PCS networks and, as a result, will have to be negotiated with or relocated. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted a transition plan to relocate such microwave operators to other spectrum blocks. In the event the Company displaces a microwave incumbent, the

Company must pay the microwave incumbent's relocation expenses and take actions necessary to put the microwave incumbent's new facility into operation. The Company expects to implement a frequency plan that will minimize to the extent possible the number of existing microwave users that need to be relocated.

 Pioneer's Preference Program

  Omnipoint is one of only three recipients of a broadband PCS Pioneer's Preference license. Under the terms of the FCC's Pioneer's Preference program and pursuant to an FCC order, Omnipoint was awarded a preference to apply for a license not subject to competing applications to provide service in the New York MTA. The Company received the New York MTA License consisting of 30 MHz of PCS spectrum (1850 to 1865 MHz and 1930 to 1945 MHz) in December 1994. The final terms of the Pioneer's Preference awards are contained in the GATT legislation. All of the litigation related to the GATT legislation have been dismissed and all appeal rights have expired.

  Pursuant to the terms of the GATT legislation, each of the Pioneers is required to pay for its license a sum equal to 85% of the product of (i) the average per POP price paid in the auctions for the licenses in the top 20 MTAs based on population, not including the three MTAs in which only one 30 MHz license was to be auctioned due to the Pioneers' Preferences (i.e., the average is based on the per POP prices for 40 licenses), times (ii) the number of 1990 POPs in each of the Pioneer's MTAs. Based on the final round of the A and B Block auctions, the Company will pay $347.5 million or $12.88 per POP for the New York MTA License.

  The GATT legislation prohibits the FCC from reconsidering its December 1993 Report and Order granting final preference awards to the three Pioneers. The legislation also mandates that the decision is not subject to further administrative or judicial review. GATT also provides that the FCC establish by order the interest rate and the timing of principal and interest payments. On March 8, 1996, the FCC adopted such an order, the terms and conditions of which are as follows: (i) a five-year payment period with interest accruing at 7.75% from the order adoption date with the first payments due on April 8 and April 30, 1996 and subsequent quarterly payments due on April 30, July 31, October 31 and January 31, (ii) interest only payments for the first two years, and (iii) principal and interest payments for the remaining three years. The Company made the first interest payment of $2.2 million on April 5, 1996, and the second payment of $4.5 million on April 30, 1996.

 Conditions on Licenses

  The FCC has placed certain conditions on the Company's New York MTA License, some of which will also apply to the Company's Entrepreneurs' Band licenses. The conditions include the requirement that the Company construct network facilities that offer coverage to at least one-third of the population in the particular MTA or BTA service area within five years of the grant of the license (the "Five-Year Buildout Requirement") and to at least two-thirds of the population within 10 years (the "10-Year Buildout Requirement"), assignment and change of control restrictions and substantial use requirements. Violations of any of these conditions could result in license revocations, forfeitures or fines.

  The New York MTA License is and the Company's Entrepreneurs' Band licenses will be subject to the Five-Year Buildout Requirement and the 10-Year Buildout Requirement. In the case of the New York MTA License, the Five-Year Buildout Requirement must be met by December 1999 and the 10-year Buildout Requirement by December 2004. The Company believes it can achieve these requirements as well as the buildout requirements that will apply to its Entrepreneurs' Band licenses. Licensees that fail to meet their respective coverage requirements may be subject to forfeiture of the license.

  The Pioneer's Preference PCS licenses contain a provision prohibiting an assignment of the license or a transfer of control of the licensee until the earlier of three years after the license grant (i.e., not before December
1997) or the date on which the Company has provided coverage for one-third of the license area's population. In addition, the Communications Act requires the FCC's prior approval of the assignment or transfer of control of a PCS license. In addition, the FCC has established transfer disclosure requirements that require licensees who transfer control of or assign a PCS license within the first three years to file associated contracts for sale, option agreements, management agreements or other documents disclosing the total consideration that the applicant would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds a PCS license or PCS system generally may be bought or sold without prior FCC approval.

  The Entrepreneurs' Band licensees will be prohibited from voluntarily assigning or transferring control of their licenses for three years after grant date and for the two year period thereafter may assign or transfer control of their licenses only to other entities that satisfy the financial criteria established for the Entrepreneurs' Band. In addition, licensees must maintain their Entrepreneurs' Band eligibility for five years from the date of initial license grant. In that regard, however, increased gross revenues, increased total assets from non-attributable equity investments, debt financing, and revenue from operations, business development or expanded service are not considered by the FCC. The FCC has announced that it may conduct audits to insure compliance with all license conditions.

  The New York MTA License contains a condition that requires the Company to construct a PCS system that "substantially uses" the design and technology upon which the Pioneer's Preference award was based. The condition expires upon the system providing coverage for one-third of the population of the MTA. The FCC has never specifically defined the phrase "substantial use." In January 1996, Wireless Communications Council ("WCC"), a trade association with only one disclosed member, who is a proponent of IS-95 CDMA technology, filed a petition with the FCC seeking clarification of the phrase. The FCC has never indicated whether it will consider the WCC petition. While there can be no assurance as to whether or how the FCC will construe such phrase, the Company believes, on the basis of prior FCC pronouncements, that its present plan to use the Omnipoint/GSM System to build out the New York MTA network will satisfy the "substantial use" condition. The Entrepreneurs' Band licenses will not contain a similar condition.

 Citizenship Requirements

  Under the Communications Act, non-U.S. citizens or their representatives, foreign governments, or corporations otherwise subject to domination or control by non-U.S. citizens may not own more than 20% of a common carrier licensee directly, or, if the FCC finds it consistent with the public interest, more than 25% of the parent of a common carrier licensee. Non-U.S. citizens may not serve as officers of a common carrier licensee or as members of a common carrier licensee's board of directors, although up to one-fourth of the board of directors of a common carrier licensee's parent may be non-U.S. citizens.

  Failure to comply with these requirements may result in the FCC issuing an order to the entity requiring divestiture of alien ownership to bring the entity into compliance with the Communications Act. In addition, fines, a denial of renewal or revocation of the license are possible. The Company has no knowledge of any present foreign ownership in violation of the Communications Act.

 Telecommunications Act of 1996

  The Telecom Act is the first comprehensive legislation changing telecommunications regulation in over 60 years. In general, its goal is to remove the statutory and court-ordered barriers that historically prohibited new entrants into many segments of the telecommunications industry. The Telecom Act enables LECs, long distance carriers, cable companies, broadcasters and others to compete directly. For example, prior to passage of the Telecom Act, the Bell Operating Companies (the "BOCs"), largely as a result of regulation, had developed the only pervasive local exchange in their operating areas (the "local loop"), but were restricted by federal law from providing long distance service. Conversely, many state laws prohibited long distance carriers and other telecommunications companies from competing with the BOCs and other large LECs in the local loop. The Telecom Act attempts to create opportunities for competition within the local loop, while allowing monopoly LECs eventually to enter the long distance market. It requires the BOCs and other LECs to permit competitors to interconnect with their local loop networks. The passage of the Telecom Act will affect the business of the Company because of the likely creation of more opportunities to compete in both the local exchange and long distance markets for the same or similar types of services that the Company plans to offer as well as the specific treatment of commercial mobile radio service operators such as the Company. However, the Company cannot predict the exact nature and extent of this competition. The Telecom Act directs the FCC to adopt rules implementing interconnection within six months of passage. The FCC has announced its intention to conduct a number of rulemaking proceedings which it expects to complete by the third quarter of 1996.

PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS

  As of March 31, 1996, Omnipoint has received 14 patents on its technology, has two patent applications which have been allowed, and has 51 U.S. and 59 foreign patent applications pending. The issued patents will expire between May 2008 and November 2013. The Company will continue to file patent applications as engineering developments occur. The policy of the Company is to apply for patents or other appropriate or statutory protection when it develops valuable new or improved technology. The Company believes, however, that the successful development of its technology generally depends more upon the experience, technical know-how and creative ability of its personnel rather than on ownership of patents.

  The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. Accordingly, there can be no assurance that patent applications filed by the Company will result in patents being issued or that its patents, and any patents that may be issued to it in the future, will afford protection against competitors with similar technology; nor can there be any assurance that patents issued to the Company will not be infringed upon or designed around by others or that others will not obtain patents that the Company would need to license or design around. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents might be in a position to require companies to obtain licenses. There can be no assurances that licenses that might be required for the Company's products would be available on reasonable terms, if at all. To the extent that licenses are unavailable, or are not available on acceptable terms, no assurance can be made that the failure to obtain a license would not adversely impact the Company.

  In addition to seeking patent protection, the Company relies on trade secrets to protect its proprietary rights. The Company attempts to protect its trade secrets and other proprietary information through agreements with customers and suppliers, non-disclosure and non-competition agreements with employees and consultants and other security measures. Although the Company intends to protect its rights vigorously, there can be no assurance that these measures will be successful.

FACILITIES

  The Company's principal administrative offices are located in leased space in Arlington, Virginia and its sales, marketing, support, research and development personnel occupy two facilities in Colorado Springs, Colorado. The largest facility is located in approximately 51,384 square feet of subleased space (increasing to approximately 68,512 square feet in August 1996). Another facility is located in approximately 35,000 square feet of leased space (increasing to approximately 54,850 square feet in October 1996). The Virginia lease and the Colorado sublease and lease are pursuant to agreements which expire in February 1998, August 1997 and September 2000, respectively. The Company recently leased a 20,000 square foot facility in Fort Worth, Texas, which expires March 31, 1999.

  In November 1995, the Company acquired a building with approximately 24,000 square feet in Wayne, New Jersey to house OCI's network control center. OCI leases a 12,000 square foot facility in Mountain Lakes, New Jersey, on a short-term basis. The Company also has acquired the rights to more than 5,000 sites in the New York MTA as possible locations for cell sites.

EMPLOYEES

  As of March 31, 1996, the Company had a total of 234 employees, including 175 in engineering, 12 in sales, marketing and product management and 47 in administration and finance. The Company's future success will depend in significant part on the continued service of its key technical, sales and senior management personnel. Competition for such personnel is intense and there can be no assurance that the Company can retain its key managerial, sales and technical employees, or that it can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

LITIGATION

  The Company is not currently aware of any pending or threatened litigation that could have a material adverse effect on the Company's financial condition, results of operations or cash flows.

                                  MANAGEMENT

OFFICERS AND DIRECTORS

  The table below sets forth the names, ages and titles of the officers and directors of the Company.

               NAME              AGE                  POSITION
   Douglas G. Smith.............  42 President, Chief Executive Officer,
                                      Chairman of the Board and Director
   George F. Schmitt............  52 President of Omnipoint Communications Inc.,
                                      Executive Vice President and Director of
                                      Omnipoint Corporation
   Bradley E. Sparks............  49 Chief Financial Officer
   Randall R. Meals.............  39 Chief Operating Officer of Omnipoint
                                      Technology Division
   Evelyn R. Goldfine...........  49 Chief Administrative Officer and Director
   Robert C. Dixon..............  64 Chief Scientist
   Harry Plonskier..............  43 Vice President, Finance of Omnipoint
                                      Communications Inc.
   Arthur A. Pumo...............  56 Vice President, Human Resources of
                                      Omnipoint Corporation
   Richard L. Fields(2).........  39 Director
   Paul J. Finnegan(1)..........  43 Director
   Arjun Gupta(2)...............  35 Director
   James N. Perry, Jr.(2).......  35 Director
   James J. Ross(1).............  58 Director and Vice Chairman of the Board
   Edwin M. Martin, Jr..........  53 Secretary

- --------
(1) Member, Audit Committee
(2) Member, Compensation Committee

  Douglas G. Smith founded the Company in June 1987 and has continuously served as Chairman, President and Chief Executive Officer. From 1985 to 1987, he was one of four professionals in a small venture capital fund focusing on opportunities in the electronic information industry. From 1980 to 1985, he founded and managed the Investment Data Systems Division of Strategic Information (a division of Ziff-Davis Publishing). He received his M.B.A. from the Harvard Business School, an M.A. from Oxford University and his B.A. from Georgetown University.

  George F. Schmitt has served as President of Omnipoint Communications Inc. and Executive Vice President of the Company since October 1, 1995. From November 1994 to September 1995, Mr. Schmitt was President and Chief Executive Officer of PCS PrimeCo, a PCS partnership formed by AirTouch Communications, Bell Atlantic, NYNEX and US West. From November 1993 to November 1994, Mr. Schmitt was Executive Vice President, International Operations of AirTouch Communications. From January 1990 to March 1994 he served as Vice President of Pacific Telesis Group, a predecessor to AirTouch and was given the responsibility of building and operating the first digital cellular system in the world, the D2 GSM network in Germany in 1990. Prior to January 1990, Mr. Schmitt held various senior management positions with Pacific Telesis Group and Pacific Bell. Mr. Schmitt is a member of the Board of Directors of Objective Systems Integrators, Inc. Mr. Schmitt received his MSM degree from the Stanford University School of Business and a B.A. from St. Mary's College of California.

  Bradley E. Sparks became the Chief Financial Officer of Omnipoint Corporation upon joining the Company in April 1995. Prior to that time, he was employed by MCI Communications Corporation, an international telecommunications company where, from 1993 to 1995, he held the position of Vice President and Controller and, from 1988 to 1993, served as Vice President and Treasurer. Prior to MCI, he worked for Ryder System,

Inc. for over twelve years in various financial management positions. Mr. Sparks holds a B.S. degree from the U.S. Military Academy at West Point and a M.S. degree in Management from the Alfred P. Sloan School of Management at MIT. He is also a certified public accountant.

  Randall R. Meals was named Chief Operating Officer for the Technology Division in December 1994. Prior to joining the Company, from 1991, he was the General Manager of Hewlett Packard's Information Networks Division and managed a 600-person division addressing communications, networking, systems I/O and peripherals for Hewlett Packard's computer systems business. Prior to joining Hewlett Packard in 1991, Mr. Meals spent 14 years with ATT/NCR Corp. where he held a number of positions. Mr. Meals received a B.S. degree from Iowa State University, an M.S. degree from Kansas State University and an M.B.A. from Wichita State University.

  Evelyn R. Goldfine is a private venture investor who joined the Company as Director of Administration in 1990, became a Director in late 1991 and become Chief Administrative Officer in 1994. She is a certified public accountant and holds a B.A. degree from the City University of New York and an accounting degree from Bentley College.

  Robert C. Dixon joined the Company as its Chief Scientist in July 1989. Mr. Dixon has held various senior positions with many of the country's largest defense contractors and technology companies since 1958, including Senior Research Engineer for Northrop Corporation and Chief Scientist for Hughes Aircraft. Mr. Dixon has also served as a consultant in the area of spread spectrum technology.

  Harry Plonskier became Vice President, Finance of OCI in July 1994. From April 1992 to June 1994, he was Vice President of Dyson Kissner Corporation. From 1986 to 1992 Mr. Plonskier served as Chief Financial Officer of Cellular One of New York (the McCaw/LIN cellular system) and prior to that, he served as Controller. Mr. Plonskier holds an M.B.A. and a B.A. degree from the University of Michigan.

  Arthur A. Pumo has served as Vice President, Human Resources of the Company since September 1995. From January 1993 through April 1995, he served as Vice President of Human Resources for Legent Corporation. From May through December 1992, he was the Manager, National Benefits Center for IBM Corp. From March 1990 through April 1992, Mr. Pumo was the Human Resource Director, North Carolina Area, for IBM.

  Richard L. Fields has served as Director of the Company since September 1991. Since February 1994, Mr. Fields has been a Managing Director and Executive Vice President of Allen & Company Incorporated ("Allen"), and prior to such time he was a Vice President of Allen.

  Paul J. Finnegan, a Director of the Company since August 1993, has been Vice President of Madison Dearborn Partners, Inc., the general partner of the general partner of Madison Dearborn Capital Partners, L.P, since January 1993. Previously, he served in various positions at First Capital Corporation of Chicago and its affiliates. Mr. Finnegan currently serves as a director of The Skyline Fund.

  Arjun Gupta has served as a Director of the Company since August 1995. Since August 1994, Mr. Gupta has been a Vice President of Chatterjee Management Company. From November 1993 to July 1994, Mr. Gupta was a private consultant. Prior to that, from June 1993 he was with Kleiner Perkins Caufield & Byers and from October 1989 through June 1993, Mr. Gupta was with McKinsey & Company. Mr. Gupta received an M.B.A. from the Stanford University School of Business in 1989.

  James N. Perry, Jr. has been a Director of the Company since August 1993. In January 1993, he became Vice President of Madison Dearborn Partners, Inc., the general partner of the general partner of Madison Dearborn Capital Partners, L.P. Previously, Mr. Perry served in various positions at First Capital Corporation of Chicago and its affiliates. Mr. Perry currently serves as a director of Clearnet Communications, Inc.

  James J. Ross, Vice-Chairman and Director of the Company since 1989, is a private venture investor. Since February 1995, Mr. Ross has been Of Counsel in the law firm of Becker Ross Stone DeStefano & Klein and for more than five years prior to such time, he was a partner at such firm.

  Edwin M. Martin, Jr. has served as Secretary of the Company since 1987. Since 1993, Mr. Martin has been a partner of the law firm of Piper & Marbury L.L.P., which has provided legal services to the Company and which the Company has retained to provide legal services in fiscal year 1996. Mr. Martin was formerly a partner in the law firms of Pepper, Hamilton & Scheetz and Hale and Dorr.

  The Company currently has authorized eight directors. Each director holds office until the next annual meeting of stockholders or until his successor is duly elected and qualified. The officers serve at the discretion of the Board.

DIRECTORS' COMPENSATION AND OTHER ARRANGEMENTS

  Directors of the Company to date have received no compensation for their services in such capacity, but are reimbursed for out-of-pocket travel expenses in connection with company-related business. James J. Ross has an oral consulting agreement with the Company, pursuant to which he is paid $52,000 on an annual basis. Mr. Ross provides consulting services involving business development and investor and government relations. The consulting agreement is terminable at will by the Company.

EXECUTIVE COMPENSATION

  The following table sets forth certain annual compensation information for the Company's Chief Executive Officer and each of the other executive officers of the Company whose annual salary exceeded $100,000 as of December 31, 1995 (collectively, the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                         ------------------------------------------ ---------------------------
        NAME AND                                     OTHER ANNUAL    RESTRICTED      OPTIONS
   PRINCIPAL POSITION    YEAR  SALARY  BONUS(1)     COMPENSATION(2) STOCK AWARDS  (# OF SHARES)
Douglas G. Smith(3)..... 1995 $175,625 $100,350         $28,928         --               --
 President and Chief     1994  110,000  115,000 (4)      15,996         --               --
  Executive Officer      1993  110,000   56,000 (5)      19,258         --               --

Evelyn Goldfine......... 1995  100,625   20,000          28,615 (6)     --            25,420 (7)
 Chief Administrative    1994   84,000   16,800          21,353         --               420
  Officer                1993   62,900   14,000           6,976         --               --

Randall R. Meals........ 1995  175,000   66,250 (8)      57,680 (9)     --           125,000 (11)
 Chief Operating         1994   12,676        0             263         $ 0 (10)     125,000 (12)
  Officer,               1993      --       --              --          --               --
 Omnipoint Technology
  Division
Harry Plonskier......... 1995  127,312   25,925          13,986         --            37,759 (11)
 Vice President, Finance 1994   62,500   12,500          16,904         --            37,759( 12)
  OCI                    1993      --       --              --          --               --

Bradley E. Sparks....... 1995  100,938   28,500           5,298           0 (13)     100,000
 Chief Financial Officer 1994      --       --              --          --               --
                         1993      --       --              --          --               --

- --------
(1) The Company's executive officers are eligible for annual cash bonuses. Such bonuses are generally based upon achievement of corporate and individual performance objectives determined by the Compensation Committee; however, certain bonuses are specified in employment agreements.
(2) Includes amounts reimbursed in connection with a supplemental benefit program, premiums on life insurance and office and car allowances. With respect to Messrs. Smith and Meals, also includes relocation expenses.
(3) "Other Annual Compensation" includes office allowance for all years and relocation expenses for 1993.

(4) Represents several bonuses earned in 1994 based on performance goals and paid in July 1995.
(5) Represents several bonuses earned in 1993 based on performance goals and paid in July 1995.
(6) Includes a $22,000 reimbursement for non-recurring expenses.
(7) Includes options to purchase 420 shares originally granted in 1994 which were repriced during 1995.
(8) Includes $54,250 for forgiveness of a loan in accordance with Mr. Meals' employment agreement. See "Certain Transactions--Loans to Certain Officers."
(9) Includes $53,315 for relocation expenses in accordance with Mr. Meals' employment agreement.
(10) Represents 25,000 shares of Common Stock at a value of $10.00 per share on the date of the restricted stock grant, net of $10.00 per share paid by the Named Officer. Such shares vest in equal annual installments over five years, beginning December 1995. The aggregate value of such shares at December 31, 1995, based on a fair market value of $14.00 per share, net of consideration, was $100,000. See "Certain Transactions--Loans to Certain Officers."
(11) Represents the repricing in 1995 of options which were originally granted in 1994, all of which vest over five years.
(12) Represents options which were subsequently cancelled in connection with their repricing in 1995.
(13) Represents 12,500 shares of Common Stock at a value of $6.00 per share on the date of the restricted stock grant, net of $6.00 per share paid by the Named Officer. Such shares vest in equal annual installments over five years, beginning April 1996. The aggregate value of such shares at December 31, 1995, based on a fair market value of $14.00 per share, net of consideration, was $100,000. See "Certain Transactions--Loans to Certain Officers."

  The following table contains further information concerning the stock option grants made to each of the Named Officers during the fiscal year ended December 31, 1995.

                                 OPTION GRANTS IN LAST FISCAL YEAR
                                         INDIVIDUAL GRANTS                      POTENTIAL
                         ------------------------------------------------- REALIZABLE VALUE AT
                                    % OF TOTAL                               ASSUMED ANNUAL
                         NUMBER OF   OPTIONS                                 RATES OF STOCK
                         SECURITIES GRANTED TO EXERCISE                    PRICE APPRECIATION
                         UNDERLYING EMPLOYEES   OR BASE                    FOR OPTION TERM(4)
                          OPTIONS   IN FISCAL    PRICE                     -------------------
          NAME           GRANTED(1)  YEAR(2)   ($/SH)(3)  EXPIRATION DATE     5%       10%
Douglas G. Smith........      --        --         --                  --       --         --
Evelyn Goldfine.........   25,420      1.38%     $6.00   8/1/04 - 12/31/04 $ 95,919 $  243,078
Randall R. Meals........  125,000      6.78       6.00              1/5/05  471,671  1,195,307
Harry Plonskier.........   37,759      2.05       6.00   8/5/04 - 12/31/04  142,479    361,069
Bradley E. Sparks.......  100,000      5.42       6.00   4/17/05 - 5/17/05  377,337    956,245

- --------
(1) Stock options vest over five years, 20% in the first year and monthly thereafter on a pro rata basis, provided that such officer remains continuously employed by the Company.
(2) Based on 1,844,888 options granted in fiscal 1995, including repriced options to purchase 380,750 shares.
(3) All stock options were granted with exercise prices equal to the fair market value, as determined by the Board of Directors, on the grant date. Following the Company's financing in June 1995, the Board of Directors repriced the stock options at $6.00 to reflect the adjusted fair market value of the Common Stock.
(4) These amounts are based on compounded annual rates of stock price appreciation of five and ten percent over the 10-year term of the options, are mandated by rules of the Securities and Exchange Commission and are not indicative of expected stock performance. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock, overall market conditions, as well as the option holders' continued employment throughout the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

  The following table sets forth certain information regarding options to purchase Common Stock held as of December 31, 1995 by each of the Named Officers. None of such Named Officers exercised any options during the year ended December 31, 1995.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                              NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                         UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                               AT FISCAL YEAR END               AT FISCAL YEAR END(1)
                         ----------------------------------   -------------------------
          NAME            EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
Douglas G. Smith........               --                 --         --           --
Evelyn Goldfine.........           235,745             25,330 $3,300,430   $  354,620
Randall R. Meals........            25,000            100,000    350,000    1,400,000
Harry Plonskier.........            17,248             20,511    241,472      287,154
Bradley E. Sparks.......                 0            100,000          0    1,400,000

- --------
(1) Calculated on the basis of $14.00 per share, the fair market value of the Common Stock at December 31, 1995, as determined by the Company's Board of Directors, less the exercise price payable for such shares, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENTS

  The Company and OCI entered into an employment agreement with Mr. Schmitt effective October 1, 1995, which provides for an annual salary of $175,000, which is guaranteed by the Company, in addition to certain other benefits. Pursuant to the agreement, Mr. Schmitt serves as President of OCI and Executive Vice President of the Company. Mr. Schmitt is eligible for an annual bonus of up to $50,000 or such greater amount as determined by the Compensation Committee; provided that the bonus for 1995 is pro rated from October 1, 1995. In the event the agreement is terminated without cause by the Company or upon the occurrence of certain events, for a period of up to two years following termination, Mr. Schmitt is entitled to receive severance compensation in the amount of the base salary, bonus compensation and medical benefits for the most recent 12-month period which would otherwise be payable to Mr. Schmitt. Mr. Schmitt's employment agreement also provides for forgiveness of the principal and interest payments due under a note from Mr. Schmitt to the Company for the purchase of 125,000 shares of Common Stock. See "Certain Relationships and Related Transactions--Loans to Certain Officers." Mr. Schmitt's shares are subject to a five year repurchase option by the Company that declines by 20% per year (a "Five Year Repurchase Option"). Mr. Schmitt's employment agreement provides that during the employment period and for two years thereafter, Mr. Schmitt will not engage in the business of providing wireless personal communication services anywhere in the territory covering the New York MTA or other geographic regions covered by licenses for which Mr. Schmitt has managerial responsibility.

  The Company granted to Mr. Schmitt an option to purchase 437,500 shares at a purchase price of $6.00 per share; an option to purchase 250,000 shares at a purchase price of $16.00 per share; an option to purchase 250,000 shares at a purchase price of $20.00 per share and an option to purchase 125,000 shares at a purchase price of $24.00 per share. All options vest in annual installments over a five year period except the 125,000 share option which vests as to 12,500 shares on the first anniversary of the grant, 25,000 shares on each of the next four anniversaries and 12,500 shares on the sixth anniversary.

  On April 17, 1995, Mr. Sparks entered into an employment agreement with the Company, pursuant to which Mr. Sparks serves as Vice President, Finance and Chief Financial Officer of the Company. The agreement provides for an initial annual base salary of $142,500, in addition to certain other benefits. Mr. Sparks participates in the Executive Bonus Plan whereby he is eligible for annual bonus payments in an amount up to 20% of his base salary, at the discretion of the Chief Executive Officer and the Board of Directors. See "-- Executive Bonus Plan." Upon termination of the agreement by the Company without cause, Mr. Sparks is entitled to receive the compensation and benefits which would otherwise be payable to Mr. Sparks for a maximum of six months following such termination. Mr. Sparks' employment agreement provides for annual forgiveness of the principal and interest payments due under a note from Mr. Sparks to the Company for the purchase of 12,500 shares of Common Stock. See "Certain Relationships and Related Transactions--Loans to Certain Officers." Mr. Sparks' shares are subject to a Five Year Repurchase Option. The Company granted Mr. Sparks an option to purchase 100,000 shares at a purchase price of $6.00 per share, vesting over a five year period.

  In December 1994, Mr. Meals entered into an employment agreement with the Company pursuant to which Mr. Meals serves as Chief Operating Officer of the Company's Technology Division, and provides for a base salary of $175,000 per year in addition to certain other benefits. Mr. Meals participates in the Executive Bonus Plan whereby he is eligible to receive annual bonus payments in an amount up to 20% of his base salary, at the discretion of the Board of Directors. See "--Executive Bonus Plan." Mr. Meals' employment agreement provides for a annual forgiveness of the principal and interest payments due under a note from Mr. Meals to the Company for the purchase of 25,000 shares of Common Stock. See "Certain Relationships and Related Transactions--Loans to Certain Officers." Mr. Meals' shares are subject to a Five Year Repurchase Option. The Company granted to Mr. Meals an option to purchase 125,000 shares at a purchase price of $6.00 per share, vesting over a five year period.

  Mr. Plonskier entered into an employment agreement with OCI effective July 5, 1994, to serve as Vice President, Finance with an annual base salary of $125,000 per year, in addition to certain other benefits. The agreement further provides that Mr. Plonskier participates in the Executive Bonus Plan whereby he is eligible for an annual bonus in an amount up to 20% of his base salary, at the discretion of the Compensation Committee of the Board of Directors. During 1994, the Company granted Mr. Plonskier options to purchase 37,762 shares at a purchase price of $6.00 per share, vesting over a five year period.

  Each of Mr. Meals', Mr. Sparks', Mr. Plonskier's and Mr. Schmitt's employment agreements provides that the agreement may be terminated by the employee upon 30 days prior written notice, or by the Company upon seven days (30 days in the case of Mr. Plonskier) prior written notice. Additionally, each agreement (other than Mr. Schmitt's) contains a general noncompete provision applicable during the employment period and for one year thereafter (180 days in the case of Mr. Schmitt in addition to the two year non-compete described above), which prohibits the employee from directly or indirectly engaging in the business of the Company (OCI in the case of Mr. Plonskier), and from soliciting the employees, clients or customers of the Company (OCI in the case of Mr. Plonskier). Mr. Schmitt's agreement provides in addition to the two year non-compete described above, a 180 day general non-compete. Such noncompetition provision is not violated by the employee's ownership of less than 1% of the outstanding stock of a publicly held corporation.

  Certain key employees of the Company are required to sign agreements which prohibit the employee from directly or indirectly competing with the business of the Company while employed by the Company and generally for a period of one year thereafter. All employees have executed agreements which prohibit the disclosure of confidential or proprietary information of the Company.

EXECUTIVE BONUS PLAN

  Senior managers of the Company are eligible to receive an annual cash bonus award from a bonus pool amount generally not exceeding 20% of the combined annual base compensation of the senior managers. Each eligible manager is measured against individually established goals and objectives that will determine the award.

STOCK OPTION PLAN

  The Company's 1990 Stock Option Plan (the "Option Plan") authorizes the issuance of 6,250,000 shares of Common Stock pursuant to stock option grants. At June 15, 1996, 689,286 shares had been issued under the Option Plan, options for 3,356,657 shares were outstanding and 2,204,057 shares remained available for future grant. There are also outstanding options for 822,188 shares issued outside of the Option Plan, but which contain terms similar to the agreements issued under the Option Plan. 80,312 shares have been issued pursuant to options granted outside of the Option Plan.

  The Option Plan provides for grants of options to employees, consultants and directors of the Company. Each stock option granted under the Option Plan is evidenced by a written stock option agreement between the Company and the optionee. The Option Plan provides for the granting of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-statutory options. The Option Plan is administered by the Board of Directors which has sole discretion and authority, consistent with the provisions of the Option Plan, and has the right, among other things, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares that will be subject to options granted under the Option Plan. The Board may also appoint a committee to administer the Option Plan and, subject to applicable law, to exercise all of the powers of the Board under the Option Plan.

  The exercise price of stock options must be not less than the fair market value of the Common Stock on the date the option is granted (110% of the fair market value with respect to optionees who own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company ("10% Owners")). The Board of Directors has the authority to determine the time or times at which options granted under the Option Plan become exercisable; provided that options must expire no later than ten years from the date of grant (five years with respect to 10% Owners). Options are non-assignable and non-transferable, other than upon death, by will or the laws of descent and distribution, and generally may be exercised only while the optionee is either employed by, or rendering service to, the Company or within three months thereafter (12 months in the event of death or disability). The Board may accelerate the date of exercise of any option or waive any condition or restriction pertaining to such option at any time. Unless terminated sooner by the Board, the Option Plan will terminate on April 31, 2000, or the date on which all shares available for issuance shall have been issued pursuant to the exercise or cancellation of options granted under the Option Plan.

EMPLOYEE STOCK PURCHASE PLAN

  The Company's stockholders approved the 1996 Employee Stock Purchase Plan (the "Purchase Plan") at the annual meeting of stockholders held on May 30, 1996. The Purchase Plan authorizes the issuance of 200,000 shares of Common Stock through payroll deductions to employees of the Company and its participating subsidiaries. The Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The Company intends to file a registration statement on Form S-8 to register the issuances of shares under the Purchase Plan prior to the commencement of the initial offering period on July 1, 1996.

  Employees of the Company and participating subsidiaries, who are regularly scheduled to work 20 or more hours per week and who have been employed as such for at least three months and do not own, or have the right to acquire, 5% or more of the voting stock of the Company, will be eligible to participate in the Purchase Plan. Approximately 175 employees would be eligible to participate. The Purchase Plan will be administered by the Board of Directors of the Company or by a committee appointed by the Board of Directors. The Board or the Committee will be able to make rules and computations, and take any other appropriate actions to administer the Purchase Plan.

  Except for the initial offering, which will consist of a six-month period from July 1, 1996 through December 31, 1996, each offering under the Purchase Plan will be for the 12-month calendar year (the "Offering Period"). Each Offering Period other than the initial Offering Period will consist of two six-month purchase periods commencing on the first business day on or after January 1 or July 1 of each year (each, a "Purchase Period"). Eligible employees may elect to enroll in the Purchase Plan as of the first day of any Purchase Period. Eligible employees will be re-enrolled automatically for each new Purchase Period; provided, however, employees will be able to cancel their enrollment at any time, in accordance with the Purchase Plan rules. Employee contributions to the Purchase Plan will be made through payroll deductions. Participating employees may contribute from 1% to 10% (in whole percentages) of compensation through payroll deductions. Participating employees will be able to decrease or discontinue the contribution percentage once during any Purchase Period by submitting a new payroll deduction authorization form, and will not be able to increase the contribution percentage during an Purchase Period. On the last business day of each Purchase Period (the

"Exercise Date"), the employee's payroll deductions will be used to purchase shares of the Company's Common Stock for the employee. The price of the shares purchased will be the lower of (i) 85% of the stock's closing price on the commencement date of the Offering Period or (ii) 85% of the stock's closing price on the Exercise Date. The maximum aggregate purchases which an employee will be able to make in a single calendar year is $25,000, based on the fair market value of such Common Stock determined at the commencement date of the Offering Period. Participation in the Purchase Plan terminates when a participating employee's employment with the Company or its subsidiaries ceases for any reason, the employee withdraws, or the Purchase Plan is terminated or amended such that the employee is no longer eligible to participate.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company's Board was formed in October 1995, and the members of the Compensation Committee are Messrs. Perry, Fields and Gupta. None of the members was at any time during the fiscal year ended December 31, 1995, or at any other time, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision of the Company's Certificate of Incorporation is to limit or eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in those circumstances described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware law.

  The Company's Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company intends to obtain officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the 1933 Act.

  At present, there is no pending litigation or proceeding involving any officer or director, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PARTY TRANSACTIONS

  In January 1995, the Company entered into a $10 million line of credit facility with Madison Dearborn Capital Partners, L.P. ("MDCP"). In connection with the facility, in March 1995, the Company issued to MDCP a warrant for the purchase of 50,000 shares of Common Stock at an exercise price of $.004 per share, and a warrant for the purchase of 179,167 shares of Common Stock at an exercise price of $6.00 per share. In March and April 1995, the Company issued to MDCP an aggregate of 151,714 shares of Series B Preferred Stock as accrued dividends on its Series B Preferred Stock. The Series B Preferred Stock and certain accrued dividends were converted into an aggregate of 4,273,082 shares of Common Stock upon the closing of the Company's initial public offering and accrued dividends of $236,892 through such date were paid in cash.

  In mid-1995, the Company sold an aggregate of 1,866,338 shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") at a price of $15.00 per share, for an aggregate consideration of approximately $28 million, to certain investors, including MDCP, Allen & Company Incorporated ("Allen"), Quantum Industrial Partners LDC ("Quantum") and S-C Phoenix Holdings, L.L.C. ("S-C Phoenix"). MDCP paid for its Series C Preferred Stock by exchanging the outstanding balance of the line of credit facility. The Company paid to Allen a fee of $600,000 for services provided by Allen to the Company in connection with this financing. Each of the holders of Series C Preferred Stock received a transaction fee equal to two percent of its investment, for an aggregate transaction fee of approximately $560,000. Subsequent to the transaction, Mr. Gupta was elected to the Board of Directors as a representative of Quantum and S-C Phoenix. The Series C Preferred Stock was converted into an aggregate of 4,665,842 shares of Common Stock upon the closing of the Company's initial public offering and accrued dividends of $1,299,326 through such date were paid in cash.

LOANS TO CERTAIN OFFICERS

  Each of Mr. Meals and Mr. Sparks executed a five year promissory note for the benefit of the Company in the original principal amount of $250,000 and $75,000, respectively, plus interest on the unpaid principal balance from time to time outstanding at the rate of 8.5% per year. Mr. Meals and Mr. Sparks executed such promissory notes on December 5, 1994, and April 17, 1995, respectively, as consideration for the purchase of Common Stock. Principal payments under each of the notes are to be made in five equal annual installments, together with interest accrued on such principal amount in arrears. Mr. Meals' and Mr. Sparks' employment agreements each provide for forgiveness of the principal and interest payments due under the notes, provided that such person has been continuously employed by the Company at the time such payments are due. Each note is immediately due and payable upon default or the termination of employment with the Company. Additionally, on September 19, 1995, Mr. Meals executed a three year promissory note for the benefit of the Company in the original principal amount of $87,100, plus interest on the unpaid principal balance from time to time outstanding at the rate of 8.5% per year, on similar terms and conditions including the special forgiveness provision. The note is related to relocation expenses. See "Management--Employment Agreements."

  Mr. Schmitt executed a five year balloon promissory note for the benefit of the Company on October 1, 1995 in the original principal amount of $750,000, plus interest on the unpaid principal balance from time to time outstanding at the rate of 8% per year, as consideration for the purchase of 125,000 shares of Common Stock at $6.00 per share. The principal and interest payment due under the note may be forgiven pursuant to Mr. Schmitt's employment agreement, provided that he has been continuously employed by the Company at the time such payment is due. The note is immediately due and payable upon default or the termination of Mr. Schmitt's employment with the Company. See "Management--Employment Agreements."

                       PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth as of June 15, 1996 and as adjusted to give effect to the offering, the number of shares of Common Stock and the percentage of the outstanding shares of such class that are beneficially owned by (i) each person that is the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each of the directors and the Named Officers of the Company, (iii) each Selling Stockholder, and (iv) all current executive officers and directors as a group.

                          BENEFICIAL OWNERSHIP             BENEFICIAL OWNERSHIP
                          PRIOR TO OFFERING(1)    NUMBER   AFTER OFFERING(1)(2)
                          ---------------------- OF SHARES ----------------------
                           NUMBER OF               BEING    NUMBER OF
                            SHARES     PERCENT    OFFERED    SHARES     PERCENT
MANAGEMENT AND PRINCIPAL
 STOCKHOLDERS
Avance Capital (3)......     9,500,000    20.76%   350,000    9,150,000    18.02%
Madison Dearborn Capital
 Partners, L.P. (4).....     6,958,338    15.13    612,176    6,346,162    12.44
Allen & Company
 Incorporated (5).......     4,167,960     8.79    362,266    3,805,694     7.26
Richard Fields (6)......     4,167,960     8.79    362,266    3,805,694     7.26
Paul J. Finnegan (7)....     6,958,338    15.13    612,176    6,346,162    12.44
Evelyn R. Goldfine
 (8)(16)................       377,182        *     11,999      365,183        *
Arjun Gupta (9).........     1,666,667     3.64    146,628    1,520,039     2.99
Randall R. Meals
 (10)(16)...............        50,300        *        --        50,300        *
James N. Perry, Jr.
 (11)...................     6,958,338    15.13    612,176    6,346,162    12.44
Harry Plonskier
 (12)(16)...............        28,248        *        --        28,248        *
James J. Ross (13)......     1,792,780     3.85     58,621    1,734,159     3.36
George F. Schmitt (16)..       130,000        *        --       130,000        *
Douglas G. Smith
 (14)(16)...............    11,875,000    25.95    350,000   11,525,000    22.70
Bradley E. Sparks
 (15)(16)...............        42,895        *        --        42,895        *
All Executive Officers
 and Directors as a
 Group
 (11 persons)(17).......    27,089,370    55.49  1,541,690   25,547,680    47.47
OTHER SELLING
 STOCKHOLDERS
Simona Riklis Ackerman..        23,147        *      2,036       21,111        *
Advisors Trust..........        12,500        *      1,099       11,401        *
A.G. Edwards & Sons as
 Custodian for Andrew
 Peskoe.................        16,667        *      1,467       15,200        *
American High Income
 Trust..................       312,500        *     27,493      285,007        *
Ann Appleman............        25,000        *      2,200       22,800        *
Nathan Appleman Rev.
 Trust..................       125,000        *     10,998      114,002        *
Argentum Capital
 Partners, L.P. ........       116,667        *     10,264      106,403        *
Jocelyn Barandiaran.....         8,335        *        733        7,602        *
Walter Barandiaran......         8,335        *        733        7,602        *
Stephen A. Bassock......       297,147        *     25,000      272,147        *
Steven Bercu............        13,890        *      1,222       12,668        *
Alan Berkowitz..........        13,890        *      1,222       12,668        *
David Berkowitz.........        13,890        *      1,222       12,668        *
Leonard Berkowitz.......       138,890        *     12,219      126,671        *
Shirley Bernstein.......       100,000        *      8,798       91,202        *
Bond Fund of America
 (18)...................       312,500        *     27,493      285,007        *
George T. Boyer.........        97,500        *      8,577       88,923        *
Jennifer Levin Carter...         8,753        *        771        7,982        *
Collegiate School.......         3,000        *      3,000            0        *
Community Funds, Inc....        18,310        *     18,310            0        *
Calvin Craib............        44,550        *      3,919       40,631        *
Robert C. Dixon.........       556,440     1.22     30,000      526,440     1.04
John Drury..............        16,666        *      1,467       15,199        *
Coleman and June Ellen..         6,250        *        550        5,700        *

                          BENEFICIAL OWNERSHIP             BENEFICIAL OWNERSHIP
                          PRIOR TO OFFERING(1)    NUMBER   AFTER OFFERING(1)(2)
                          -----------------------OF SHARES -----------------------
                           NUMBER OF               BEING    NUMBER OF
                            SHARES      PERCENT   OFFERED    SHARES      PERCENT
Environmental Private
 Equity Fund II, L.P....        166,667        *    14,663       152,004        *
Harve A. Ferrill Trust..         25,000        *     2,200        22,800        *
Benjamin Fishman........          1,334        *       118         1,216        *
Roy Furman..............        280,125        *    24,645       255,480        *
Kenneth G. Futter.......        138,890        *     7,500       131,390        *
Jeffrey Golenbock.......         16,667        *     1,467        15,200        *
Alfred and Sandra Green.          6,250        *       550         5,700        *
David Levin.............          8,753        *       771         7,982        *
Elisabeth and John Levin
 Fund...................          4,199        *     4,199             0        *
Henry Levin.............          8,754        *       771         7,983        *
Jessica Levin...........          8,753        *       771         7,982        *
John Levin..............         79,788        *     3,190        76,598        *
Leslie Levine...........          4,167        *       366         3,801        *
John L. Loeb............        281,380        *    11,248       270,132        *
Magdalena Mazer.........         13,887        *     1,222        12,665        *
Robert Mazer............         41,667        *     3,666        38,001        *
Robert Menschel.........         97,500        *     8,577        88,923        *
Arthur Paturick.........        323,397        *    25,000       298,397        *
Catherine Ricks
 Piwowarski.............          7,050        *       621         6,429        *
Michael Pohl............         44,550        *     3,919        40,631        *
Rand Family Limited
 Partnership............         68,567        *     6,032        62,535        *
Arnold and Sandra
 Raynor.................          3,334        *       294         3,040        *
Daniel Raynor...........          5,000        *       440         4,560        *
Jay E. and Deborah Ricks
 Charitable Trust.......         20,000        *    11,791         8,209        *
Sheila Robbins..........        135,890        *     8,890       127,000        *
Jonathan Rose...........        415,515        *    33,363       382,152        *
Rosetree Group..........        419,015        *    36,863       382,152        *
Jon Rotenstreich........         84,060        *     7,395        76,665        *
Henry J. Siegel Trust
 U/A/D 8/21/86 Jerome A.
 Siegel TTEE............        138,890        *    12,219       126,671        *
The Pisces Fund.........         83,335        *     7,332        76,003        *
Susan Unterberg.........         72,222        *     6,354        65,868        *
Victoria Transport
 Corp...................         69,445        *     6,110        63,335        *
Paul Yovovich...........          9,375        *       825         8,550        *
Uzi Zucker..............         46,295        *     4,073        42,222        *
Allen Value Partners
 L.P. ..................        260,997        *    22,962       238,035        *
Allen Value Limited.....         30,670        *     2,698        27,972        *
Eran Ashany.............          3,750        *       330         3,420        *
Robert H. Cosgriff......          3,750        *       330         3,420        *
John Josephson..........          3,125        *       275         2,850        *
Donald R. Keough........         37,500        *     3,299        34,201        *
Dara Khosrowshahi.......          1,875        *       165         1,710        *
Werbel McMillin &
 Carnelutti Profit
 Sharing Trust FBO
 William F. Leimkuhler..          2,500        *       220         2,280        *
Robert A. Mackie........          2,500        *       220         2,280        *
John A. Schneider.......         25,000        *     2,200        22,800        *
Enrique F. Senior.......         37,500        *     3,299        34,201        *
Robin Gimbel Senior.....         15,625        *     1,375        14,250        *
Senior Family Trust.....          9,375        *       825         8,550        *
Stanley S. Shuman.......         31,250        *     2,749        28,501        *

                         BENEFICIAL OWNERSHIP              BENEFICIAL OWNERSHIP
                         PRIOR TO OFFERING(1)     NUMBER   AFTER OFFERING(1)(2)
                         ----------------------  OF SHARES ----------------------
                          NUMBER OF                BEING    NUMBER OF
                           SHARES      PERCENT    OFFERED    SHARES      PERCENT
Lauren Tyler............          625         *       55            570         *
William vanden Heuvel...        2,500         *      220          2,280         *
Werbel McMillin &
 Carnelutti Profit
 Sharing Trust FBO
 Robert H. Werbel.......        5,000         *      440          4,560         *
Quantum Industrial
 Partners LDC...........      833,335      1.82   73,314        760,021      1.50
S-C Phoenix Holdings
 LLC....................      833,332      1.82   73,314        760,018      1.50

- --------
 * Less than one percent.

 (1) Applicable percentage of ownership as of June 15, 1996, is based upon 45,769,718 shares of Common Stock outstanding. Applicable percentage of ownership after the offering is based upon 50,769,718 shares of Common Stock outstanding. Shares of Common Stock subject to outstanding options or warrants which are exercisable within 60 days of June 15, 1996, are deemed outstanding for computing the percentage ownership of the persons holding such options but are not deemed outstanding for the percentage ownership of any other person.
 (2) Assumes no exercise of the Underwriters' over-allotment option. In the event such option is exercised in full, the following stockholders will sell the number of shares of Common Stock following their names and will beneficially own the number and percentage ownership of Common Stock after the offering:

                                                        BENEFICIAL OWNERSHIP
                                                           AFTER OFFERING
                                                        ----------------------
                                              SHARES TO  NUMBER OF
                                               BE SOLD    SHARES      PERCENT
   Avance Capital............................  147,000     9,003,000     17.74%
   Madison Dearborn Capital Partners, L.P....  368,725     5,977,437     11.72
   Allen & Company Incorporated*.............  218,196     3,587,498      6.84
   Evelyn R. Goldfine........................    7,227       357,956         *
   James J. Ross.............................   35,308     1,698,851      3.29
   Simona Riklis Ackerman....................    1,227        19,884         *
   Advisors Trust............................      662        10,739         *
   A.G. Edwards Custodian for Andrew Peskoe..      883        14,317         *
   American High Income Trust................   16,559       268,448         *
   Ann Appleman..............................    1,325        21,475         *
   Nathan Appleman Rev. Trust................    6,623       107,379         *
   Argentum Capital Partners.................    6,182       100,221         *
   Jocelyn Barandiaran.......................      442         7,160         *
   Walter Barandiaran........................      442         7,160         *
   Steven Bercu..............................      736        11,932         *
   Alan Berkowitz............................      736        11,932         *
   David Berkowitz...........................      736        11,932         *
   Leonard Berkowitz.........................    7,360       119,311         *
   Shirley Bernstein.........................    5,299        85,903         *
   Bond Fund of America......................   16,559       268,448         *
   George T. Boyer...........................    5,166        83,757         *
   Jennifer Levin Carter.....................      464         7,518         *
   Calvin Craib..............................    2,361        38,270         *
   John Drury................................      883        14,316         *
   Coleman and June Ellen....................      331         5,369         *
   Environmental Private Equity Fund II,
    L.P......................................    8,832       143,172         *
   Harve A. Ferrill Trust....................    1,325        21,475         *
   Benjamin Fishman..........................       71         1,145         *
   Roy Furman................................    5,355       250,125         *
   Jeffrey Golenbock.........................      883        14,317         *
   Alfred and Sandra Green...................      200         5,500         *
   David Levin...............................      464         7,518         *

                                                          BENEFICIAL OWNERSHIP
                                                             AFTER OFFERING
                                                          ---------------------
                                                SHARES TO  NUMBER OF
                                                 BE SOLD    SHARES      PERCENT
   Henry Levin.................................       464        7,519        *
   Jessica Levin...............................       464        7,518        *
   John Levin..................................     4,451       72,147        *
   Leslie Levine...............................       221        3,580        *
   John L. Loeb................................    15,695      254,437        *
   Magdalena Mazer.............................       166       12,499        *
   Robert Mazer................................       500       37,501        *
   Robert Menschel.............................     5,166       83,757        *
   Catherine Ricks Piwowarski..................       373        6,056        *
   Michael Pohl................................     2,361       38,270        *
   Rand Family Limited Partnership.............     3,634       58,901        *
   Arnold and Sandra Raynor....................       176        2,864        *
   Daniel Raynor...............................       265        4,295        *
   Jay E. and Deborah Ricks Charitable Trust...     7,102        1,107        *
   Jonathan Rose...............................     5,038      377,114        *
   Rosetree Group..............................    22,204      359,948        *
   Jon Rotenstreich............................     2,605       74,060        *
   Henry J. Siegel.............................     7,360      119,311        *
   The Pisces Fund.............................     4,416       71,587        *
   Susan Unterberg.............................     3,827       62,041        *
   Victoria Transport Corp.....................     3,680       59,655        *
   Paul Yovovich...............................       497        8,053        *
   Uzi Zucker..................................     2,453       39,769        *
   Allen Value Partners L.P. ..................    13,830      224,205        *
   Allen Value Limited.........................     1,625       26,347        *
   Eran Ashany.................................       199        3,221        *
   Robert H. Cosgriff..........................       199        3,221        *
   John Josephson..............................       166        2,684        *
   Donald R. Keough............................     1,987       32,214        *
   Dara Khosrowshahi...........................        99        1,611        *
   Werbel McMillin & Carnelutti Profit Sharing
    Trust FBO William F. Leimkuhler............       132        2,148        *
   Robert A. Mackie............................       132        2,148        *
   John A. Schneider...........................     1,325       21,475        *
   Enrique F. Senior...........................     1,987       32,214        *
   Robin Gimbel Senior.........................       828       13,422        *
   Senior Family Trust.........................       497        8,053        *
   Stanley S. Shuman...........................     1,656       26,845        *
   Lauren Tyler................................        31          539        *
   William vanden Heuvel.......................       132        2,148        *
   Werbel McMillin & Carnelutti Profit Sharing
    Trust FBO Robert H. Werbel.................       265        4,295        *
   Quantum Industrial Partners LDC.............    44,159      715,862     1.41
   S-C Phoenix Holdings LLC....................    44,159      715,859     1.41

    * Includes 13,035 shares to be sold by Allen Value Partners L.P.,
      1,532 shares to be sold by Allen Value Limited and 9,147 shares to be sold by certain officers of Allen and related persons.
 (3) Avance Capital is a proprietorship. Mr. Smith has voting and investment power with respect to these shares. Its address is 8300 Boone Blvd., Suite 500, Vienna, VA 22180.
 (4) Includes 229,167 shares of Common Stock issuable upon exercise of outstanding warrants. All of such shares are held of record by Madison Dearborn Capital Partners, L.P. ("MDCP"). MDCP is a limited partnership. Madison Dearborn Partners, L.P. ("MDP") is the general partner of MDCP. Investment and voting control over securities owned by

     MDCP is shared by a committee of the limited partners of MDP (the "L.P. Committee"). The address of MDCP is Three First National Plaza, Suite 1330, Chicago, IL 60602.

 (5) Includes 1,665,000 of Common Stock issuable upon exercise of outstanding warrants. Allen disclaims beneficial ownership of 973,760 shares and 364,398 shares issuable upon exercise of warrants which are beneficially owned by certain officers of Allen and related persons. Shares being offered include those held directly and listed below in the amount of 21,807 shares to be sold by Allen Value Partners L.P., 2,563 shares to be sold by Allen Value Limited, and 15,300 shares to be sold by certain officers of Allen and related persons. Allen's address is 711 Fifth Avenue, New York, NY 10022.
 (6) Represents 4,167,960 shares owned by Allen (including shares issuable upon exercise of outstanding warrants) held by certain officers of Allen and related parties. Mr. Fields is a Managing Director of Allen. Of such amounts, Mr. Fields does not exercise voting or investment power over, and disclaims beneficial ownership of, the 2,279,043 shares and 1,387,250 shares issuable upon exercise of outstanding warrants which are held by Allen and other officers and related persons.
 (7) All of such shares are held of record by MDCP. Mr. Finnegan is a member of the L.P. Committee. Mr. Finnegan may therefore be deemed to share investment and voting control with respect to the shares of Common Stock owned by MDCP and may therefore be deemed to have beneficial ownership of shares of Common Stock owned by MDCP. Mr. Finnegan expressly disclaims beneficial ownership of such shares of Common Stock. The business address of Mr. Finnegan is c/o MDP Inc., Three First National Plaza, Suite 1330, Chicago, IL 60602.

 (8) Includes 240,793 shares of Common Stock issuable upon exercise of outstanding options and 88,025 shares held in a family limited partnership; Ms. Goldfine is a general partner in such partnership and shares voting and investment power with regard to 88,025 shares so held.

 (9) Represents 1,666,667 shares held by Quantum Industrial Partners LDC and S-C Phoenix Holdings, L.L.C., associated with Chatterjee Management Company. Mr. Gupta is a Vice President of Chatterjee Management Company. Subject to certain conditions, Mr. Gupta may have an economic interest in 16,667 of these shares and disclaims beneficial ownership to all 1,666,667 shares over which he does not exercise voting or investment power.
(10) Includes 25,000 shares of Common Stock issuable upon exercise of outstanding options and 300 shares owned by his minor children.
(11) All of such shares are held of record by MDCP. Mr. Perry is a member of the L.P. Committee. Mr. Perry may therefore be deemed to share investment and voting control with respect to the shares of Common Stock owned by MDCP and may therefore be deemed to have beneficial ownership of shares of Common Stock owned by MDCP. Mr. Perry expressly disclaims beneficial ownership of such shares of Common Stock. The business address of Mr. Perry is c/o MDP Inc., Three First National Plaza, Suite 1330, Chicago, Illinois 60602.

(12) Includes 24,748 shares of Common Stock issuable upon exercise of outstanding options.
(13) Includes 840,375 shares of Common Stock issuable upon exercise of outstanding options held by Mr. Ross and 286,100 shares owned by Mr. Ross' children. With respect to shares owned by his children, Mr. Ross shares voting and investment power with regard to 143,050 shares and has sole voting and investment power with respect to 143,050 shares. As a result, Mr. Ross may be deemed to be the beneficial owner of such shares. Mr. Ross' address is c/o Becker Ross Stone DeStefano & Klein, 317 Madison Avenue, New York, NY 10017.
(14) Includes 31,720 shares owned by Mr. Smith's minor children, 9,500,000 shares held by Avance Capital, a sole proprietorship which is selling 350,000 shares in the offering, and 1,180,569 shares held in a trust. Mr. Smith does not exercise voting or investment power over, and disclaims beneficial ownership of, the shares held in the trust. Mr. Smith has voting and investment power with respect to the other shares.

(15) Includes 400 shares held as custodian for Mr. Sparks' minor child and 24,995 shares of Common Stock issuable upon exercise of outstanding options.
(16) The address of each of Mr. Smith, Ms. Goldfine, Mr. Meals, Mr. Plonskier, Mr. Sparks and Mr. Schmitt is c/o the Company, 2000 N. 14th Street, Arlington, VA 22201.

(17) Includes 3,050,078 shares issuable upon exercise of outstanding options and warrants.
(18) Includes 312,500 shares issuable upon exercise of outstanding warrants.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 75,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share.

COMMON STOCK

  At June 15, 1996, there were 45,769,718 shares of Common Stock outstanding and held of record by approximately 260 stockholders. Each holder of Common Stock is entitled to one vote for each share held. Following the conversion of the Preferred Stock to Common Stock, the holders of Common Stock, voting as a single class, will be entitled to elect all of the directors of the Company. Matters submitted to stockholder approval generally require a majority vote.

  Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share in the Company's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive or other subscription rights. The shares of Common Stock are not convertible into any other security. The outstanding shares of Common Stock are, and the shares being offered hereby will be, upon issuance and sale, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock, without any further action by the stockholders, in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof. Although the ability of the Board of Directors to designate and issue preferred stock provides desirable flexibility, including the ability to engage in future public offerings to raise additional capital, issuance of preferred stock may have adverse effects on the holders of Common Stock including restrictions on dividends on the Common Stock if dividends on the preferred stock have not been paid; dilution of voting power of the Common Stock to the extent the preferred stock has voting rights; or deferral of participation in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to holders of the preferred stock. In addition, issuance of preferred stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock and accordingly may be used as an "anti-takeover" device. The Board of Directors, however, currently does not contemplate the issuance of any preferred stock and is not aware of any pending transactions that would be affected by such issuance.

WARRANTS

  In connection with the Series A Preferred Stock financing, the Company issued to Allen a warrant to purchase 750,000 shares of Common Stock at prices ranging from $1.00 to $1.20 per share, which expires on August 2, 1996, unless extended by Allen for a period of five years pursuant to the terms of a letter agreement, and a warrant to purchase 915,000 shares of Common Stock at $0.008 per share, which expires on August 2, 2001.

  In March 1995, the Company issued to MDCP a warrant to purchase 50,000 shares of Common Stock at an exercise price of $0.004 per share and a warrant to purchase 179,167 shares of Common Stock at an exercise price of $6.00 per share. Each warrant expires on March 10, 2002. The warrant with an exercise price of $6.00 contains weighted average anti-dilution protection in the event the Company issued shares of Common Stock at prices less than $6.00 per share.

  In November and December 1995 in connection with the issuance of the Senior Notes and the Convertible Subordinated Notes, the Company issued warrants to purchase an aggregate of 1,250,000 shares of Common

Stock at an exercise price of $0.004 per share. Each warrant expires five years from its date of issuance. The warrants contain anti-dilution protection for stock splits, stock dividends and recapitalizations. In April 1996, a warrant holder exercised in full a warrant to purchase 312,500 shares of Common Stock. Immediately prior to the closing of the offering, certain warrant holders will exercise warrrants to purchase approximately 27,500 shares of Common Stock to be sold in the offering.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

  Holders of (i) an aggregate of 1,666,667 shares of Common Stock issued upon the conversion of the Series A Preferred Stock, 1,665,000 shares issuable upon exercise of outstanding warrants, and 62,500 shares of Common Stock held by the holders of Series A Preferred Stock (the "Series A Registrable Shares");
(ii) 4,273,121 shares of Common Stock issued upon the conversion of the Series B Preferred Stock, 229,167 shares issuable upon exercise of outstanding warrants and 789,422 shares of Common Stock held by the holders of Series B Preferred Stock (the "Series B Registrable Shares"); and (iii) 4,665,845 shares of Common Stock issued upon the conversion of the Series C Preferred Stock (the "Series C Registrable Shares") are entitled to certain rights with respect to the registration of such shares under the 1933 Act.

  Under an agreement with the Company, the holders of shares of Common Stock issued upon conversion of the Preferred Stock have certain registration rights. Subject to certain limitations, holders have the right, upon request of the holders of more than a majority in interest of the Series A Registrable Shares, Series B Registrable Shares or Series C Registrable Shares outstanding at any time, to require the Company to register under the 1933 Act the sale of shares having an aggregate offering price of at least $2,500,000 (a "demand registration"). The number of demand registrations is limited to two for each group of Registrable Shares. In addition to the demand registration rights described above and, subject to certain conditions and limitations, the holders of Preferred Stock may require the Company to file an unlimited number of registration statements on Form S-3 under the 1933 Act when such form is available for use by the Company.

  The institutional investors holding 312,500 shares of Common Stock and a warrant to purchase an aggregate of 312,500 shares of Common Stock have the right, upon request of the holders of at least 50% in interest of the underlying Common Stock, to require the Company to register under the 1933 Act the sale of shares of Common Stock having an aggregate offering price of at least $5,000,000. The Company granted demand registration rights to such holders pursuant to which such investors may require the Company to file one registration statement on Form S-1 or S-2 under the 1933 Act and up to four registration statements on Form S-3 when such form is available for use by the Company. The institutional investors holding 1,562,500 shares of Common Stock and holding warrants to purchase an aggregate of 625,000 shares of Common Stock have similar registration rights.

  Such holders also are entitled to include their shares of Common Stock in a registered offering of securities by the Company for its own account, subject to certain conditions and restrictions (a "piggy-back registration"). Additionally, the holders of 9,215,436 shares of Common Stock have piggy-back registration rights. Certain holders of Common Stock, including holders of shares issued upon conversion of Preferred Stock at the closing of the IPO, and certain holders of warrants having piggy-back registration rights have exercised their right to include a portion of their shares of Common Stock in the offering contemplated hereby. See "Principal and Selling Stockholders."

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

  Section 203 of the Delaware General Corporation Law, as amended ("Section 203"), provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation with the corporation for a three-year period following the date at which the stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in
Section 203, an "interested stockholder" is defined to include (x) any person which is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. The Company's stockholders, by adopting an amendment to its Certificate of Incorporation or Bylaws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate nor the Bylaws presently exclude the Company from the restrictions imposed by Section 203.

  The Company's Certificate of Incorporation provides that, upon the closing of the offering, any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and does not provide for cumulative voting in the election of directors. The Certificate of Incorporation and Bylaws restrict the right of stockholders to change the size of the Board of Directors and to fill vacancies on the Board of Directors. The Bylaws also establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for elections as directors or for stockholder proposals to be submitted at stockholder meetings. The amendment of any of these provisions would require approval by 66 2/3% of the outstanding Common Stock.

  These and other provisions could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors and therefore may discourage another person or entity from making a tender offer for the Common Stock, including offers at a premium over the market of the Common Stock, and might result in a delay in changes in control of management. In addition, these provisions could have the effect of making it more difficult for proposals favored by the stockholders to be presented for stockholder consideration.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

LISTING

  The shares of Common Stock are traded on the Nasdaq National Market under the symbol "OMPT."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 50,769,718 shares of Common Stock outstanding. Of this amount, 7,000,000 shares offered hereby as well as the 8,050,000 shares issued in the IPO will be freely tradeable without restriction or further registration under the 1933 Act, except for any shares held by affiliates of the Company or persons who have been affiliates within the preceding three months. Approximately 4,045,943 shares issued or issuable upon exercise of options outstanding under the Company's 1990 Stock Option Plan will also be freely tradeable. The Company also has a significant number of shares of Common Stock outstanding that have not been registered under the 1933 Act. Of these shares, approximately 1,481,193 shares are eligible for sale under Rule 144, Rule 144(k) or Rule 701 or, unless held by affiliates, are freely tradeable. An additional 2,518,470 shares will be eligible for sale on July 25, 1996. Approximately 31,500,000 of the shares that will be eligible for sale under Rule 144, Rule 144(k) or Rule 701 are subject to 120-day lockup agreements with the Underwriters.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock (approximately 507,697 shares immediately after this offering), or (ii) the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of Form 144 with respect to such sale. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied. The Commission has recently proposed amendments to Rule 144 and Rule 144(k) that would shorten by one year the applicable holding periods and could result in resales of restricted securities sooner than would be the case under Rule 144 and Rule 144(k) as currently in effect.

  The Company is unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for the Common Stock, the personal circumstances of the sellers and other factors. Any future sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.

  The Company, its directors, executive officers, certain stockholders with registration rights and certain other stockholders have agreed pursuant to the Underwriting Agreement and other agreements that they will not sell any Common Stock without the prior consent of the representatives of the Underwriters for a period of 120 days from the date of this Prospectus (the "120-day Lockup Period"), except that the Company may, without such consent, grant certain options to purchase stock pursuant to the Option Plan.

  Any employee or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions.

  The Company has filed a registration statement on Form S-8 under the Securities Act to register shares of Common Stock issued or reserved for issuance under the Option Plan and intends to file a registration statement to register 200,000 shares of Common Stock issuable under the Employee Stock Purchase Plan, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the 1933 Act. As of June 15, 1996, 689,286 shares have been issued under the Option Plan, options for 3,356,657 shares were outstanding and 2,204,057 shares remained available for future issues. See "Management--Stock Option Plan" and "--Employee Stock Purchase Plan."

  After the offering, warrants that are exercisable for 2,831,667 shares of Common Stock will remain outstanding. If any of these warrants is exercised by payment of the applicable exercise price, the holding period for purposes of Rule 144 will commence on the date of exercise as to the Common Stock then issued. The holders of such warrants have registration rights with respect to the underlying Common Stock. See "Description of Capital Stock--Registration Rights of Certain Holders."

  In addition, the holders of 22,936,061 shares (including options and warrants exercisable into shares) of Common Stock are entitled to certain rights with respect to registration of such shares under the 1933 Act. Registration of such shares under the 1933 Act would result in such shares becoming freely tradeable without restriction under the 1933 Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock-- Registration Rights of Certain Holders."

                                 UNDERWRITING

  Subject to certain conditions contained in the Underwriting Agreement, a syndicate of underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation, Allen & Company Incorporated, Goldman, Sachs & Co., Montgomery Securities and Salomon Brothers Inc are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders an aggregate of 7,000,000 shares of Common Stock. The number of shares of Common Stock that each of the Underwriters has agreed to purchase is set forth opposite its name below:

                                                                       NUMBER OF
                             UNDERWRITERS                               SHARES
Donaldson, Lufkin & Jenrette Securities Corporation...................
Allen & Company Incorporated..........................................
Goldman, Sachs & Co. .................................................
Montgomery Securities.................................................
Salomon Brothers Inc .................................................
                                                                       ---------
  Total............................................................... 7,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase the shares of Common Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, the Underwriters are obligated to purchase all such shares (other than those covered by the over-allotment option described below).

  The Company has been advised by the Underwriters that they propose to offer the shares of Common Stock to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price, less a concession not in excess of
$     per share. The Underwriters may allow, and such dealers may re-allow, a
concession not in excess of $     per share to certain other dealers. After
the offering, the price to the public, the concession and the discount to dealers may be changed by the Representatives.

  Certain Selling Stockholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 1,050,000 additional shares of Common Stock at the price to the public less underwriting discounts and commissions, solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

  In the Underwriting Agreement, the Company, the Underwriters and the Selling Stockholders have agreed to indemnify each other against certain liabilities, including liabilities under the 1933 Act.

  The Company, the Selling Stockholders, the executive officers and directors of the Company and certain stockholders of the Company have each agreed that they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, register the sale of, sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of Common Stock, for a period of 120 days after the date of this Prospectus.

  In June 1995, Allen received a commission of $600,000 from the Company for investment banking services rendered in connection with the Series C Convertible Preferred Stock Financing. In addition, Allen purchased

100,000 and 66,667 shares of Series C Convertible Preferred Stock for its own account and for the accounts of two funds managed by Allen, respectively. In connection with its purchase of Series C Preferred Stock, Allen, as well as each other investor in the offering, received a transaction fee equal to two percent of its investment, aggregating $30,000. See "Certain Relationships and Related Transactions--Related Party Transactions."

  In November 1995, Salomon Brothers Inc received $1 million from the Company for investment banking services rendered in connection with the sale of the Senior Notes and $15 million aggregate principal amount of the Convertible Subordinated Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  In connection with the offering, certain Underwriters and selling group members (and any of their affiliated purchasers) who are qualified registered market makers on the Nasdaq National Market, may engage in passive market transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act during the two business day period before commencement of offers or sales of the Common Stock in the offering. The passive market making transactions must comply with the applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security, and, if all independent bids are lowered below the passive market maker's bid, then such bid must be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock being offered hereby and certain other legal matters regarding the shares of Common Stock will be passed upon for the Company by Piper & Marbury L.L.P., Washington, D.C., counsel to the Company. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Gibson, Dunn & Crutcher LLP, New York, New York.

                                    EXPERTS

  The consolidated balance sheets of the Company as of December 31, 1994 and 1995 and the consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995 included in this Prospectus and Registration Statement, have been included on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is quoted on the Nasdaq National Market, and such reports, proxy statement and other information can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Any statements contained herein concerning the provisions of any document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                               GLOSSARY OF TERMS

  "1.9 GHz"---Generally, the radio spectrum between 1850 MHz and 1990 MHz.

  "10-Year Buildout Requirement"---The requirement that a holder of a 30 MHz MTA license build out its network so that service is available to two-thirds of the population in the MTA within 10 years of the date the license was issued.

  "AIN"---Advanced Intelligent Network.

  "airtime charges"---Charges for use of the wireless communication system based on minutes of use (above any included in a monthly subscription) that are in addition to any charges for access to the PSTN or for long distance.

  "alternative bypass facilities"---Other access mechanisms for connecting a telephone customer to a network other than using the regulated LEC, including fiber optics.

  "ASIC"---Application-specific integrated circuit.

  "bandwidth on-demand protocol"---A protocol that allows a user to access variable data rates dependent on its requirements and available bandwidth at the time of access.

  "base station"---A fixed site with network equipment that is used for RF communications with mobile stations, and is part of a cell, or a sector within a cell, and is backhauled to an MTSO or other part of a cellular system.

  "BOCs"--Bell Operating Companies.

  "Broadband PCS"---High frequency, next generation of wireless services.

  "BTA"---Basic Trading Area.

  "CAI"---Common Air Interface. A standard radio and protocol definition that helps ensure interoperability of mobile and portable radios across multiple vendors' base stations and/or handsets.

  "CAP"---Competitive Access Provider services. Carriers that offer local transport facilities to other interconnecting carriers in competition with the LEC.

  "CATV"---Community access (cable) television.

  "CDMA"---Code Division Multiple Access is a digital wireless transmission technology for use in cellular telephone communications, PCS and other wireless communications systems. CDMA is a spread spectrum technology in which calls are assigned a pseudo random code to encode digital bit streams. The coded signals are then transmitted over the air on a frequency between the end user and a cell site, where they are processed by a base station. CDMA allows more than one wireless user to simultaneously occupy a single radio frequency band with reduced interference.

  "cellular system"--- A telephone system based on a grid of "cells" deployed at 800 MHz. Each cell contains transmitters, receivers and antennas, and is connected to switching gear and control equipment.

  "Centrex"---The switching system of a local telephone operator.

  "channel"---A single path, either RF or voice, for transmitting electrical signals.

  "churn rate"---Expressed as a rate for a given measurement period, equal to the number of subscriber units disconnected divided by the average number of units of the entire installed base of customers.

  "CTIA"---The Cellular Telecommunications Industry Association, an industry group in North America comprised primarily of cellular telephone service companies and recently some PCS license holders.

  "digital"---A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

  "digitized compressed imaging"---The compression of very large static pictoral files in digitized form for transmission or storage.

  "digitized compressed video"---The compression of video in digitized form for transmission or storage, currently primarily for picturephone quality video.

  "digital protocols"---Methodologies which serve to manage the communication for digital signal transmission. CDMA and TDMA are examples of high level digital protocols.

  "dual mode operation"---A wireless system which is capable of supporting either different digital protocols or both digital and analog technologies, including at different frequencies.

  "dual mode phone"---A mobile or portable phone which is capable of dual mode operation.

  "Entrepreneurs' Band"---The C and F Block licenses, consisting of 30 MHz and 10 MHz of spectrum, respectively, to be auctioned by the FCC to bidders consisting of smaller businesses.

  "ESMR"---Enhanced Specialized Mobile Radio is a radio communications system that employs digital technology with a multi-site configuration that permits frequency reuse but used in the SMR frequencies, offering enhanced dispatch services to traditional analog SMR users.

  "FCC"---The Federal Communications Commission.

  "FDMA"---Frequency Division Multiple Access involves communicating with devices by means of a technique that allocates different frequencies to different users.

  "Five-Year Buildout Requirement"---The requirement that a holder of a 30 MHz MTA license buildout its network so that service is available to one-third of the population in the MTA within five years of the date the license was issued.

  "frequency"---The number of cycles per second, measured in hertz, of a periodic oscillation or wave in radio propagation.

  "frequency reuse"---A measure of relative efficiency in the use of frequency.

  "GSM"---Global System for Mobile Communications is a distributed networking architecture designed for managing digital mobile telephone users which was designed in Europe to provide pan European roaming.

  "hand-off"---The act of transferring communication with a mobile unit from one base station to another. A hand-off transfers a call from the current base station to the new base station. A "soft" hand-off establishes communications with a new cell before terminating communications with the old cell.

  "infrastructure equipment" --- Fixed infrastructure equipment consisting of base stations, base station controllers, antennas, switches, management information systems and other equipment making up the backbone of the wireless communication system that receives, transmits and processes signals from and to subscriber equipment and/or between wireless systems and the public switched telephone network.

  "IS"---Interim Standard.

  "ISDN"---Integrated Services Digital Network.

  "LANs"---Local Area Networks.

  "LEC"---Local Exchange Carrier.

  "mobile network systems"---Mobile systems such as cellular, PCS, SMR and ESMR.

  "mobile satellite systems"---Satellite systems designed for communications in remote locations where terestrial wireless systems such as PCS are neither feasible nor economical.

  "MSA"---Metropolitan Statistical Area.

  "MTA"---Major Trading Area.

  "Network Equipment"---The fixed infrastructure consisting of base stations, base station controllers, mobile switching centers and related information processing control points that manages communications between the mobile unit and the public switched telephone network.

  "New York MTA License"---Omnipoint's 30 MHz A-Block license to provide 1.9 GHz PCS services for the New York MTA.

  "PBX"---A Private Branch Exchange is a telephone system designed for use on private premises such as offices.

  "PCIA"---Personal Communications Industry Association is a North America trade association whose members either have PCS or paging licenses.

  "PCS"---Personal Communications Services.

  "PCS-1900"---A 1.9 GHz upbanded version of the 900 MHz RF access protocol to GSM, proposed for use in PCS systems in the U.S.

  "POPs"---A short hand abbreviation for the population covered by a license or group of licenses.

  "PSTN"---Public Service Telephone Network.

  "radio card"---A card contained in a base station that spreads, despreads and modulates the radio signal and utilizes a technique to improve radio performance.

  "RF"---Radio frequency. Freqencies of the electromagnetic spectrum that are associated with radio wave propagation.

  "RF access system"---The portion of the wireless network which involves the communication of the handset to the base station.

  "RF bandwidth"---The amount of radio frequency spectrum assigned to a channel or license that encompasses a relative range of frequencies that can be passed through a transmission medium without distortion (normally with respect to one channel). The greater the bandwidth, the greater the information carrying capacity. Bandwidth is measured in hertz.

  "roaming"---A service offered by mobile communications network operators which allows a subscriber to use his/her handset while in the service area of another carrier. Roaming requires an agreement between operators of different individual markets to permit customers of either operator to access the other's system.

  "SMR"---Specialized Mobile Radio is a public two-way analog radio communications network, using simplex push-to-talk technology, whereby typically services such as dispatch for taxis, delivery, service, and utility repair services use mobile radios in vehicles and/or portable radios, and typically operate on a repeater network that "repeats" an incoming transmission on one channel onto an appropriate outgoing designated or available channel.

  "spread spectrum"---A technology originally developed for military applications which spreads a signal over a wider spectrum than would be used with narrow band radio signals.

  "subscriber equipment"---Mobile or portable wireless telephone handsets.

  "switching platform"---A platform that provides interconnection of the RF access system to the PSTN and supports the network with databases and other support services.

  "TDMA"---Time Division Multiple Access is a digital wireless transmission technology which converts analog voice signals into digital data and puts more than one voice channel on a single RF channel by separating the users in time.

  "vocoder"---A speech compression device which encodes voice signals to reduce the amount of bandwidth required for a voice transmission.

  "WLL"---Wireless Local Loop is a system that eliminates the need for a wire
(loop) connecting users to the public switched telephone network, which is used in conventional wired telephone systems, by transmitting voice messages over radio waves for the "last mile" connection between the location of the customer's telephone and a base station connected to the network equipment.

                             OMNIPOINT CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
Report of Independent Accountants........................................ F-2
Consolidated Balance Sheets at December 31, 1994 and 1995 and March 31,
 1996 (unaudited)........................................................ F-3
Consolidated Statements of Operations for the years ended December 31,
 1993, 1994 and 1995 and for the three months ended March 31, 1995 and
 1996 (unaudited)........................................................ F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1993, 1994 and 1995 and for the three months ended
 March 31, 1995 and 1996 (unaudited)..................................... F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1993, 1994 and 1995 and for the three months ended March 31, 1995 and
 1996 (unaudited)........................................................ F-6
Notes to Consolidated Financial Statements............................... F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Omnipoint Corporation:

  We have audited the accompanying consolidated balance sheets of Omnipoint Corporation as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Omnipoint Corporation as of December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
March 15, 1996

                             OMNIPOINT CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   DECEMBER 31,       MARCH 31,
                                                 ------------------     1996
                                                   1994      1995    (UNAUDITED)
                    ASSETS
Current assets:
 Cash and cash equivalents.....................  $  5,543  $ 57,784   $ 127,222
 FCC deposit (Note 7)..........................       --     40,000      40,000
 Prepaid expenses and other assets (Note 3)....       200     5,919       5,300
 Inventory.....................................       605     1,310       1,611
                                                 --------  --------   ---------
  Total current assets.........................     6,348   105,013     174,133
                                                 --------  --------   ---------
Fixed assets, net (Notes 4 and 10).............     3,016    18,957      21,213
Licensing costs, net of accumulated
 amortization of $428, $9,116 and $11,288 as of
 December 31, 1994 and 1995, and March 31,
 1996, respectively............................   347,090   338,402     336,230
Deferred financing costs and other intangible
 assets, net of accumulated amortization of
 $87, $987 and $1,277 as of December 31, 1994
 and 1995, and March 31, 1996, respectively....     4,492    12,618      12,329
                                                 --------  --------   ---------
  Total assets.................................  $360,946  $474,990   $ 543,905
                                                 ========  ========   =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable..............................  $    896  $ 15,610   $  15,193
 Accrued expenses (Note 5).....................     2,096     4,593       2,444
 Accrued interest payable (Note 8).............       --        388       2,445
 Capital lease obligations--current portion
  (Note 10)....................................       262       182         146
 Credit agreement (Note 7).....................       --     36,500         --
 Convertible Subordinated Notes (Note 7).......       --     16,250         --
 Deferred revenue..............................       --      4,300       4,300
                                                 --------  --------   ---------
  Total current liabilities....................     3,254    77,823      24,528
Capital lease obligations--long-term portion
 (Note 10).....................................       231       106          92
Accrued interest payable (Note 8)..............     1,457       --          --
Loan payable under financing agreement (Note
 7)............................................       --     19,479      22,019
Senior notes (Note 7)..........................       --     16,485      17,022
New York MTA license obligation (Note 8).......   347,518   347,518     347,518
Commitments and contingencies (Notes 8, 9 and
 10)
Redeemable convertible preferred stock, $.01
 par value, 4,000,000 shares authorized at
 December 31, 1994 and 5,750,000 shares
 authorized at December 31, 1995 (Notes 6 and
 7):
 Series A; 666,667 shares issued and
  outstanding at December 31, 1994 and 1995 (at
  liquidation preference)......................     1,500     1,500         --
 Series B; cumulative preferred stock;
  1,500,000 shares issued and outstanding at
  December 31, 1994 and 1,651,714 shares issued
  and outstanding at December 31, 1995
  (liquidation preference of $16,268 and
  $17,244 at December 31, 1994 and 1995,
  respectively), net of issuance costs.........    14,402    15,919         --
 Series C; cumulative preferred stock;
  1,866,338 shares issued and outstanding at
  December 31, 1995 (liquidation preference of
  $29,106), net of issuance costs..............       --     26,708         --
Stockholders' equity (deficit) (Notes 6, 7 and
 11):
 Common stock, par value $.01 per share;
  authorized 75,000,000 shares, issued and
  outstanding 24,428,424 shares at December 31,
  1994, 24,658,618 shares at December 31, 1995
  and 45,009,039 shares at March 31, 1996......       244       247         450
 Additional paid-in capital....................    14,334    29,860     209,200
 Accumulated deficit...........................   (21,728)  (59,498)    (75,401)
 Unearned compensation.........................       (20)      (23)       (352)
 Notes receivable (Note 2).....................      (246)   (1,134)     (1,171)
                                                 --------  --------   ---------
  Total stockholders' equity (deficit).........    (7,416)  (30,548)    132,726
                                                 --------  --------   ---------
  Total liabilities and stockholders' equity
   (deficit)...................................  $360,946  $474,990   $ 543,905
                                                 ========  ========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                             OMNIPOINT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           THREE MONTHS ENDED
                               YEARS ENDED DECEMBER 31,         MARCH 31,
                               --------------------------  --------------------
                                1993     1994      1995      1995       1996
                                                               (UNAUDITED)
Revenues:
 License fees (Note 9).......  $   --   $ 3,000  $    --   $     --   $     --
 Contract revenue (Note 2)...    1,618      --        --         --         --
                               -------  -------  --------  ---------  ---------
  Total revenues.............    1,618    3,000       --         --         --
Operating expenses:
 Research and development....    4,593    7,018    14,345      2,317      4,759
 Sales, general and
  administrative.............    2,974    6,290    12,619      1,785      5,172
 Depreciation and
  amortization...............      246    1,125    11,038      2,690      3,501
                               -------  -------  --------  ---------  ---------
  Total operating expenses...    7,813   14,433    38,002      6,792     13,432
                               -------  -------  --------  ---------  ---------
  Loss from operations.......   (6,195) (11,433)  (38,002)    (6,792)   (13,432)
                               -------  -------  --------  ---------  ---------
Other income (expense):
 Interest income.............      201      363       749         50      1,398
 Interest expense (Notes 7
  and 8).....................     (233)  (1,519)     (517)    (7,982)    (3,869)
 Miscellaneous income........      --        65       --         --         --
 Gain on sale of subsidiary
  stock (Note 10)............      --     3,194       --         --         --
                               -------  -------  --------  ---------  ---------
  Net loss...................  $(6,227) $(9,330) $(37,770)  $(14,724)  $(15,903)
                               =======  =======  ========  =========  =========
Pro forma net loss per common
 share
 (unaudited) (Note 1)........                    $   (.96)
                                                 ========
Pro forma weighted average
 common shares outstanding
 (unaudited) (Note 1)........                      39,529
                                                 ========
Net loss per common share....                              $   (0.47) $   (0.39)
                                                           =========  =========
Weighted average common
 shares outstanding..........                                 31,345     40,469
                                                           =========  =========



   The accompanying notes are an integral part of the consolidated financial statements.

                             OMNIPOINT CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                               TOTAL
                            COMMON STOCK    ADDITIONAL                                     STOCKHOLDERS'
                          -----------------  PAID-IN   ACCUMULATED   UNEARNED     NOTES       EQUITY
                            SHARES   AMOUNT  CAPITAL     DEFICIT   COMPENSATION RECEIVABLE   (DEFICIT)
Balance, December 31,
 1992...................  22,822,443  $228   $  6,314   $ (6,171)     $(120)     $  (151)    $    100
Exercise of stock
 options................      13,343   --          12        --         --           --            12
Stock options granted
 below market value.....         --    --          14        --         (14)         --           --
Amortization of unearned
 compensation...........         --    --         --         --          91          --            91
Interest on employee
 note receivable........         --    --         --         --         --            (7)          (7)
Net loss................         --    --         --      (6,227)       --           --        (6,227)
                          ----------  ----   --------   --------      -----      -------     --------
Balance, December 31,
 1993...................  22,835,786   228      6,340    (12,398)       (43)        (158)      (6,031)
                          ----------  ----   --------   --------      -----      -------     --------
Issuance of common stock
 in exchange for
 convertible
 subordinated note......     382,308     4      3,213        --         --           --         3,217
Issuance of common stock
 in exchange for an
 option held by third
 party to purchase
 shares of subsidiary...   1,125,000    11      4,489        --         --           --         4,500
Issuance of restricted
 stock to employee......       2,500   --          25        --         --           --            25
Issuance of common
 stock..................         270   --         --         --         --           --           --
Exercise of stock
 options................      57,560     1         17        --         --           --            18
Issuance of restricted
 stock in exchange for
 employee note
 receivable.............      25,000   --         250        --         --          (250)         --
Amortization of unearned
 compensation...........         --    --         --         --          23          --            23
Interest on employee
 notes receivable.......         --    --         --         --         --            (2)          (2)
Forgiveness of employee
 notes receivable.......         --    --         --         --         --           164          164
Net loss................         --    --         --      (9,330)       --           --        (9,330)
                          ----------  ----   --------   --------      -----      -------     --------
Balance, December 31,
 1994...................  24,428,424   244     14,334    (21,728)       (20)        (246)      (7,416)
                          ----------  ----   --------   --------      -----      -------     --------
Issuance of 151,714
 shares of Series B
 preferred stock in
 payment of Series B
 dividend...............         --    --      (1,517)       --         --           --        (1,517)
Dividends accrued on
 Series B and Series C
 preferred stock........         --    --      (1,839)       --         --           --        (1,839)
Issuance of warrants....         --    --      17,797        --         --           --        17,797
Issuance of common stock
 in exchange for
 services...............       8,700   --          58        --         --           --            58
Exercise of stock
 options................      83,994     1         91        --         --           --            92
Issuance of options as
 form of advanced
 compensation...........         --    --         112        --        (112)         --           --
Amortization of unearned
 compensation...........         --    --         --         --         109          --           109
Issuance of restricted
 stock in exchange for
 employee notes
 receivable.............     137,500     2        824        --         --          (826)         --
Issuance of employee
 note receivable........         --    --         --         --         --           (87)         (87)
Interest on employee
 notes receivable.......         --    --         --         --         --           (29)         (29)
Forgiveness of employee
 note receivable........         --    --         --         --         --            54           54
Net loss................         --    --         --     (37,770)       --           --       (37,770)
                          ----------  ----   --------   --------      -----      -------     --------
Balance, December 31,
 1995...................  24,658,618   247     29,860    (59,498)       (23)      (1,134)     (30,548)
                          ----------  ----   --------   --------      -----      -------     --------
Dividends accrued on
 Series B and Series C
 preferred stock........         --    --        (273)       --         --           --          (273)
Shares issued in
 connection with initial
 public offering, net of
 expenses...............   8,050,000    80    118,357        --         --           --       118,437
Conversion of
 subordinated debt......   1,562,500    16     16,234        --         --           --        16,250
Conversion of preferred
 stock..................  10,605,591   106     44,597        --         --           --        44,703
Exercise of stock
 options................     132,330     1         75        --         --           --            76
Issuance of options in
 form of advanced
 compensation...........         --    --         350        --        (350)         --           --
Amortization of unearned
 compensation...........         --    --         --         --          21          --            21
Interest on employee
 notes receivable.......         --    --         --         --         --           (37)         (37)
Net loss................         --    --         --     (15,903)       --           --       (15,903)
                          ----------  ----   --------   --------      -----      -------     --------
Balance, March 31, 1996.  45,009,039  $450   $209,200   $(75,401)     $(352)     $(1,171)    $132,726
                          ==========  ====   ========   ========      =====      =======     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                             OMNIPOINT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               THREE MONTHS
                                                                   ENDED
                                 YEARS ENDED DECEMBER 31,        MARCH 31,
                                 --------------------------  ------------------
                                  1993     1994      1995      1995      1996
                                                                (UNAUDITED)
Cash flows used in operating
 activities:
 Net loss......................  $(6,227) $(9,330) $(37,770) $(14,724) $(15,903)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
 Amortization and
  depreciation.................      246    1,125    11,038     2,690     3,501
 Compensation expense from
  stock grants.................       91       23       109        17        21
 Pilot system equipment funded
  by the financing agreement...      --       --      1,053       --        --
 Gain on sale of subsidiary
  stock........................      --    (3,194)      --        --        --
 Increase in employee notes
  receivable and related
  accrued interest.............       (7)      (2)     (116)       (5)      (37)
 Forgiveness of employee notes
  receivable...................      --       164        54       --        --
 Accrued interest..............      213      217       --      7,651     2,057
 Payment in kind interest on
  financing agreement..........      --       --        553       --        540
 Accrued interest on New York
  MTA License obligation and
  reversal based on FCC order..      --     1,457    (1,457)      --        --
 Interest expense associated
  with warrants................      --       --        533       300       --
 Interest expense associated
  with amortization of
  discount and issuance cost...      --       --        --        --        591
 Issuance of common stock in
  exchange for services........      --       --         58       --        --
 Changes in assets and
  liabilities:
  (Increase) decrease in
   operating assets:
   Accounts receivable.........      601      110       --        --        --
   Prepaid expenses and other
    assets.....................      (29)    (149)     (878)       24       617
   Inventory...................      (84)    (143)     (705)       (2)     (301)
  Increase (decrease) in
   operating liabilities:
   Accounts payable and accrued
    expenses...................      201    1,827     3,481      (856)     (727)
   Deferred revenue............      --       --      4,300       --        --
                                 -------  -------  --------  --------  --------
Net cash used in operating
 activities....................   (4,995)  (7,895)  (19,747)   (4,905)   (9,641)
                                 -------  -------  --------  --------  --------
Cash flows from investing
 activities:
 Purchase of fixed assets......     (480)  (2,424)   (3,991)     (296)   (3,349)
 FCC deposit...................      --       --    (40,000)      --        --
 Purchase of license...........      --       (50)      --        --        --
 Proceeds from sale of
  subsidiary stock.............      --     3,194       --        --        --
                                 -------  -------  --------  --------  --------
Net cash provided by (used in)
 investing activities..........     (480)     720   (43,991)     (296)   (3,349)
                                 -------  -------  --------  --------  --------
Cash flows from financing
 activities:
 Proceeds from line of credit
  loan agreement...............      --       --     10,000     3,000       --
 Proceeds from issuance of
  preferred stock, net of
  issuance costs...............   14,402      --     16,708       --        --
 Proceeds from issuance of
  debt.........................    3,000      --        --        --        --
 Proceeds from issuance of
  common stock.................       12       43        92        66        76
 Payments of obligations under
  capital leases...............      (38)     (19)     (284)     (140)      (49)
 Proceeds from convertible
  subordinated and senior
  notes........................      --       --     50,000       --        --
 Proceeds from credit
  agreement....................      --       --     40,000       --        --
 Payments on credit agreement..      --       --     (3,500)      --    (36,500)
 Proceeds from financing
  agreement....................      --       --      4,500       --      2,000
 Payment of deferred financing
  costs........................      --       --     (1,527)      --        --
 Payments of short-term debt
  and notes payable............      --      (150)      (10)      --        --
 Proceeds from initial public
  offering, net of expenses....      --       --        --        --    118,437
 Dividends accrued and paid....      --       --        --        --     (1,536)
                                 -------  -------  --------  --------  --------
Net cash provided by (used in)
 financing activities..........   17,376     (126)  115,979     2,926    82,428
                                 -------  -------  --------  --------  --------
Net increase (decrease) in cash
 and cash equivalents..........   11,901   (7,301)   52,241    (2,275)   69,438
Cash and cash equivalents at
 beginning of period...........      943   12,844     5,543     5,543    57,784
                                 -------  -------  --------  --------  --------
Cash and cash equivalents at
 end of period.................  $12,844  $ 5,543  $ 57,784  $  3,268  $127,222
                                 =======  =======  ========  ========  ========
Supplemental cash flow
 information (Note 15):
 Cash paid for interest........  $    16  $   107  $    501  $     10  $  1,589
 Cash paid for taxes...........        3        9        32        21        51

   The accompanying notes are an integral part of the consolidated financial statements.

                             OMNIPOINT CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED MARCH 31,
                          1995 AND 1996 IS UNAUDITED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RISKS:

 General

  Omnipoint Corporation ("Omnipoint" or the "Company"), was incorporated in Delaware on June 18, 1987 to design, develop and market proprietary digital wireless products based on spread spectrum. Substantially all of the Company's revenues have been derived from contracts related to research and development, prototype equipment sales and related services in the field of wireless digital communication products. The Company's success in developing its technology for the first digital personal communication service ("PCS") system in 1991 and 1992 was instrumental in the Federal Communications Commission ("FCC") awarding Omnipoint Communications Inc. ("OCI"), a subsidiary of the Company, a Pioneer's Preference in 1993. As a result of the Pioneer's Preference, the FCC issued to OCI in December 1994 a 30 MHz license to provide PCS services for the New York MTA (the "New York MTA License"). During 1994, an unrelated party acquired a 4.42% minority interest in OCI.

  On January 31, 1996, the Company completed an initial public offering in which 8,050,000 shares of common stock were issued which provided the Company with proceeds of approximately $118.4 million, net of expenses.

 Principles of Consolidation

  The consolidated financial statements include the accounts of Omnipoint Corporation, OCI and Omnipoint Corporation's wholly-owned subsidiaries. Losses in consolidated corporations attributable to minority interest holders in excess of their respective share of the subsidiary's net equity are not eliminated in consolidation. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Unaudited Consolidated Financial Statements

  The accompanying consolidated financial statements of the Company as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are unaudited. All adjustments (consisting only of normal recurring adjustments) have been made which, in the opinion of management, are necessary for a fair presentation thereof. Results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year or for any future period.

 Nature of Operations

  The Company is currently in the acquisition and buildout phases of the New York MTA network. The Company anticipates that it will take several years to complete the buildout over the entire geographic area of the New York MTA. To date, the Company has sold PCS equipment only for trials, and the Company does not expect to have significant PCS services or equipment revenue before 1997.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

 Current Vulnerability Due to Certain Concentrations

  The Company substantially relies upon its relationship with Northern Telecom Inc. ("Northern Telecom"). The Company has entered into a series of OEM and equipment supply agreements, a collaborative development agreement, and a vendor financing agreement with Northern Telecom. The Company has agreed to purchase from Northern Telecom $250.0 million of equipment and services over the next five years. The Company relies substantially on the vendor financing arrangement through which Northern Telecom provides a $382.5 million

                             OMNIPOINT CORPORATION

  (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED MARCH 31,
                          1995 AND 1996 IS UNAUDITED)
financing agreement for the buildout of the New York MTA Network, including the purchase of equipment (see Notes 7, 8, and 9).

  The Company has had limited revenues and has been dependent on a limited number of customers for its revenues. In 1994, the Company received all of its revenue, $3.0 million from Northern Telecom, representing a non-refundable license fee received upon entering into a non-exclusive OEM agreement. Under the terms of the agreement, Northern Telecom may pay up to an aggregate of $12.0 million in license and OEM fees under certain circumstances. The Company expects Northern Telecom to be a source of significant revenue in the future. If the agreement were terminated, the lack of revenues from sales to Northern Telecom would have a material adverse effect upon the Company's financial condition and results of operations.

 Dependence Upon Key Employees

  The Company is highly dependent upon the technical and management skills of its key employees.

  The Company's growth may cause a significant strain on its management, operational and financial resources. The Company's ability to manage its growth effectively will require it to continue to implement and improve its operational and financing systems. The Company's success also depends in large part on a limited number of key technical, marketing and sales employees and on the Company's ability to continue to attract and retain additional highly talented personnel. Competition for qualified personnel in the PCS equipment and service industries is intense.

 Uncertainty of Protection of Patents and Proprietary Rights

  The Company's technology business relies on a combination of patents, trademarks, and nondisclosure and developments agreements in order to establish and protect its proprietary rights. The Company has filed and intends to continue to file applications as appropriate for patents covering its technology and products. There can be no assurance that additional patents will issue, that the existing patents and such additional patents allowed will be sufficiently broad to protect the Company's technology or that the confidentiality agreements and other methods on which the Company relies to protect its trade secrets and proprietary information will be adequate.

 Pro Forma Presentation (Unaudited)

  The unaudited pro forma net income (loss) per common share as of December 31, 1995 is shown on the face of the income statement because the Company believes the pro forma presentation is more meaningful since it includes the conversion of the Redeemable Convertible Preferred Stock and the conversion of the Convertible Subordinated Notes. The unaudited pro forma net income (loss) per common share is computed based upon the weighted average number of common and common equivalent shares outstanding after certain adjustments described below. Common equivalent shares are included in the calculations where the effect on their inclusion would be dilutive. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"), all common and common equivalent shares and other potentially dilutive instruments which include stock options, stock warrants and the Series C Preferred Stock issued during the twelve month period prior to the filing of the Registration Statement have been included in the calculation as if they were outstanding for all periods. As permitted under SAB No. 83, the common equivalent shares for stock options and warrants, were determined using the treasury stock method at the initial public offering price of $16.00 per share. In addition, outstanding shares of Series A and Series B Preferred Stock that were converted into common stock upon the effectiveness of the initial public offering are treated as having been converted into Common Stock at

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

the date of original issuance. The Series C Preferred Stock, which is considered a common stock equivalent, from the date of original issuance, was also included pursuant to SAB No. 83 on an as-if converted basis from January 31, 1995 until the date of its original issuance. The Convertible Subordinated Notes were treated as if they were converted on the date of their issuance.

 Net Income (Loss) Per Common Share

  Net income (loss) per common share on a historical basis is computed in the same manner as pro forma net income (loss) per common share, except that Redeemable Convertible Preferred Stock and the Convertible Subordinated Notes are not assumed to be converted. In the computation of net income (loss) per common share, dividends on Redeemable Convertible Preferred Stock are included as an increase to net income (loss) to common stockholders.

  Net income (loss) per common share on a historical basis is as follows:

                                                    YEARS ENDED DECEMBER 31,
                                                    --------------------------
                                                     1993     1994      1995
                                                     (IN THOUSANDS, EXCEPT
                                                        PER SHARE DATA)
Net income (loss).................................. $(6,227) $(9,330) $(37,770)
Dividends on Redeemable Convertible Preferred
 Stock.............................................     --       --      3,357
                                                    -------  -------  --------
Net income (loss) to common Stockholders........... $(6,227) $(9,330) $(41,127)
                                                    =======  =======  ========
Net income (loss) per common share................. $ (0.21) $ (0.30) $  (1.31)
                                                    =======  =======  ========
Weighted average number of common shares
 outstanding.......................................  29,702   30,752    31,410

 Cash and Cash Equivalents

  Cash and cash equivalents are stated at cost which approximates market. The Company considers all highly liquid debt instruments purchased with an original maturity at time of purchase of three months or less to be cash equivalents.

 Inventory

  Inventory is recorded at the lower of cost or market on the basis of average cost. Inventory consists of raw materials and other items used in development of the Company's technology.

 Prepaid Expenses and Other Assets

  Included in prepaid expenses and other assets are costs incurred in the preparation of the Company's initial public offering and an advance payment for pilot system equipment financed through the financing agreement. The offering costs, which were included in accounts payable and accrued expense at December 31, 1995, were charged to additional paid-in capital upon completion of the offering on January 31, 1996. Upon receipt the pilot system equipment will be expensed and will be included in research and development expense in the consolidated statement of operations.

 Fixed Assets and Depreciation

  Fixed assets are recorded at cost. Major renewals and improvements are capitalized; repairs and maintenance are charged to expense. Depreciation is provided by use of the straight-line method over estimated useful lives of three to five years. Depreciation begins when the fixed asset is placed into service. Upon retirement or sale, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

 Licensing Costs and Other Intangible Assets

  Licensing costs represent the license fees of $347.5 million for the New York MTA License granted by the FCC in December 1994. Among other conditions, the New York MTA License requires that the Company construct a 30 MHz system in the New York MTA that offers coverage to at least one-third of the population of the New York MTA within five years of the license grant date and at least two-thirds of the population within 10 years. The New York MTA License also contains a condition that requires the Company to construct a PCS system that "substantially uses" the design and technology upon which the Pioneer's Preference Award was based. The condition expires upon the system providing coverage for one-third of the population of the New York MTA.

  The New York MTA License expires in December 2004; however, FCC rules provide for renewal expectancy provisions. The Company expects to exercise the renewal provisions, and accordingly the New York MTA License is being amortized from the date of grant using the straight-line method over a period of 40 years. The Entrepreneurs' Band BTA licenses and any other licenses the Company purchases in the future will be accounted for in accordance with the recently agreed upon industry practices. Accordingly, interest incurred for licenses will be capitalized during the buildout phase and amortization of the license cost will begin with the commencement of service to customers.

  Deferred financing costs include amounts paid related to obtaining proceeds under debt, credit facilities and financing agreements. These costs are amortized over the life of the related debt agreement, generally one to ten years.

  Other intangible assets include an asset recorded in connection with shares of the Company's Common Stock issued in exchange for a previously granted option to purchase from the Company shares of common stock of OCI (See Note
11). This asset is being amortized using the straightline method over a 40 year period. Other intangible assets also include costs incurred for the rights to certain information and technologies. These costs are being amortized over their estimated useful lives of five to 10 years.

  Periodically management assesses, based on undiscounted cash flows, if there has been a permanent impairment in the carrying value of its intangible assets and, if so, the amount of any such impairment by comparing anticipated discounted future operating income resulting from intangible assets with the carrying value of the related asset. In performing this analysis, management considers such factors as current results, trends and prospects, in addition to other economic factors.

  The Company is required to implement Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in 1996. As the Company continually evaluates the realizability of its long-lived assets, including intangibles, adoption of the statement is not anticipated to have a material effect on the Company's financial statements at the date of adoption.

 Common and Preferred Stock

  On December 27, 1995, the Board of Directors authorized, and on December 28, 1995, the stockholders approved, a 2.5-for-one stock split of the Common Stock, effected in the form of a stock dividend. All share and per share data have been restated in these financial statements for all periods presented to reflect this stock split.

  Effective on the closing of the initial public offering, the Company's Board of Directors authorized 5,000,000 shares of preferred stock. The Board of Directors has the authority to issue these shares and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders.

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

 Revenue Recognition

  Income from contracts is recognized on the percentage-of-completion basis. Percentage of completion is determined by relating the actual cost of work performed to date for each contract to its current estimated final cost. When current contract estimates indicate a loss, provision is made for the total anticipated loss. Revenue from license fees or equipment sales and related support services is recognized when hardware or software has been delivered, providing other obligations are no longer significant, customer acceptance is reasonably assured and collectibility is deemed probable.

 Research and Development

  Expenditures for research and development are charged to operations as incurred. Research and development expenses include costs for both new product development and ongoing efforts to improve existing technologies. Costs of internally developed software which qualify for capitalization are immaterial.

 Income Taxes

  Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their bases for financial reporting purposes, including the recognition of future tax benefits, such as net operating loss carryforwards to the extent that realization of such benefits are more likely than not.

 Accounting for Stock-Based Compensation

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which is effective for fiscal year 1996. The Company is evaluating the impact of this pronouncement but currently expects to elect the disclosure alternative. As a result, the adoption of this pronouncement is not expected to have a material impact on the Company's financial statements.

2. RELATED PARTY TRANSACTIONS:

  Employee notes receivable included a demand note of $158,315 as of December 31, 1993 due from an employee of the Company with a stated interest rate of 5%. In accordance with an agreement, the note receivable was forgiven on April 14, 1994 and recorded as compensation expense. During 1994 and 1995, two employees executed five-year promissory notes payable to the Company in the original principal amount of $250,000 and $75,000, respectively, with interest at the rate of 8.5% per year as consideration for the purchase of Common Stock. The annual payments due under these notes may be forgiven pursuant to a special bonus provision contained in the employment agreements. In accordance with this provision, $54,250 of the $250,000 note was forgiven during 1995 representing $50,000 principal and $4,250 of interest.

  On September 19, 1995, an employee executed a three-year promissory note payable to the Company in the original principal amount of $87,100, plus interest on the unpaid principal balance from time to time at the rate of 8.5%. The annual payment due under the note may be forgiven pursuant to a special bonus provision contained in an amendment to the employee's employment agreement.

  On October 1, 1995, an employee executed a five-year balloon promissory note payable to the Company in the original principal amount of $750,000, plus interest on the unpaid principal balance from time to time outstanding at the rate of 8% per year, as consideration for the purchase of 125,000 shares of restricted Common

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)


Stock at $6.00 per share. The payment due under the note may be forgiven pursuant to a special bonus provision contained in the employee's employment agreement.

  Interest earned under all employee notes was $2,259 and $29,579 for the years ended December 31, 1994 and 1995, respectively.

  Included in contract revenues is $300,000 for the year ended December 31, 1993 received from a customer that, in an unrelated transaction, became a stockholder in 1994.

3. PREPAID EXPENSES AND OTHER ASSETS:

  Prepaid expenses and other assets consist of the following at December 31, 1994 and 1995 and March 31, 1996:

                                                       DECEMBER 31,
                                                       ------------- MARCH 31,
                                                        1994   1995    1996
                                                           (IN THOUSANDS)
      Advance payment for pilot system equipment
       financed through financing agreement........... $  --  $4,840  $4,840
      Offering costs..................................    --     879     --
      Insurance.......................................    --     --      230
      Deposits........................................    128     83     111
      Other...........................................     72    117     119
                                                       ------ ------  ------
                                                       $  200 $5,919  $5,300
                                                       ====== ======  ======

4. FIXED ASSETS:

  Fixed assets including equipment under capital leases consist of the following at December 31, 1994 and 1995 and March 31, 1996:

                                                      DECEMBER 31,
                                                     ----------------  MARCH 31,
                                                      1994     1995      1996
                                                          (IN THOUSANDS)
   Building......................................... $   --   $ 1,190   $ 1,190
   Office equipment.................................     369      649       814
   Lab equipment....................................   2,491    3,693     4,488
   Network infrastructure equipment.................     --    12,634    12,634
   Cell sites.......................................     --       --        438
   Furniture and fixtures...........................     107      265       286
   Purchased software...............................     786    1,453     1,735
   Leasehold improvements...........................     281    1,325     2,867
   Vehicles.........................................     --       214       320
                                                     -------  -------   -------
                                                       4,034   21,423    24,772
   Less: accumulated depreciation...................  (1,018)  (2,466)   (3,559)
                                                     -------  -------   -------
                                                     $ 3,016  $18,957   $21,213
                                                     =======  =======   =======

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

  Depreciation expense for the years ended December 31, 1993, 1994 and 1995 was $241,875, $628,747 and $1,448,751, respectively. Network infrastructure equipment consists of equipment which has not been placed into service at this time. Accordingly, no depreciation was recorded.

5. ACCRUED EXPENSES:

  Accrued expenses consist of the following at December 31, 1994 and 1995 and March 31, 1996:

                                                         DECEMBER 31,  MARCH 31,
                                                         -------------
                                                          1994   1995    1996
                                                             (IN THOUSANDS)
   Salaries and benefits................................ $  425 $  724  $  582
   Bonuses..............................................    --     350     350
   Relocation...........................................    147    539     693
   Professional fees....................................  1,181    464     719
   Dividends............................................    --   1,839     --
   Initial public offering costs........................    --     593     --
   Other................................................    343     84     100
                                                         ------ ------  ------
                                                         $2,096 $4,593  $2,444
                                                         ====== ======  ======

  Amounts accrued for dividends as of December 31, 1995 include $338,722 payable in 33,872 shares of Series B Preferred Stock and Series B and C dividends of $1,500,310 to be paid in cash.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK:

  The Company authorized 3,000,000 shares of Redeemable Convertible Preferred Stock in 1991 and an additional 1,000,000 shares in 1993. The Company authorized an additional 1,750,000 shares of convertible stock in 1995. During 1991, the Company sold 666,667 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") for $1.5 million. In August 1993, the Company sold 1,500,000 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock") for $15.0 million. During 1995, the Company sold 1,866,338 shares of Series C Convertible Preferred Stock ("Series C Preferred Stock") resulting in gross proceeds of $27,995,070, including 666,667 shares issued in satisfaction of a $10.0 million outstanding balance under a line of credit loan agreement (see Note 7). Issuance costs of the Series C Preferred Stock included a $600,000 brokerage commission, transaction fees of $559,861 to certain investors and $127,276 of other related issuance costs.

  Shares of Common Stock reserved for conversion of the Company's outstanding Series A, B and C Preferred Stock were 1,666,667, 7,550,000 and 4,665,842 at December 31, 1995, respectively.

  The Series A Preferred Stock was convertible at any time into Common Stock of the Company at a conversion rate of one share of Common Stock for each share of Series A Preferred Stock, subject to adjustment in the event of any stock dividend, stock split or other recapitalization. The Company at its option could require each share of the Series A Preferred Stock to be converted into shares of Common Stock at any time on or after the closing of the sale of shares of Common Stock at an initial public offering meeting certain defined criteria. The holders of the Series A Preferred Stock were entitled to receive, when and only if declared by the Board of Directors, dividends in an amount per share equal to the per share amount to be declared for the Common Stock.

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)


No dividends were declared. Each holder of outstanding shares of the Series A Preferred Stock was entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares are convertible at that time. Upon the closing of the initial public offering on January 31, 1996, the Series A Preferred Stock was converted into 1,666,667 shares of Common Stock.

  The holders of the Series B Preferred Stock had the right to convert such stock at any time into shares of Common Stock at a one for one conversion rate, subject to, and automatically convert into Common Stock in the event of a public offering meeting certain defined criteria. The holders of the Series B Preferred Stock had the right to vote that number of shares equal to the number of shares of Common Stock issuable upon conversion. The Series B Preferred Stock accrued a cumulative dividend on a daily basis, whether declared or not, at the rate of 1.467% of the original purchase price per quarter, compounded quarterly on principal investment plus accrued dividends not paid in cash, payable on the last day of each quarter either in cash or original shares of Series B Preferred Stock and valued at the original purchase price. In the event of equity offerings or qualified fundraisings meeting certain criteria, the dividend rate would have been reduced to zero. Under an amendment to the Series B Stock Purchase Agreement, unpaid and previously undeclared cumulative dividends, through April 4, 1995 were paid by the issuance of 151,714 shares of Series B Preferred Stock. As of December 31, 1995, Series B accrued dividends were $728,197. Upon the closing of the initial public offering, the Series B Preferred Stock and certain accrued dividends were converted into 4,273,082 shares of Common Stock. Additionally, accrued dividends of $236,892 through such date were paid in cash.

  The holders of Series C Preferred Stock had the right to convert the Series C Preferred Stock at any time into shares of Common Stock at a one for one conversion rate, and could be required by the Company to be converted into Common Stock in the event of a public offering meeting certain defined criteria. The holders of the Series C Preferred Stock had the right to vote that number of shares equal to the number of shares of Common Stock issuable upon conversion. The Series C Preferred Stock accrued a cumulative dividend, whether declared or not, at the rate of 1.9427% per quarter, compounded quarterly on the stated value (plus cumulative dividends which were accrued but which were not paid). As of December 31, 1995, Series C accrued dividends of $1,110,835 were payable in cash. Upon the closing of the initial public offering, the Series C Preferred Stock was converted into 4,665,842 shares of Common Stock and accrued dividends of $1,299,326 through such date were paid in cash.

7. NOTES PAYABLE AND FINANCING AGREEMENTS:

  On January 29, 1993, the Company received $3.0 million from an investor in exchange for a $3.0 million face value convertible subordinated note and warrants to purchase 972,223 shares of Common Stock. The convertible subordinated note accrued interest at one percent over prime and principal and interest were payable on January 29, 1994. Interest expense accrued for the period from January 29, 1993 through December 31, 1993 was $199,698 at an interest rate of 7%. On January 29, 1994, the $3.0 million face value convertible subordinated note plus accrued interest of $217,493 was converted into 382,307 shares of Common Stock of the Company at approximately $8.40 per share.

  On January 31, 1995, the Company entered into a $10.0 million Line of Credit Loan Agreement with the holder of the Series B Preferred Stock of the Company, bearing interest at 12%. On March 10, 1995 and April 4, 1995, the Company was advanced $3.0 million and $7.0 million under the line, respectively. The Company's shares of OCI stock were pledged as collateral for the Line of Credit. The Line of Credit expired upon the closing of the Series C Preferred Stock equity financing on June 29, 1995. The Company issued warrants to purchase 50,000 shares of Common Stock at $.004 per share at the initial closing, and issued additional warrants to

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

purchase 179,168 shares of Common Stock at $6.00 per share, which expire on March 10, 2002. In connection with the warrants, the Company recorded interest expense and an increase to additional paid-in capital of $299,800 in 1995.

  On June 29, 1995, the $10.0 million outstanding balance under the Line of Credit expired, and was exchanged for 666,667 shares of Series C Convertible Preferred Stock.

 Northern Telecom Financing Agreement

  On July 21, 1995 OCI entered into a $382.5 million credit facility with Northern Telecom to finance future purchases and installations of telecommunications equipment, engineering services, certain related construction costs, third-party equipment and other expenses.

  A portion of the financing agreement, which may be used for working capital purposes including interest payments on the amounts outstanding on the financing agreement, matures June 30, 1997. Any amounts repaid can be subsequently borrowed for other purposes allowed under the financing agreement. The principal amount on the other portions of the financing agreement are payable in twenty consecutive quarterly installments beginning in 2000, with the final payment due on December 31, 2004. Interest on the unpaid principal balance on all loans payable quarterly in arrears at varying interest rates at a base or LIBOR rate at the Company's election. On each interest payment date which occurs prior to June 30, 1997, unless otherwise paid by the Company, all accrued and payable interest on the outstanding balance of the facility will be paid in kind by increasing the principal balance under a portion of the financing agreement, provided that no default or event of default has occurred and is continuing.

  The Company, at its election, can prepay the outstanding amount of loans at any time without penalty or premium.

  The financing agreement is collateralized by a pledge of stock of OCI owned by a wholly-owned subsidiary of the Company and by substantially all of OCI's assets. Under the terms of the financing agreement, the Company is subject to certain financial and operational covenants including restrictions on the payment of dividends by OCI, restrictions on additional indebtedness and financial maintenance obligations. Additionally, the financing agreement provides that, among other things, the failure to pay when due amounts owed to the FCC shall constitute an event of default. As of December 31, 1995 and March 31, 1996, OCI had an outstanding balance (principal and payment in kind interest) of approximately $19.5 million and $22.0 million, respectively. Of the outstanding balance at March 31, 1996, approximately $5.6 million is due June 30, 1997, with the remaining balance due in consecutive installments beginning March 31, 2000.

 Credit Agreement

  On November 21, 1995, the Company, through its subsidiary Omnipoint PCS Entrepreneurs, Inc. ("OPCSE"), signed a credit agreement and a term note with a bank in the original principal amount of $40.0 million. This note was used to fund the deposit with the Federal Communications Commission in connection with the C Block Auction.

  Interest periods on the term note ranged from one to fourteen days with interest rates set by the bank based on wholesale money market rates available to the bank which at December 31, 1995 was 6.375%. The agreement and term note was collateralized by all assets of OPCSE. Interest accrued as of December 31, 1995 was $58,172. The Company's outstanding balance at December 31, 1995 was $36.5 million. Subsequent to year end, the Company repaid the outstanding balance with the proceeds from the convertible subordinated and senior notes and initial public offering proceeds.

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

 Senior Notes

  On November 22, 1995, the Company issued to two institutional investors both warrants to purchase an aggregate of 625,000 shares of Common Stock at $.004 per share and two five year term Senior Notes in the aggregate principal amount of $25.0 million. The Senior Notes contain sinking fund provisions requiring the Company to redeem in the aggregate $5.0 million in principal amount at the third and fourth anniversary dates of the date of issuance. The Company is subject to certain restrictions and requirements regarding the issuance of indebtedness senior or pari passu to the Senior Notes. Under the terms of the notes the Company is subject to certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to incur additional indebtedness; pay dividends or make distributions in respect of its capital stock or make certain restricted payments; create liens; or merge or sell all or substantially all of its assets. In the event that the employment of a senior officer of the Company is terminated prior to June 30, 1998, the Company must either pay the Senior Notes in full or pay a one time fee in an amount equal to 5% of the then outstanding principal of the Senior Notes. The Company may prepay the Senior Notes at any time. Interest is payable at 6% for the period November 22, 1995 to November 22, 1996, and thereafter is payable at 12% semiannually for the period from November 22, 1996 to November 22, 2000. Interest accrued as of December 31, 1995 and March 31, 1996 was $162,500 and $747,500, respectively. Associated with the valuation of the warrants, the Company recorded a debt discount and increase in additional paid-in capital of $8,747,500. The discount will be amortized over the five years life of the notes and resulted in $232,739 and $77,856 of amortization included in interest expense as of December 31, 1995 and March 31, 1996, respectively.

 10% Convertible Subordinated Notes

  On November 29, 1995, the Company issued Convertible Subordinated Notes in the aggregate amount of $15.0 million, together with warrants to purchase 375,000 shares of Common Stock at an exercise price of $.004 per share. On December 18, 1995, the Company issued Convertible Subordinated Notes in the aggregate amount of $10.0 million, together with warrants to purchase 250,000 shares of Common Stock at an exercise price of $.004 per share. These notes are together known as the "Convertible Subordinated Notes". The Convertible Subordinated Notes have a stated interest rate of 10%, payable semiannually on March 31 and September 30, commencing on March 31, 1996. Interest accrued as of December 31, 1995 was $166,982. The Convertible Subordinated Notes were converted upon the closing of the initial public offering into an aggregate of 1,562,500 shares of Common Stock at $16.00 per share. Associated with the valuation of the warrants, the Company recorded a debt discount and an increase in additional paid-in capital of $8,747,500.

  The Company paid $1.0 million for investment banking services rendered in connection with the issuance of the Senior Notes and $15.0 million of the Convertible Subordinated Notes. The unamortized amounts are included in deferred financing costs and other intangible assets.

  Total interest expense associated with the notes payable and financing agreements was $1,931,693 and $2,162,801 for the year ended December 31, 1995 and for the three months ended March 31, 1996, respectively.

8. NEW YORK MTA LICENSE OBLIGATION:

  In December 1993, OCI was awarded a final Pioneer's Preference for a license that required no payment from OCI. Subsequent legislation mandated a methodology for charging for the New York MTA License. In accordance with terms defined in that legislation, OCI is obligated to pay a license fee to the FCC for the New York MTA License awarded in December 1994. The license fee was derived from 85% of the average per population price (based on the 1990 population) paid by the winning MTA auction bidders of the top 23 MTAs excluding the three MTA areas awarded by Pioneer's Preference. This derived number of $13.158 is multiplied by the 1990 New York MTA population of 26,411,597 to arrive at the total obligation of $347.5 million.

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

  Prior to December 31, 1995, the FCC had not implemented the exact terms for principal and interest payments on the New York MTA License. The initial terms generally allow for installment payments over the first five years of the New York MTA License; with interest-only for at least the first two years. Since payments did not begin until after the New York MTA License and Pioneer's Preference orders were no longer subject to judicial review, the FCC had not yet determined the interest rate to be charged, the timing and nature of the installment payments and related issues. Therefore, OCI estimated and accrued interest at the prime rate (8.5% at December 31, 1994 and 1995) from the date the New York MTA License obligation was awarded, and had recorded as of December 31, 1995 accrued interest on the New York MTA License of $33.5 million.

  On March 8, 1996, the FCC adopted an Order which specifies the license payment terms, such as the interest rate and timetable for payment of the principal obligations for recipients of the Pioneer's Preference license. The Order provides for the Pioneers to make their payments in installments over five years. Based on this Order, the payments will be interest only for the first two years and the unpaid principal balance and interest will be paid over the remaining three years. The FCC adopted an interest rate of 7.75%. Payments commence 30 days from the Order date or April 8, 1996, and thereafter will be due on the last day of each financial quarter over the next five years. The five year payment period will run and interest will accrue from the adoption date of March 8, 1996.

  Based on the Order, the Company has revised its estimate and accrual of interest. Pursuant to Accounting Principles Board Opinion No. 20, "Accounting Changes," this change in accounting estimate was recorded in the Company's financial statements during December 1995, resulting in a decrease in 1995 interest expense of $33.5 million. Had this adjustment not been made, the historical net loss and loss per common share for the year ended December 31, 1995 would have been $74.6 million and $2.37, respectively after giving effect to the dividends on Redeemable Convertible Preferred Stock.

  In addition, the license is conditioned upon the full and timely performance of payment obligations under the Company's installment plan. If the Company is more than ninety days delinquent in any payment, it will be deemed to be in default.

9. AGREEMENTS WITH NORTHERN TELECOM:

  Northern Telecom and the Company have signed a series of OEM equipment and supply agreements, as well as a vendor financing agreement (see Note 7). Northern Telecom will make varying payments as it purchases core electronics (primarily radio and digital cards for base stations) and software from the Company. Northern Telecom made an initial $3.0 million license payment in 1994 (part of up to $12.0 million in license and OEM fees to be paid to the Company under certain circumstances) and may make additional royalty payments based on shipments of the Company's products. Northern Telecom will then sell Omnipoint/Northern Telecom integrated systems to PCS operators, including the Company. The Company's purchases to build out the New York network will be financed by Northern Telecom under a financing agreement. The Company has agreed to make certain product upgrades and warranties available to Northern Telecom's customers. No equipment, hardware or software sales were made to Northern Telecom under the OEM Agreement during 1994 or 1995.

  During 1994, the Company entered into an agreement to purchase $100.0 million of equipment and services over the next five years with Northern Telecom. Under the terms of the Supply Agreement, if the conditions of OCI's purchase obligation are satisfied and OCI fails to purchase $100.0 million of equipment and services, it may have to pay a penalty of 10% of the unsatisfied portion of the $100.0 million which may be waived under certain conditions. On July 21, 1995, the Company entered into an amendment to this supply agreement to increase the purchase commitment from $100.0 million to $250.0 million. The Company has purchased approximately $19.0 and $19.3 million under this purchase commitment as of December 31, 1995 and March 31, 1996, respectively.

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

 Manufacturing License Agreement

  On February 28, 1995, the Company entered into an agreement (the "Manufacturing License Agreement") with Northern Telecom in conjunction with the OEM Supply Agreement. Under the terms of the Manufacturing License Agreement, the Company will give Northern Telecom an option to receive the non-exclusive worldwide right to use, modify, manufacture or have manufactured all of the products supplied by the Company under the OEM Supply Agreement, subject to certain terms and restrictions. This option can be exercised if:
(i) there is a breach of the OEM Supply Agreement by the Company, (ii) a termination of supply of licensed product under the OEM Supply Agreement by the Company, or (iii) mutual agreement to terminate the OEM Supply Agreement by the Company and Northern Telecom. Additionally, if Northern Telecom meets certain purchasing thresholds from the Company, Northern Telecom may also elect to exercise this option. If the option is exercised under this circumstance, Northern Telecom has agreed to pay the Company a one-time license fee. In addition, in all cases, certain royalties on the products licensed are to be paid. The Manufacturing License Agreement has an initial five-year term unless terminated earlier in accordance with terms and conditions specified in the agreement. The agreement may extend for additional one-year terms.

 Collaborative Development Agreement

  On March 4, 1995, the Company entered into a five-year agreement (the "Collaborative Development Agreement") with Northern Telecom to collaborate with Northern Telecom on their mutual planning and development activities for PCS products. Under the terms of the Collaborative Development Agreement, Northern Telecom and the Company have agreed to commit resources to joint projects. The Collaborative Development Agreement may be renewed for successive one-year periods, and is subject to earlier termination by mutual agreement of the parties or by either party upon written notice to the other party thirty days prior to the end of the initial term or a renewal term.

10. COMMITMENTS AND CONTINGENCIES:

 Commitments

  The Company has entered into various leases for its office, facilities and for equipment used in the development of its products. The leases are typically three to five years in length and payable monthly. The Company also has acquired the rights to approximately 4,500 sites in the New York MTA as possible locations for cell sites. Future minimum rentals under these noncancelable operating and capital leases as of December 31, 1995 are as follows, in thousands:

   PERIOD                                       OPERATING LEASES CAPITAL LEASES
   1996........................................      $  907          $ 210
   1997........................................         760            108
   1998........................................         277             13
   1999........................................         280            --
   2000........................................         217            --
                                                     ------          -----
     Total.....................................      $2,441            331
                                                     ======
   Less amount representing interest...........                         43
                                                                     -----
   Present value of minimum lease payments.....                        288
   Less current portion........................                        182
                                                                     -----
   Long-term portion of capital lease obliga-
    tions......................................                      $ 106
                                                                     =====

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

  Total rental expense for the years ended December 31, 1993, 1994 and 1995 was $201,670, $398,978 and $957,167, respectively. Capital leases in the amount of $551,139, $591,191, net of $116,068 and $234,867 accumulated depreciation, respectively, are included in fixed assets at December 31, 1994 and 1995, respectively.

  On December 12, 1995, the Company and Hansol Paper Co., Ltd. ("Hansol") and its telecom affiliates entered into a strategic alliance for the promotion of the Omnipoint System in the Republic of Korea and other parts of Asia, and the grant of a license to Hansol to manufacture Omnipoint System handsets. The agreement provides that Omnipoint will enter into a purchase order, subject to certain preconditions, including competitive pricing, to acquire from Hansol handsets for sale to subscribers in areas covered by licenses, if any, purchased by the Company in the Entrepreneurs' Band auction.

 Litigation

  The Company is not currently aware of any pending or threatened litigation that could have a material adverse effect on the Company's financial condition, results of operations or cash flows.

11. STOCK OPTIONS AND WARRANTS:

  During 1991, the Company granted a warrant to purchase 915,000 shares of Common Stock at an exercise price of $.008 per share, a price below market value, exercisable for a period of 10 years in exchange for investment banking services over five years. In connection with the warrants, the Company recorded a charge to operations and an increase to paid-in-capital of $0.8 million in 1991. The Company also issued a warrant to purchase 750,000 shares of Common Stock originally exercisable for a period of five years from the date of issuance. The warrants are exercisable for a price of $1.00 per share for the first 250,000 shares exercised, $1.10 per share for the next 250,000 shares exercised and $1.20 per share for the remaining 250,000 shares exercised. Subsequent to December 31, 1994, the Company and the warrant holder agreed that the warrant holder could loan to the Company an amount equal to the aggregate exercise price of the warrant on or before the original expiration date. In such event the expiration date of the warrant would be extended for an additional five years.

  In connection with the Senior Notes and Convertible Subordinated Notes issued in 1995, the Company granted to the holders of the notes warrants to purchase 1,250,000 shares of Common Stock at an exercise price of $.004 per share, a price below market value, exercisable for a period of five years from the date of issuance. In connection with the warrants, the Company recorded a discount on the notes and an increase to paid-in capital of $17.5 million.

  The 1990 stock option plan authorizes the grant of options exercisable for a maximum of 6,250,000 shares of Common Stock to key employees, consultants, officers and directors of the Company. Options under the plan expire 10 years from the date of the grant for incentive stock options and 10 years plus 30 days for nonstatutory options. Prior to the approval of the 1990 stock option plan, the Company granted a total of 890,000 nonstatutory stock options at an exercise price below the fair value of the stock. The Company recorded $91,024 of compensation expense in 1993, associated with these options. During 1995, the Company granted 5,044 additional stock options at an exercise price below the fair value of the stock. The Company recorded $24,255 of compensation expense during 1995 associated with these options.

  In June 1994, an unrelated party acquired 1,125,000 shares of Common Stock of the Company in exchange for an option held by such unrelated party an option to purchase a 9.85% interest in OCI. The estimated fair value of the Common Stock of $4.5 million at the time of the exercise of the option has been recorded as an

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

additional investment in the subsidiary, with a corresponding intangible asset. Also in June 1994, an unrelated party exercised its option to purchase 549 shares (4.42%) of Omnipoint's stock in OCI for $3.2 million resulting in a gain of the same amount. The Company issued the options in 1992 to other Pioneer's Preference applicants, who were ultimately unsuccessful in obtaining a preference award.

  Information regarding the Company's stock option plans and warrants are summarized below:

                             INCENTIVE STOCK        NONSTATUTORY STOCK
                               OPTION PLAN              OPTION PLAN               WARRANTS
                          ----------------------- ------------------------ -----------------------
                          NUMBER OF     PRICE     NUMBER OF      PRICE     NUMBER OF     PRICE
                           SHARES     PER SHARE    SHARES      PER SHARE    SHARES     PER SHARE
Outstanding at December
 31, 1992...............   462,483    $0.44-$0.90 2,407,741   $0.008-$0.90 1,665,000  $0.008-$1.20
                          --------   ------------ ---------  ------------- ---------  ------------
Granted during 1993.....   107,633           4.00    55,000           4.00   972,223          7.20
Expired during 1993.....   (29,430)          0.90   (17,778)          0.90  (972,223)         7.20
Exercised during 1993...   (13,343)          0.90       --             --        --            --
                          --------   ------------ ---------  ------------- ---------  ------------
Outstanding at December
 31, 1993...............   527,343      0.44-4.00 2,444,963     0.008-4.00 1,665,000    0.008-1.20
                          --------   ------------ ---------  ------------- ---------  ------------
Exercisable at December
 31, 1993...............   272,650      0.44-0.90 2,165,888     0.008-0.90 1,665,000    0.008-1.20
                          --------   ------------ ---------  ------------- ---------  ------------
Granted during 1994.....   243,458          10.00    86,668          10.00       --            --
Expired during 1994.....      (285)          0.90    (1,110)          0.90       --            --
Exercised during 1994...   (16,828)     0.44-0.90   (40,733)    0.008-0.90       --            --
                          --------   ------------ ---------  ------------- ---------  ------------
Outstanding at December
 31, 1994...............   753,688     0.44-10.00 2,489,788    0.008-10.00 1,665,000    0.008-1.20
                          --------   ------------ ---------  ------------- ---------  ------------
Exercisable at December
 31, 1994...............   377,815      0.44-4.00 2,304,198     0.008-4.00 1,665,000    0.008-1.20
                          --------   ------------ ---------  ------------- ---------  ------------
Granted during 1995.....   402,834     6.00-14.00 1,149,636    0.004-24.00 1,479,168    0.004-6.00
Expired during 1995.....  (104,033)    0.90-10.00       --             --        --            --
Exercised during 1995...   (83,992)     0.90-4.00       --             --        --            --
                          --------   ------------ ---------  ------------- ---------  ------------
Outstanding at December
 31, 1995...............   968,497     0.90-14.00 3,639,424    0.004-24.00 3,144,168    0.004-6.00
                          --------   ------------ ---------  ------------- ---------  ------------
Exercisable at December
 31, 1995...............   390,491     0.44-14.00 2,423,133    0.004-24.00 3,144,168    0.004-6.00
                          --------   ------------ ---------  ------------- ---------  ------------
Granted during 1996.....    81,931    14.00-27.00    37,270     6.00-16.00       --            --
Expired during 1996.....    (1,239)    6.00-10.00       --             --        --            --
Exercised during 1996...  (132,330)    0.44-10.00       --             --        --            --
                          --------   ------------ ---------  ------------- ---------  ------------
Outstanding at March 31,
 1996...................   916,859   $0.44-$27.00 3,676,694  $0.004-$24.00 3,144,168  $0.004-$6.00
                          ========   ============ =========  ============= =========  ============
Exercisable at March 31,
 1996...................   280,759   $0.44-$14.00 2,431,945  $0.004-$24.00 3,144,168  $0.004-$6.00

  At December 31, 1995, 7,140,000 shares of Common Stock are reserved for the exercise of stock options, and 3,144,168 shares are reserved for the exercise of warrants.

  In July 1995, the Board of Directors repriced the stock options granted at $10.00 per share to $6.00 per share to reflect the adjusted fair market value of the Common Stock.

12. INCOME TAXES:

  At December 31, 1995, the Company had net operating loss carryforwards of approximately $64.2 million to be used to offset future taxable income; these carryforwards expire during the years through 2010, subject to certain limitations. Under the Tax Reform Act of 1986, the amount of and benefits from net operating losses that can be carried forward may be impaired or limited in certain circumstances. Due to the losses, the Company has not recorded income tax expense.

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

  Deferred tax assets and liabilities are comprised of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1994      1995
                                                               (IN THOUSANDS)
     Deferred tax assets:
       Inventory............................................. $   112  $    244
       Compensation related..................................     --        361
       Deferred revenue......................................     --      1,720
       Other.................................................     --        144
       Net operating loss carryforwards......................   7,585    25,680
       Valuation allowance...................................  (7,056)  (21,611)
     Deferred tax liabilities:
       FCC License...........................................    (601)   (6,393)
       Fixed assets..........................................     (40)     (145)
                                                              -------  --------
       Net deferred tax assets............................... $   --   $    --
                                                              =======  ========

  Due to the uncertainty surrounding the realization of the favorable tax attributes on future tax returns, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax assets.

13. MAJOR CUSTOMERS:

  In 1993, three customers each accounted for approximately 53%, 19% and 18% of total revenues. In fiscal year 1994, one customer accounted for 100% of total revenues. The customers included in these percentages vary from period to period.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS:

  The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                       DECEMBER 31, 1994    DECEMBER 31, 1995
                                      -------------------- --------------------
                                      CARRYING  ESTIMATED  CARRYING  ESTIMATED
                                       AMOUNT  FAIR VALUE   AMOUNT  FAIR VALUE
                                               (UNAUDITED)          (UNAUDITED)
                                                   (IN THOUSANDS)
Credit Agreement..................... $    --   $    --    $ 36,500  $ 36,500
Convertible Subordinated Notes.......      --        --      16,250    25,000
Loan payable under financing
 agreement...........................      --        --      19,479    19,479
Senior Notes.........................      --        --      16,485    25,000
New York MTA License Obligation......  347,518   347,518    347,518   347,518

 Cash and Cash Equivalents, Prepaid Expenses and Other Assets, Accounts Payable and Accrued Expenses

  The carrying amounts of these items are a reasonable estimate of their fair value.

 Long-Term and Short-Term Debt

  The fair value of these securities are estimated based on recent transactions. The value of these transactions are based on interest rates that are available to the Company for issuance of debt with similar terms and maturities because there are no public market quotes available for these securities.

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

 New York MTA License Obligation

  The fair value of this obligation on the prevailing terms the United States Government offers other Pioneer Preference license holders. The terms and conditions for this obligation are set by the FCC based on authority granted by the Congress of the United States of America.

  The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1994 and December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and current estimates of fair value may differ significantly from the amounts presented herein.

15. SUPPLEMENTAL CASH FLOW INFORMATION:

                                                                    THREE MONTHS
                                              YEARS ENDED DECEMBER     ENDED
                                                       31,           MARCH 31,
                                              --------------------- ------------
                                              1993   1994    1995   1995  1996
                                                                    (UNAUDITED)
                                                        (IN THOUSANDS)
Non cash investing and financing activities:
  Liability incurred for acquisition of the
   license..................................  $--  $347,518 $   --  $--  $   --
  Capital lease obligations incurred and
   notes payable issued in exchange for
   fixed assets.............................   278      233      88  --      --
  Common Stock issued upon conversion of
   subordinated note........................   --     3,217     --   --   16,250
  Common Stock issued in exchange for an
   option held by a third-party to purchase
   shares of subsidiary.....................   --     4,500     --   --      --
  Common Stock issued in exchange for
   employee notes receivable................   --       250     825  --      --
  Issuance of Series B preferred stock in
   payment of Series B dividend.............   --       --    1,517  --      576
  Issuance of Series C preferred stock in
   exchange for amounts due under line of
   credit...................................   --       --   10,000  --      --
  Dividends accrued on Series B and Series C
   preferred stock..........................   --       --    1,839  --      --
  Proceeds from financing agreement used to
   pay origination fee......................   --       --    7,500  --      --
  Common Stock issued in exchange for
   services.................................   --       --       59  --      --
  Fixed assets financed by the financing
   agreement................................   --       --   13,312  --      --
  Advance payment of pilot system equipment
   financed through financing agreement.....   --       --    4,840  --      --
  Pilot system equipment funded by financing
   agreement................................   --       --    1,053  --      --
  Issuance of options as form of advanced
   compensation.............................   --       --      112  --      350
  Conversion of preferred stock in
   connection with offering.................   --       --      --   --   44,703

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

16. INDUSTRY SEGMENT INFORMATION, IN THOUSANDS:

                                         THREE MONTHS ENDED MARCH 31, 1996
                                         --------------------------------------
                                          EQUIPMENT     SERVICE
                                          DIVISION      DIVISION      TOTAL
Revenues................................ $       --    $       --   $       --
Income (loss) from operations...........      (8,472)       (4,960)     (13,432)
Identifiable assets.....................     189,824       354,081      543,905
Depreciation and amortization...........         483         3,018        3,501
Interest income (expense), net..........          (2)       (2,469)      (2,471)
                                           YEAR ENDED DECEMBER 31, 1995
                                         --------------------------------------
                                          EQUIPMENT     SERVICE
                                          DIVISION      DIVISION      TOTAL
Revenues................................ $       --    $       --   $       --
Income (loss) from operations...........     (23,839)      (14,163)     (38,002)
Identifiable assets.....................     108,684       366,306      474,990
Depreciation and amortization...........       1,900         9,138       11,038
Interest income (expense), net..........          57           175          232
                                           YEAR ENDED DECEMBER 31, 1994
                                         --------------------------------------
                                          EQUIPMENT     SERVICE
                                          DIVISION      DIVISION      TOTAL
Revenues................................ $     3,000   $       --   $     3,000
Income (loss) from operations...........       3,217       (14,650)     (11,433)
Identifiable assets.....................      13,810       347,136      360,946
Depreciation and amortization...........         688           437        1,125
Interest income (expense), net..........         301        (1,457)      (1,156)
                                           YEAR ENDED DECEMBER 31, 1993
                                         --------------------------------------
                                          EQUIPMENT     SERVICE
                                          DIVISION      DIVISION      TOTAL
Revenues................................ $     1,618   $       --   $     1,618
Income (loss) from operations...........       3,589        (9,784)      (6,195)
Identifiable assets.....................      14,465           --        14,465
Depreciation and amortization...........         246           --           246
Interest income (expense), net..........         (32)          --           (32)

                             OMNIPOINT CORPORATION

17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

  The following table provides quarterly data for the fiscal year ended December 31, 1995 and 1994.

                                                      1995
                                   --------------------------------------------
                                   MARCH 31  JUNE 30   SEPTEMBER 30 DECEMBER 31
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.......................... $    --   $    --     $    --     $    --
Operating expenses:
  Research and development........    2,317     2,860       3,643       5,525
  Sales, general, and
   administrative.................    1,785     2,639       3,649       4,546
  Depreciation and amortization...    2,690     2,690       2,907       2,751
                                   --------  --------    --------    --------
    Total operating expenses......    6,792     8,189      10,199      12,822
                                   --------  --------    --------    --------
  Loss from operations............   (6,792)   (8,189)    (10,199)    (12,822)
Other income (expense):
  Interest income.................       50       102         400         197
  Interest expense (Note 8).......   (7,982)   (8,352)     (8,270)     24,087
                                   --------  --------    --------    --------
    Net income (loss)............. $(14,724) $(16,439)   $(18,069)   $ 11,462
                                   ========  ========    ========    ========
    Net income (loss) per common
     share........................   $(0.47)   $(0.52)     $(0.58)      $0.36
                                   ========  ========    ========    ========
Weighted average number of common
 shares outstanding...............   31,345    31,870      31,397      31,529
                                                      1994
                                   --------------------------------------------
                                   MARCH 31  JUNE 30   SEPTEMBER 30 DECEMBER 31
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.......................... $    --   $    --     $  3,000    $    --
Operating expenses:
  Research and development........    1,102     1,575       1,952       2,389
  Sales, general, and
   administrative.................      990     1,298       1,715       2,287
  Depreciation and amortization...       94       115         182         734
                                   --------  --------    --------    --------
    Total operating expenses......    2,186     2,988       3,849       5,410
                                   --------  --------    --------    --------
  Loss from operations............   (2,186)   (2,988)       (849)     (5,410)
Other income (expense):
  Interest income.................       94        84          95          90
  Interest expense................      (25)      (11)        (11)     (1,472)
  Miscellaneous income............      --         65         --          --
  Gain on sale of subsidiary
   stock..........................      --      3,194         --          --
                                   --------  --------    --------    --------
    Net income (loss)............. $ (2,117) $    344    $   (765)   $ (6,792)
                                   ========  ========    ========    ========
    Net income (loss) per common
     share........................   $(0.07)    $0.01      $(0.02)     $(0.22)
                                   ========  ========    ========    ========
Weighted average number of common
 shares outstanding...............   29,969    30,488      31,266      31,274

                             OMNIPOINT CORPORATION

                (INFORMATION AS OF MARCH 31, 1996 AND FOR THE
           THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

18. SUBSEQUENT EVENTS (UNAUDITED):

ERICSSON AGREEMENTS

  On April 16, 1996, Ericsson, Inc. ("Ericsson") and the Company entered into definitive agreements governing (i) the licensing and supply arrangement related to the Omnipoint System, (ii) the purchase by OCI or other Omnipoint affiliates of GSM handsets, (iii) the sale by Ericsson of IS-661 and GSM infrastructure equipment, subject to completion of vendor financing agreements, for which the parties have entered into a non-binding commitment letter regarding the New York MTA network, and (iv) cooperation on marketing, standards and technical activities.

  Under the terms of the licensing and supply agreements, Ericsson will pay license fees and royalties, including an initial $4.5 million license fee.

  In addition, under the agreement for the sale of Ericsson infrastructure equipment, the Company and its affiliates will purchase $250.0 million of a mix of IS-661 and PCS 1900 infrastructure equipment. Under the handset agreement, the Company will purchase GSM handsets. These commitments are to be fulfilled within five years of the date upon which the definitive agreement was executed.

  In April 1996, the Company entered into a non-binding memorandum of understanding with Orbitel Mobile Communications Ltd., ("Orbitel"), a wholly-owned subsidiary of Ericsson, which contemplates agreements pursuant to which Orbitel will develop, manufacture and supply to the Company IS-661 and dual mode IS-661/PCS 1900 handsets in a mutually agreeable timetable upon OCI agreeing to a minimum purchase commitment to be determined when the parties have ascertained the resources necessary for the development and manufacture of such handsets.

  The non-binding letter of intent sets forth the terms for vendor financing to be provided by Ericsson to OCI or Omnipoint affiliates holding licenses purchased in the Entrepreneurs' Band auction. The $127.5 million vendor financing commitment is for (i) amounts paid to Ericsson under the infrastructure supply agreement, and (ii) amounts paid to Ericsson under the handset agreement so long as these latter amounts do not exceed 50% of the amounts paid to Ericsson for infrastructure equipment.

ENTREPRENEURS' BAND AUCTION

  The Company purchased Entrepreneurs' Band licenses for an aggregate of $509.1 million (net of the 25% small business discount). The Company will make its first payment of 5%, or $25.5 million utilizing the $40 million deposit with the FCC; the remaining $14.5 million of such deposit has been refunded to the Company. The Company has prepared its long-form application for licenses. At the time the licenses are awarded, the Company will pay an additional 5%, or $25.5 million. The remaining 90%, or $458.2 million, will be due in quarterly installments beginning in the year 2003 and continuing until 2006 and will bear interest until paid at the 10-year Treasury Bill rate on the date the licenses are awarded. The Company anticipates that these licenses will be issued by the end of August 1996, unless delayed by FCC proceedings or litigation. The Entrepreneurs' Band BTA licenses and any other licenses purchased by the Company in the future will be accounted for in accordance with the recently agreed upon industry practices. Accordingly, interest incurred for the licenses will be capitalized during the buildout phase and amortization of the license cost will begin with the commencement of service to customers.

 [Photographs of the Company's production base station and wireless local loop unit appear here.]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE THEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
Prospectus Summary........................................................    1
Risk Factors..............................................................    5
Use of Proceeds...........................................................   15
Price Range of Common Stock and Dividend Policy...........................   15
Dilution..................................................................   16
Capitalization............................................................   17
Selected Consolidated Financial Data......................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   24
Management................................................................   43
Certain Relationships and Related Transactions............................   51
Principal and Selling Stockholders........................................   52
Description of Capital Stock..............................................   57
Shares Eligible for Future Sale...........................................   59
Underwriting..............................................................   61
Legal Matters.............................................................   62
Experts...................................................................   62
Additional Information....................................................   62
Glossary of Terms.........................................................   63
Index to Consolidated Financial Statements................................  F-1

                                 ------------

  UNTIL           , 1996 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTIC-IPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               7,000,000 SHARES

                 [LOGO OF OMNIPOINT CORPORATION APPEARS HERE]

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------


                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                                ALLEN & COMPANY
                                 INCORPORATED

                             GOLDMAN, SACHS & CO.

                             MONTGOMERY SECURITIES

                             SALOMON BROTHERS INC


                                        , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee.


      Securities and Exchange Commission filing fee.................... $ 75,642
      National Association of Securities Dealers, Inc. filing fee......   22,437
      Nasdaq listing fee...............................................   17,500
      Transfer agent's and registrar's fees............................    2,000
      Printing expenses................................................  200,000
      Legal fees and expenses..........................................  200,000
      Accounting fees and expenses.....................................  125,000
      Blue Sky filing fees and expenses................................   20,000
      Miscellaneous expenses...........................................   37,421
                                                                        --------
          Total........................................................ $700,000
                                                                        ========

14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary.
Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

  At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

  The Underwriting Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its directors and officers, and by the Registrant of the Underwriters, for certain liabilities arising under the Securities Act of 1933, as amended (the "Act") or otherwise.

15. RECENT SALES OF UNREGISTERED SECURITIES

  A. During the past three years, the Registrant has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Act, relating to sales by an issuer not involving any public offering, or under Rule 701 under the Act. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Act.

  (1) In August 1993, the Company issued an aggregate of 1,500,000 shares of Series B Convertible Preferred Stock to an accredited investor (as such term is defined in Rule 501 of the Act). The purchase price was $10.00 per share, for an aggregate consideration of $15,000,000, paid in cash.

  (2) In January 1994, the Company sold 382,307 shares of Common Stock to an accredited investor (as such term in defined in Rule 501 of the Act) at a purchase price of $8.42 per share, paid by delivery of a promissory note for an aggregate consideration of approximately $3,217,500.

  (3) The Company sold 549 shares of OCI Common Stock, representing a 4.42% minority interest in OCI, in June 1994 to an accredited investor (as such term is defined in Rule 501 of the Act), for an aggregate purchase price of $3,193,600, pursuant to a letter agreement between the Company and the purchaser dated as of October 5, 1992.

  (4) In June 1994, the Company sold an aggregate of 1,125,000 shares of Common Stock to 5 accredited investors (as such term is defined in Rule 501 of the Act) in exchange for such purchasers' options to purchase shares of Common Stock of Omnipoint Communications Inc. pursuant to a certain option letter agreement between the Company and the purchasers dated July 15, 1992.

  (5) In March 1995, the Company issued to a sophisticated venture capital investor a warrant for the purchase of 50,000 shares of Common Stock at an exercise price of $0.004 per share, and a warrant for the purchase of 179,167 shares of Common Stock at an exercise price of $6.00 per share, in connection with a $10,000,000 line of credit facility made available by such investor.

  (6) In June and July 1995, the Company issued an aggregate of 1,866,338 shares of Series C Convertible Preferred Stock to 17 sophisticated venture capital investors. The aggregate amount of the consideration paid for the shares of Series C Convertible Preferred Stock was $27,995,070. One investor paid for its stock by converting debt of the Company owed to it of $10,000,005. The other Series C Convertible Preferred Stock investors paid cash for their stock.

  (7) From January 1995 through September 1995, the Company sold 8,700 shares of Common Stock to a consultant, at purchase prices ranging from $6.00 to $10.00 per share. The consultant paid for its stock by converting debt of the Company owed to it of approximately $58,540.

  (8) Between July 1990 and March 31, 1996, the Company issued an aggregate of 315,008 shares of Common Stock to various employees and consultants in the aggregate amount of $120,843 upon exercise of the purchase rights granted pursuant to the Company's 1990 Stock Option Plan and other stock option agreements.

  (9) From July 1990 through March 31, 1996, the Company granted to various employees and consultants stock options under the Company's 1990 Stock Option Plan and other stock option agreements for an aggregate of 4,958,483 shares of Common Stock which are exercisable at prices ranging from $0.004 to $27.00 per share, of which stock options for 315,008 shares have been exercised.

  (10) On November 22, 1995, the Company issued to two sophisticated institutional investors warrants to purchase an aggregate of 625,000 shares of Common Stock at an exercise price of $0.004 per share and two five year senior term notes in the aggregate principal amount of $25,000,000. On April 1, 1996, the Company issued to one sophisticated institutional investor upon exercise of one such warrant, 312,500 shares of Common Stock.

  (11) On November 29, 1995, the Company issued to four sophisticated institutional investors warrants to purchase an aggregate of 375,000 shares of Common Stock at an exercise price of $0.004 per share and a convertible subordinated note in the principal amount of $15,000,000. On January 31, 1996, such note was converted into 937,500 shares of Common Stock.

  (12) On April 1, 1996, the Company issued to a sophisticated institutional investor 312,500 shares of Common Stock upon exercise of a warrant, for an aggregate purchase price of $1,250.

  B. On December 18, 1995, in reliance upon the provisions of Regulation S under the Act, relating to sales by an issuer to a non-U.S. person, the Company issued to a sophisticated institutional investor warrants to purchase an aggregate of 250,000 shares of Common Stock at an exercise price of $0.004 per share and a convertible subordinated note in the principal amount of $10,000,000. The sale of securities were made without the use of an underwriter and the certificates evidencing the securities bear a restrictive legend permitting the transfer thereof only in compliance with Regulation S under the Act or registration of the underlying shares under the Act. On January 31, 1996, such note was converted into 625,000 shares of Common Stock.

16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

     1.1@   Form of Underwriting Agreement.
     3.1**  Amended and Restated Certificate of Incorporation of the
             Registrant.
     3.2*   Amended and Restated Bylaws of the Registrant.
     4.1*   Specimen stock certificate for shares of Common Stock of the
             Registrant.
     4.2    See Exhibit 3.1.
     5.1    Opinion of Piper & Marbury L.L.P. regarding legality of securities being registered.
    10.1*   Registrant's Amended and Restated 1990 Stock Option Plan.
    10.2*   Form of Incentive Stock Option Agreement under Registrant's 1990
             Stock Option Plan.
    10.3*   Form of Stock Option Agreement under Registrant's 1990 Stock Option
             Plan for non-qualified options.
    10.4*   Form of Stock Option Agreement outside scope of Registrant's 1990
             Stock Option Plan for non-qualified options.
    10.5*   Warrant Certificate, dated August 2, 1991, by and between the
             Registrant and Allen & Company Incorporated.
    10.6*   Warrant Certificate, dated August 2, 1991, by and between the
             Registrant and Allen & Company Incorporated.
    10.7*   Letter agreement, dated June 29, 1995, by and between the
             Registrant and Allen & Company Incorporated (relating to Exhibit
             10.6).
    10.8*   Common Stock Purchase Warrant issued March 10, 1995, granted to
             Madison Dearborn Capital Partners, L.P.
    10.9*   Common Stock Purchase Warrant issued March 10, 1995, granted to
             Madison Dearborn Capital Partners, L.P.
    10.10*  Proprietary Information, Development and Non-Compete Agreement,
             dated December 6, 1990, by and between the Registrant and Douglas
             G. Smith.
    10.11*  Employment Agreement, effective October 1, 1995, by and between the
             Registrant, Omnipoint Communications Inc. and George F. Schmitt.
    10.12*  Promissory Note, dated October 1, 1995, by George F. Schmitt.
    10.13*  Stock Restriction Agreement, dated October 1, 1995, by and between the Registrant and George F. Schmitt.
    10.14*  Employment Agreement, dated April 17, 1995, by and between the
             Registrant and Bradley E. Sparks.
    10.15*  Promissory Note, dated April 17, 1995, by Bradley E. Sparks.
    10.16*  Stock Restriction Agreement, dated April 17, 1995, by and between the Registrant and Bradley E. Sparks.
    10.17*  Employment Agreement, dated December 5, 1994, by and between the
             Registrant and Randall Meals.
    10.18*  Promissory Note, dated December 5, 1994, by Randall Meals.
    10.19*  Promissory Note, dated September 19, 1995, by Randall Meals.
    10.20*  Stock Restriction Agreement, dated December 5, 1995, by and between the Registrant and Randall Meals.
    10.21*  Employment Agreement, dated June 21, 1994, by and between Omnipoint
             Communications Inc. and Harry Plonskier.
    10.22*  Stock Restriction Agreement, dated July 5, 1994, by and between the
             Registrant and Harry Plonskier.
    10.23*  Employment Agreement, dated June 16, 1991, by and between the
             Registrant and Evelyn Goldfine.
    10.24*  Employment Agreement, dated April 15, 1994, by and between the
             Registrant and Robert Dixon.
    10.25   [Intentionally left blank]

    10.26*  Form of Employment Agreement by and between the Registrant and its employees.
    10.27*  Form of Non-Disclosure Agreement.
    10.28*  Form of Stock Restriction Agreement by and between the Registrant and certain stockholders.
    10.29*  Series A Convertible Preferred Stock Purchase Agreement, dated
             August 2, 1991, by and between the Registrant and Allen & Company
             Incorporated.
    10.30*  Series B Convertible Preferred Stock Purchase Agreement, dated
             August 9, 1993, by and among the Registrant and Madison Dearborn
             Capital Partners, L.P.
    10.31*  Amendment No. 1 to Series B Convertible Preferred Stock Purchase
             Agreement, dated June 29, 1995, by and between the Registrant and Madison Dearborn Capital Partners, L.P.
    10.32*  Series C Convertible Preferred Stock Purchase Agreement, dated June
             29, 1995, by and among the Registrant and the other parties named therein.
    10.33*  Stock Purchase Agreement, dated January 29, 1994, by and between the Registrant and Ameritech Development Corporation.
    10.34*  Stock Purchase Agreement, dated June 29, 1994, by and between the
             Registrant and Associated PCN Company.
    10.35*  Common Stock Purchase Agreement, dated June 1, 1994, by and between the Registrant and the parties named therein.
    10.36*  Amended and Restated Registration Rights Agreement, dated June 29,
             1995, by and among the Registrant and the parties named therein.
    10.37*  First Amended and Restated Voting Agreement, dated June 29, 1995, by and among the Registrant and the other parties named therein.
    10.38*  OEM Supply Agreement for Omnipoint PCS (Personal Communication
             Systems) Products, dated September 22, 1994, by and between the Registrant and Northern Telecom Inc.
    10.39*  Letter agreement dated December 9, 1994, by and between the
             Registrant and Northern Telecom Inc. (relating to Exhibit 10.38).
    10.40*  Manufacturing License and Escrow Agreement for Personal
             Communication Service Products, dated February 28, 1995, by and between the Registrant and Northern Telecom Inc.
    10.41*  Collaborative Development Agreement, dated March 1, 1995, by and between the Registrant and Northern Telecom Inc.
    10.42*  Reciprocal OEM Agreement Memorandum of Understanding, dated March
             30, 1995, by and between the Registrant and Northern Telecom Inc.
    10.43*  Supply Agreement, dated September 22, 1994, by and between
             Omnipoint Communications Inc. and Northern Telecom Inc.
    10.44*  Amendment No. 1 to Supply Agreement, dated July 21, 1995, by and between Omnipoint Communications Inc. and Northern Telecom Inc.
    10.45*  Loan Agreement, dated as of July 21, 1995, by and between Omnipoint
             Communications Inc. and Northern Telecom Inc.
    10.46   [Intentionally left blank]
    10.47*  Engineering Services Agreement, dated as of August 31, 1995, by and between the Registrant and JRC International Inc.
    10.48*  Memorandum of Understanding, dated April 21, 1995, by and between the Registrant and Pacific Bell Mobile Services.
    10.49*  Office Sublease Agreement by and between the Registrant and United
             Technologies Microelectronics Center, Inc., commencing August 1,
             1994 or upon earlier occupation by the Registrant.
    10.50* Amendment to Office Sublease Agreement, signed August 17, 1994, by and between the Registrant and United Technologies
             Microelectronics Center, Inc.
    10.51*  Office Building Lease for Courthouse Plaza Office Building, dated
             January 18, 1994, by and between the Registrant and Eastrich No.
             130 Corporation.
    10.52*  First Lease Amendment, dated January 20, 1995, by and between the
             Registrant and Eastrich No. 130 Corporation.

 10.53*     Pioneer's Preference License granted by the FCC to Omnipoint
             Communications Inc. on December 14, 1994.
 10.54*     Note and Warrant Purchase Agreement dated November 22, 1995, between the Registrant and the purchasers named therein.
 10.55*     Senior Note Due 2000 issued by the Registrant on November 22, 1995 to the holder identified therein.
 10.56*     Senior Note Due 2000 issued by the Registrant on November 22, 1995 to the holder identified therein.
 10.57*     Common Stock Warrant issued by the Registrant on November 22, 1995 to the holder identified therein.
 10.58*     Common Stock Warrant issued by the Registrant on November 22, 1995 to the holder identified therein.
 10.59*+    Credit Agreement, dated as of November 21, 1995, by and among OPCS
             Corp., Omnipoint PCS Entrepreneurs, Inc. and Bank of America
             National Trust and Savings Association.
 10.60*+    Memorandum of Understanding, dated November 22, 1995, by and between the Registrant and Ericsson Inc.
 10.60.1*   Letter Agreement, dated January 24, 1996, by and between the
             Registrant and between Ericsson Inc.
 10.61*+    Convertible Subordinated Note and Warrant Purchase Agreement, dated
             December 12, 1995, by and between the Registrant and Hansol Paper
             Co., Ltd.
 10.62*     Convertible Subordinated Note and Warrant Purchase Agreement, dated as of November 29, 1995, by and among the Registrant and the entities identified therein.
 10.63*     Letter of Intent, dated October 26, 1995, by and between the
             Registrant and BellSouth Personal Communications, Inc.
 10.64*     Waiver of Registration Rights and Confirmation of 180-Day Lockup,
             dated as of October 31, 1995, by and between the Registrant and
             Ameritech Development Corporation.
 10.65*     Registration Rights Agreement dated as of April 26, 1994, by and among the Registrant and the parties thereto.
 10.66*     Contract for Sale of Real Estate, dated August 30, 1995, by and between F&R Bari Realty, Ltd., Inc. and Omnipoint Communications
             Inc.
 10.67*     Lease Agreement, dated October 15, 1995, by and between the
             Registrant and Baetis Properties, Inc.
 10.68***++ Acquisition Agreement for Ericsson CMS 40 Personal Communications
             Systems (PCS) Infrastructure Equipment, dated as of April 16,
             1996, by and between Ericsson Inc. and Omnipoint Communications
             Inc.
 10.69***++ Acquisition Supply and License Agreement for Omnipoint Personal
             Communications Systems (PCS) Infrastructure Products, dated as of
             April 16, 1996, by and between Ericsson, Inc. and the Registrant.
 10.70***++ Agreement for Purchase and Sale of Ericsson Inc. Masko Terminal
             Units, dated as of April 16, 1996, by and between Ericsson, Inc.
             and Omnipoint Communications Inc.
 10.71***++ Memorandum of Understanding, dated April 2, 1996, by and between
             Orbitel Mobile Communications Inc. and the Registrant.
 10.72      Letter of Intent, dated November 20, 1995, by and between the
             Registrant and Western Wireless Corporation.
 10.73      Letter of Intent, dated February 26, 1996, by and between Omnipoint
             Communications Inc. and American Portable Telecom, Inc.
 10.74      Letter of Intent, dated March 22, 1996, by and between Omnipoint
             Communications Inc. and American Personal Communications.
 10.75      Letter of Intent, dated May 13, 1996, by and between the Registrant and InterCel, Inc.
 10.76      License Agreement, dated March 22, 1996, by and between the
             Registrant and Bender & Company, Inc.

 10.77      Second License Agreement, dated April 17, 1996, by and between
             Registrant and Bender & Company, Inc.
 10.78      Lease Agreement, dated March 1, 1996, by and between Omniset
             Corporation and Roots Stone Limited Partnership.
 11.1@      Statement of computation of loss per share.
 22.1*      Subsidiaries of the Registrant.
 24.1@      Consent of Coopers & Lybrand L.L.P.
 24.2       Consent of Piper & Marbury L.L.P. (to be included as part of
             Exhibit 5.1 hereto).
 25.1       Power of Attorney (included in signature pages).
 27@        Financial Data Schedule

- --------
    @ Filed herewith.
    * Incorporated herein by reference from the Company's Registration Statement on Form S-1, No. 33-98360.
   ** Incorporated herein by reference from Company's Annual Report on Form
      10-K for the fiscal year ended December 31, 1995.

  *** Incorporated by reference from the Company's Current Report on Form 8-
      K, filed May 3, 1996.

    + Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 of the Act, which application was granted by the Commission.

   ++ Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 24b-2 under the Exchange Act of 1934, filed May 3, 1996.
  (B) FINANCIAL STATEMENT SCHEDULES

   SCHEDULE DESCRIPTION
   -------- -----------
      I     Valuation and Qualifying Accounts


17. UNDERTAKINGS

  A. The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

 B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporate Law, the Certificate of Incorporation and the Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  C. (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, County of Arlington, Commonwealth of Virginia, on the 20th day of June, 1996.

                                          OMNIPOINT CORPORATION


                                          By: /s/ Douglas G. Smith
                                              ---------------------------------
                                              Douglas G. Smith
                                              President and Chief Executive
                                              Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
        /s/ Douglas G. Smith         President, Chief Executive      June 20, 1996
- ------------------------------------  Officer, Chairman of the
          Douglas G. Smith            Board and Director
                                      (Principal Executive
                                      Officer)


                 *                   Executive Vice President and    June 20, 1996
- ------------------------------------  Director, President of
         George F. Schmitt            Omnipoint Communications
                                      Inc.


       /s/ Bradley E. Sparks         Chief Financial Officer         June 20, 1996
- ------------------------------------  (Principal Financial and
         Bradley E. Sparks            Accounting Officer)


                 *                   Director and Vice Chairman      June 20, 1996
- ------------------------------------  of the Board
           James J. Ross

                 *                   Director                        June 20, 1996
- ------------------------------------
          Evelyn Goldfine

                 *                   Director                        June 20, 1996
- ------------------------------------
         Richard L. Fields

                 *                   Director                        June 20, 1996
- ------------------------------------
          Paul J. Finnegan

                 *                   Director                        June 20, 1996
- ------------------------------------
        James N. Perry, Jr.

                 *                   Director                        June 20, 1996
- ------------------------------------
            Arjun Gupta

     */s/ Edwin M. Martin, Jr.
- ------------------------------------
        Edwin M. Martin, Jr.
          Attorney-in-Fact

                       REPORT OF INDEPENDENT ACCOUNTANTS

  In connection with our audits of the consolidated financial statements of Omnipoint Corporation and its subsidiaries as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16(b) herein.

  In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included herein.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
March 15, 1996

                                                                      SCHEDULE I

                             OMNIPOINT CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                ADDITIONS
                                     BALANCE AT CHARGED TO DEDUCTIONS BALANCE AT
                                     BEGINNING  COSTS AND     FROM      END OF
                                     OF PERIOD   EXPENSES   RESERVES    PERIOD
                                     ---------- ---------- ---------- ----------
Period ended December 31, 1993:
 Reserve for doubtful accounts......   369,946     --           --     369,946
Period ended December 31, 1994:
 Reserve for doubtful accounts......   369,946     --       369,946        --
Period ended December 31, 1995:
 Reserve for doubtful accounts......       --      --           --         --

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                              DESCRIPTION                           PAGE
  -------                            -----------                           ----
     1.1@   Form of Underwriting Agreement.
     3.1**  Amended and Restated Certificate of Incorporation of the
             Registrant.
     3.2*   Amended and Restated Bylaws of the Registrant.
     4.1*   Specimen stock certificate for shares of Common Stock of the
             Registrant.
     4.2    See Exhibit 3.1.
     5.1    Opinion of Piper & Marbury L.L.P. regarding legality of
             securities being registered.
    10.1*   Registrant's Amended and Restated 1990 Stock Option Plan.
    10.2*   Form of Incentive Stock Option Agreement under Registrant's
             1990 Stock Option Plan.
    10.3*   Form of Stock Option Agreement under Registrant's 1990 Stock
             Option Plan for non-qualified options.
    10.4*   Form of Stock Option Agreement outside scope of Registrant's
             1990 Stock Option Plan for non-qualified options.
    10.5*   Warrant Certificate, dated August 2, 1991, by and between
             the Registrant and Allen & Company Incorporated.
    10.6*   Warrant Certificate, dated August 2, 1991, by and between
             the Registrant and Allen & Company Incorporated.
    10.7*   Letter agreement, dated June 29, 1995, by and between the
             Registrant and Allen & Company Incorporated (relating to
             Exhibit 10.6).
    10.8*   Common Stock Purchase Warrant issued March 10, 1995, granted to Madison Dearborn Capital Partners, L.P.
    10.9*   Common Stock Purchase Warrant issued March 10, 1995, granted to Madison Dearborn Capital Partners, L.P.
    10.10*  Proprietary Information, Development and Non-Compete
             Agreement, dated December 6, 1990, by and between the
             Registrant and Douglas G. Smith.
    10.11*  Employment Agreement, effective October 1, 1995, by and between the Registrant, Omnipoint Communications Inc. and
             George F. Schmitt.
    10.12*  Promissory Note, dated October 1, 1995, by George F.
             Schmitt.
    10.13*  Stock Restriction Agreement, dated October 1, 1995, by and between the Registrant and George F. Schmitt.
    10.14*  Employment Agreement, dated April 17, 1995, by and between the Registrant and Bradley E. Sparks.
    10.15*  Promissory Note, dated April 17, 1995, by Bradley E. Sparks.
    10.16*  Stock Restriction Agreement, dated April 17, 1995, by and between the Registrant and Bradley E. Sparks.
    10.17*  Employment Agreement, dated December 5, 1994, by and between the Registrant and Randall Meals.
    10.18*  Promissory Note, dated December 5, 1994, by Randall Meals.
    10.19*  Promissory Note, dated September 19, 1995, by Randall Meals.
    10.20*  Stock Restriction Agreement, dated December 5, 1995, by and between the Registrant and Randall Meals.
    10.21*  Employment Agreement, dated June 21, 1994, by and between
             Omnipoint Communications Inc. and Harry Plonskier.
    10.22*  Stock Restriction Agreement, dated July 5, 1994, by and between the Registrant and Harry Plonskier.
    10.23*  Employment Agreement, dated June 16, 1991, by and between the Registrant and Evelyn Goldfine.
    10.24*  Employment Agreement, dated April 15, 1994, by and between the Registrant and Robert Dixon.
    10.25   [Intentionally left blank]
    10.26*  Form of Employment Agreement by and between the Registrant and its employees.
    10.27*  Form of Non-Disclosure Agreement.

  EXHIBIT
    NO.                              DESCRIPTION                           PAGE
  -------                            -----------                           ----
    10.28*  Form of Stock Restriction Agreement by and between the
            Registrant and certain stockholders.
    10.29*  Series A Convertible Preferred Stock Purchase Agreement,
            dated August 2, 1991, by and between the Registrant and
            Allen & Company Incorporated.
    10.30*  Series B Convertible Preferred Stock Purchase Agreement,
            dated August 9, 1993, by and among the Registrant and
            Madison Dearborn Capital Partners, L.P.
    10.31*  Amendment No. 1 to Series B Convertible Preferred Stock
            Purchase Agreement, dated June 29, 1995, by and between the
            Registrant and Madison Dearborn Capital Partners, L.P.
    10.32*  Series C Convertible Preferred Stock Purchase Agreement,
            dated June 29, 1995, by and among the Registrant and the
            other parties named therein.
    10.33*  Stock Purchase Agreement, dated January 29, 1994, by and between the Registrant and Ameritech Development
            Corporation.
    10.34*  Stock Purchase Agreement, dated June 29, 1994, by and between the Registrant and Associated PCN Company.
    10.35*  Common Stock Purchase Agreement, dated June 1, 1994, by and between the Registrant and the parties named therein.
    10.36*  Amended and Restated Registration Rights Agreement, dated
            June 29, 1995, by and among the Registrant and the parties named therein.
    10.37*  First Amended and Restated Voting Agreement, dated June 29,
            1995, by and among the Registrant and the other parties
            named therein.
    10.38*  OEM Supply Agreement for Omnipoint PCS (Personal
            Communication Systems) Products, dated September 22, 1994, by and between the Registrant and Northern Telecom Inc.
    10.39*  Letter agreement dated December 9, 1994, by and between the
            Registrant and Northern Telecom Inc. (relating to Exhibit
            10.38).
    10.40*  Manufacturing License and Escrow Agreement for Personal
            Communication Service Products, dated February 28, 1995, by and between the Registrant and Northern Telecom Inc.
    10.41*  Collaborative Development Agreement, dated March 1, 1995, by and between the Registrant and Northern Telecom Inc.
    10.42*  Reciprocal OEM Agreement Memorandum of Understanding, dated
            March 30, 1995, by and between the Registrant and Northern
            Telecom Inc.
    10.43*  Supply Agreement, dated September 22, 1994, by and between
            Omnipoint Communications Inc. and Northern Telecom Inc.
    10.44*  Amendment No. 1 to Supply Agreement, dated July 21, 1995, by and between Omnipoint Communications Inc. and Northern
            Telecom Inc.
    10.45*  Loan Agreement, dated as of July 21, 1995, by and between
            Omnipoint Communications Inc. and Northern Telecom Inc.
    10.46   [Intentionally left blank]
    10.47*  Engineering Services Agreement, dated as of August 31, 1995, by and between the Registrant and JRC International Inc.
    10.48*  Memorandum of Understanding, dated April 21, 1995, by and between the Registrant and Pacific Bell Mobile Services.
    10.49*  Office Sublease Agreement by and between the Registrant and
            United Technologies Microelectronics Center, Inc.,
            commencing August 1, 1994 or upon earlier occupation by the
            Registrant.
    10.50*  Amendment to Office Sublease Agreement, signed August 17,
            1994, by and between the Registrant and United Technologies
            Microelectronics Center, Inc.
    10.51*  Office Building Lease for Courthouse Plaza Office Building,
            dated January 18, 1994, by and between the Registrant and
            Eastrich No. 130 Corporation.
    10.52*  First Lease Amendment, dated January 20, 1995, by and between the Registrant and Eastrich No. 130 Corporation.
    10.53*  Pioneer's Preference License granted by the FCC to Omnipoint
             Communications Inc. on December 14, 1994.

  EXHIBIT
    NO.                              DESCRIPTION                           PAGE
  -------                            -----------                           ----
 10.54*     Note and Warrant Purchase Agreement dated November 22, 1995, between the Registrant and the purchasers named therein.
 10.55*     Senior Note Due 2000 issued by the Registrant on November
             22, 1995 to the holder identified therein.
 10.56*     Senior Note Due 2000 issued by the Registrant on November
             22, 1995 to the holder identified therein.
 10.57*     Common Stock Warrant issued by the Registrant on November
             22, 1995 to the holder identified therein.
 10.58*     Common Stock Warrant issued by the Registrant on November
             22, 1995 to the holder identified therein.
 10.59*+    Credit Agreement, dated as of November 21, 1995, by and
             among OPCS Corp., Omnipoint PCS Entrepreneurs, Inc. and
             Bank of America National Trust and Savings Association.
 10.60*+    Memorandum of Understanding, dated November 22, 1995, by and between the Registrant and Ericsson Inc.
 10.60.1*   Letter Agreement, dated January 24, 1996, by and between the
             Registrant and between Ericsson Inc.
 10.61*+    Convertible Subordinated Note and Warrant Purchase
             Agreement, dated December 12, 1995, by and between the
             Registrant and Hansol Paper Co., Ltd.
 10.62*     Convertible Subordinated Note and Warrant Purchase
             Agreement, dated as of November 29, 1995, by and among the
             Registrant and the entities identified therein.
 10.63*     Letter of Intent, dated October 26, 1995, by and between the
             Registrant and BellSouth Personal Communications, Inc.
 10.64*     Waiver of Registration Rights and Confirmation of 180-Day
             Lockup, dated as of October 31, 1995, by and between the
             Registrant and Ameritech Development Corporation.
 10.65*     Registration Rights Agreement dated as of April 26, 1994, by and among the Registrant and the parties thereto.
 10.66*     Contract for Sale of Real Estate, dated August 30, 1995, by and between F&R Bari Realty, Ltd., Inc. and Omnipoint
             Communications Inc.
 10.67*     Lease Agreement, dated October 15, 1995, by and between the
             Registrant and Baetis Properties, Inc.
 10.68***++ Acquisition Agreement for Ericsson CMS 40 Personal
             Communications Systems (PCS) Infrastructure Equipment,
             dated as of April 16, 1996, by and between Ericsson Inc.
             and Omnipoint Communications Inc.
 10.69***++ Acquisition Supply and License Agreement for Omnipoint
             Personal Communications Systems (PCS) Infrastructure
             Products, dated as of April 16, 1996, by and between
             Ericsson, Inc. and the Registrant.
 10.70***++ Agreement for Purchase and Sale of Ericsson Inc. Masko
             Terminal Units, dated as of April 16, 1996, by and between
             Ericsson, Inc. and Omnipoint Communications Inc.
 10.71***++ Memorandum of Understanding, dated April 2, 1996, by and between Orbitel Mobile Communications Inc. and the
             Registrant.
 10.72      Letter of Intent, dated November 20, 1995, by and between
             the Registrant and Western Wireless Corporation.
 10.73      Letter of Intent, dated February 26, 1996, by and between
             Omnipoint Communications Inc. and American Portable
             Telecom, Inc.
 10.74      Letter of Intent, dated March 22, 1996, by and between the
             Omnipoint Communications Inc. and American Personal
             Communications.
 10.75      Letter of Intent, dated May 13, 1996, by and between the
             Registrant and InterCel, Inc.
 10.76      License Agreement, dated March 22, 1996, by and between the
             Registrant and Bender & Company, Inc.
 10.77      Second License Agreement, dated April 17, 1996, by and
             between Registrant and Bender & Company, Inc.

  EXHIBIT
    NO.                              DESCRIPTION                           PAGE
  -------                            -----------                           ----
 10.78      Lease Agreement, dated March 1, 1996, by and between Omniset
             Corporation and Roots Stone Limited Partnership.
 11.1@      Statement of computation of loss per share.
 22.1*      Subsidiaries of the Registrant.
 24.1@      Consent of Coopers & Lybrand L.L.P.
 24.2       Consent of Piper & Marbury L.L.P. (to be included as part of
             Exhibit 5.1 hereto).
 25.1       Power of Attorney (included in signature pages).
 27@        Financial Data Schedule

- --------
    @ Filed herewith.
    * Incorporated herein by reference from the Company's Registration Statement on Form S-1, No. 33-98360.
   ** Incorporated herein by reference from Company's Annual Report on Form
      10-K for the fiscal year ended December 31, 1995.

  *** Incorporated by reference from the Company's Current Report on Form 8-
      K, filed May 3, 1996.

    + Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 of the Act, which application was granted by the Commission.

   ++ Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 24b-2 under the Exchange Act of 1934, filed May 3, 1996.